Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

STOCK PURCHASE AGREEMENT

by and among

CLIMB Channel Solutions (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario, Canada

and

Interwork Technologies Inc., a Delaware corporation

and

Interwork Technologies Inc., a corporation incorporated under the laws of the Province of Ontario, Canada

and

Interwork Group, Inc., a corporation incorporated under the laws of the Province of Ontario, Canada and for purposes of Section 8.04

Firepower Equity Inc.

April 20, 2020

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ii

iii

SCHEDULES/EXHIBITS

SCHEDULES

Schedule 1.01(a)         US Working Capital and Canadian Working Capital

Schedule 1.01(b)         [***] Gross Profit and Companies Total Gross Profit

Schedule 1.01(c)         Company Accounting Principles

Schedule 1.01(d)         Pre-Closing Reorganization

Schedule 3.02(a)(iii)   Third Party Consents

Schedule 3.02(a)(iv)   Certain Company Associates

Seller Disclosure Schedules

Company Disclosure Schedules

Buyer Disclosure Schedules

EXHIBITS

Exhibit A         Key Employee Employment Agreement

Exhibit B         Form of Escrow Agreement

Exhibit C         Separation Agreements

Exhibit D         Form of Standstill Agreement

Exhibit E         Form of Restrictive Covenant Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 20, 2020 (the “Effective Date”), is entered into by and among (i) CLIMB Channel Solutions (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario (the “Buyer”), (ii) Interwork Technologies Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Canadian Company”), (iii) Interwork Technologies Inc., a Delaware corporation (the “US Company,” and together with the Canadian Company, the “Companies”, and each individually, a “Company”), (iv) Interwork Group Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Seller”), and (v) solely for the purposes of Section 8.04 of this Agreement, Firepower Equity Inc., a corporation incorporated under the laws of the Province of Ontario (“Firepower”).

R E C I T A L S

WHEREAS, prior to the Pre-Closing Reorganization, Seller owns all of the issued and outstanding shares of capital stock in the US Company (the “US Shares”) and the Canadian Company (the “Canadian Shares”);

WHEREAS, prior to the Closing, Seller and the Companies will effect the Pre-Closing Reorganization pursuant to which the US Company will become a wholly-owned Subsidiary of the Canadian Company;

WHEREAS, at the Closing and after the Pre-Closing Reorganization, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Canadian Shares (the “Purchased Shares”), upon the terms and subject to the conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the premises and mutual covenants hereinafter contained, the parties hereto intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.   Definitions.

Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified below and shall be equally applicable to both the singular and plural forms:

“Accounts Receivable” shall have the meaning set forth in Section 5.25 herein.

“Acquisition Proposal” means any agreement or understanding, with any Person other than Buyer regarding the issuance or transfer, directly or indirectly, of any of the Purchased Shares or any other Equity Securities in a Company or any material portion of a Company’s assets or business (including by way of license).

“Action” means any Proceeding, charge, claim, demand, Order or other claim giving rise to such claim.

“Affiliate” as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a limited partnership, means such power and authority with respect to the general partner thereof), whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement and shall include the Schedules, Schedule Updates, and all amendments made by written agreement between the parties.

“Anti-Spam Laws” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23) and all related regulations, guidance, orders and other requirements regarding the transmission of Commercial Electronic Messages.

“ASC 740” means Financial Accounting Standards Board Accounting Standards Codification Topic 740 (formerly known as “Financial Accounting Standards Board Interpretation No. 48” or “FIN 48”).

“ASPE” means accounting standards for private enterprises as used in Canada and as applied to the Canadian Company on a consistent basis throughout the periods covered thereby.

“Balance Sheet Date” means March 31, 2020.

“Balance Sheets” means the US Balance Sheet and the Canadian Balance Sheet.

“Bankruptcy and Equity Exceptions” shall have the meaning set forth in Section 4.02 herein.

“Board of Directors” means the board of directors as to a specified Person, or any other governing body for such Person.

“Business Day” means any weekday on which banks in the City of New York and the City of Toronto are open for business.  Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

“Buyer” shall have the meaning set forth in the Preamble of this Agreement.

“Buyer Closing Certificate” shall have the meaning set forth in Section 3.02(b)(vi) herein.

“Buyer Disclosure Schedules” shall have the meaning set forth in Article VI herein.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 6.01 (Organization and Good Standing), Section 6.02 (Execution and Effect of Agreement), and Section 6.05 (Brokers).

“Buyer Indemnified Person” shall have the meaning set forth in Section 7.01(a) herein.

“Canadian Balance Sheet” means the unaudited balance sheet of the Canadian Company at the Balance Sheet Date, as prepared in accordance with Company Accounting Principles.

“Canadian Closing Balance Sheet” shall have the meaning set forth in Section 2.04(a) herein.

“Canadian Closing Purchase Price” shall have the meaning set forth in Section 2.02(a)(ii) herein.

“Canadian Closing Working Capital” shall have the meaning set forth in Section 2.04(a) herein.

“Canadian Company” shall have the meaning set forth in the Preamble of this Agreement.

“Canadian Company Employee Benefit Plans” means any employee benefit plan, program, policy, practice, Contract, agreement or other arrangement providing for  compensation, change of control or transaction bonuses, incentive compensation, bonuses or commissions, pension, retirement compensation, retirement savings, retirement income, termination notice, termination pay, severance pay, profit sharing, deferred compensation, performance awards, stock or stock-related awards, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights or other equity incentive plans, programs, agreements or arrangements, welfare, fringe benefits, vacation, salary continuation, legal, health and other medical, dental, life, accident, disability, supplemental retirement or other employee benefits or remuneration of any kind, whether written, unwritten, formal or informal, or otherwise, funded or unfunded, registered or unregistered, insured or self-insured, whether covering one person or more than one person, including any other benefit plan, program, agreement or arrangement that is or has been maintained, contributed to, or required to be contributed to, or sponsored by Canadian Company for the benefit of, or relating to, any Company Associate or their respective dependents or beneficiaries or that otherwise provide coverage for any Company Associate or their respective dependents and beneficiaries, or with respect to which a Company has or may have any liability, contingent liability or obligation.

“Canadian Preliminary Purchase Price” shall have the meaning set forth in Section 2.02(b)(iii) herein.

“Canadian Shares” shall have the meaning set forth in the Preamble of this Agreement.

“Canadian Target Working Capital” means negative Two Million Eight Hundred Sixty-Two Thousand Dollars (- $2,862,000 CAD).

“Canadian Working Capital” shall have the meaning set forth on Schedule 1.01(a) attached hereto and incorporated by reference herein.  Schedule 1.01(a) shall be prepared in accordance with Company Accounting Principles.

“Canadian Working Capital Shortfall” shall have the meaning set forth in Section 2.04(c)(ii) herein.

“Canadian Working Capital Surplus” shall have the meaning set forth in Section 2.04(c)(ii) herein.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et. seq., as amended.

“Closing” shall have the meaning set forth in Section 3.01 herein.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.04(a) herein.

“Closing Date” shall have the meaning set forth in Section 3.01 herein.

“Closing Purchase Price Payment” shall have the meaning set forth in Section 2.02(b)(iii).

“Closing Statement” shall have the meaning set forth in Section 2.04(a) herein.

“Closing Statement Objection Notice” shall have the meaning set forth in Section 2.04(b) herein.

“COBRA” shall have the meaning set forth in Section 5.18(e) herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Total Gross Profit” shall have the meaning set forth on Schedule 1.01(b) attached hereto and incorporated by reference herein.  Schedule 1.01(b) shall be prepared in accordance with Company Accounting Principles.

“Company” and “Companies” shall have the meaning set forth in the Preamble of this Agreement.

“Company Accounting Principles” means ASPE, consistently applied and as modified by the adjustments set forth on Schedule 1.01(c), attached hereto and incorporated by reference herein.

“Company Associate” means any current employee, officer or manager of a Company.

“Company Associate Agreement” means each management, employment, severance, consulting, services, relocation, repatriation or expatriation agreement or other Contract between a Company and any Company Associate employed by Canadian Company or US Company, as applicable.

“Company Business” means the business of performing as a distributor of cyber security, information management and network solutions.

“Company Databases” shall have the meaning set forth in Section 5.08(h)(i) herein.

“Company Disclosure Schedules” shall have the meaning set forth in Article V herein.

“Company Employee Benefit Plans” means either US Company Employee Benefit Plans or Canadian Employee Benefit Plans, as applicable.

“Company Intellectual Property” means the Intellectual Property: (i) owned by a Company; and (ii) licensed by or to a Company in the operation of such Company’s business as presently conducted and currently proposed to be conducted.

“Company Intellectual Property Contract” means each Contract to which a Company is a party or by which it is bound relating to any Company Intellectual Property.

“Company Obligations” means any obligations for the payment of Indebtedness (together with any rights or obligations associated with such Indebtedness including any rights to convert or exchange such Indebtedness for securities or other property other than normal trade payables of a Company that were incurred in the ordinary course of business and reflected in the Financial Statements).

“Company Product” means any product or service currently designed, developed, manufactured, marketed, distributed, provided, licensed to third parties, or sold at any time by a Company.

“Company Software” means: (a) any and all Software products (currently or at any other time prior to the Effective Date) marketed, distributed, provided, licensed to third parties, or sold by a Company or currently under development by a Company; (b) all prior versions and derivations thereof (including any and all related modifications, error corrections, partial or incomplete releases, updates and derivative works thereof); and (c) all other Software included in Company Intellectual Property.

“Competing Business” means any business competing directly or indirectly with the Company Business, or that is in any way a distributor of (i) cyber-security, (ii) information management and (iii) network solutions, similar in nature to the Companies’ existing product lines and any Company Product, to IT resellers.

“Contract” means any written or oral contract, note, bond, mortgage, indenture, lease, license, or other legally binding agreement, instrument, commitment, guarantee, executory commitment, understanding or obligation.

“Deductible” shall have the meaning set forth in Section 7.06(a) herein.

“DOL” means the U.S. Department of Labor.

“Earn-Out Amount” shall mean One Million One Hundred Thousand Canadian Dollars ($1,100,000 CAD).

“Earn-Out Calculation Objection Notice” shall have the meaning set forth in Section 2.05(b).

“Earn-Out Calculation Statement” shall have the meaning set forth in Section 2.05(b) herein.

“Earn-Out Period” shall mean the period beginning on the Closing Date and ending on the twelve month anniversary of the Closing Date.

“Earn-Out Review Period” shall have the meaning set forth in Section 2.05(b) herein.

“Effect” shall have the meaning set forth in the definition of Material Adverse Effect in this Section 1.01.

“Effective Date” shall have the meaning set forth in the Preamble of this Agreement.

“Encumbrances” means any lien, security interest, mortgage, pledge, hypothecation, charge, preemptive right, voting trust, imposition, covenant, condition, right of first refusal, easement or conditional sale or other title retention agreement or other restriction.

“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.

“Environmental Laws” means any Laws relating to the protection of the Environment, the regulation of chemical substances or products, health and safety and the transportation of dangerous goods.

“Equity Securities” means: (a) in the case of a corporation, any and all shares of capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited); (d) in each case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (e) in each case, any option or other right to acquire, or securities or Indebtedness convertible into or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means and refers to any trade or business, whether or not incorporated, under common control of the US Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA, or the regulations under the foregoing.

“ESA” means the Employee Standards Act, 2000, S.O. 2000, c. 41, and the Regulations thereunder, as may be amended from time to time or replaced.

“Escrow Agent” shall mean Shorecrest Group Ltd.

“Escrow Agreement” shall have the meaning set forth in Section 2.06 herein.

“Escrow Amount” shall have the meaning set forth in Section 2.02(a)(iii) herein.

“ETA” means Part IX of the Excise Tax Act (Canada).

“Excluded Items” shall have the meaning set forth in Section 7.06(a) herein.

“Financial Statements” means the (i) reviewed, unaudited balance sheets of the Canadian Company for the 2017 Fiscal Period ended November 30, 2017, the 2018 Fiscal Period ended March 31, 2018 and the 2019 Fiscal Period ended March 31, 2019; (ii) unaudited balance sheets of the US Company for the 2017 Fiscal Period ended November 30, 2017; (iii) reviewed, unaudited balance sheets of the US Company for the 2018 Fiscal Period ended March 31, 2018 and the 2019 Fiscal Period ended March 31, 2019; (iv) the related unaudited statements of operations and notes thereto for the years then ended; and (v) the Interim Financial Statements, each as have been prepared in accordance with Company Accounting Principles.

“Firepower” shall have the meaning set forth in the Recitals.

“Fiscal Period” means, (a) prior to December 1, 2017, the twelve-month period ending on November 30 of each calendar year, (b) for the period beginning on December 1, 2017, the four-month period ending on March 31, 2018, and (c) on and after April 1, 2018, the twelve-month period ending on March 31 of each calendar year.

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Fundamental Representations” means the representations and warranties of Seller contained in Section 4.01 (Organization and Good Standing), Section 4.02 (Execution and Effect of Agreement), Section 4.03(a), (c), (d)(i), and (e)(i) (No Violation), Section 4.04(a) (Title; Agreements), Section 5.01(a), (b), (c), and (f) (Organization and Good Standing), Section 5.02 (Capitalization), Section 5.03 (Execution and Effect of Agreement), Section 5.14(a), (b)(i), (c) and (e) (No Conflicts), and Section 5.28 (Brokers).

“General Survival Date” shall have the meaning set forth in Section 7.04 herein.

“Governmental Authority” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national.

“Hazardous Materials” means any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Laws and any other substance, material or waste (regardless of physical form or concentration) which is hazardous or toxic to living things or the Environment, but excluding any amounts of such pollutant, contaminant, substance, material or waste common in commercial office settings similar to those of a Company.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not more than three months past due); (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (g) any indebtedness secured by an Encumbrance on a Person’s assets; and (h) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (a) through (g) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations.

“Indemnification Amount” shall have the meaning set forth in Section 7.03(e) herein.

“Indemnification Matter” shall have the meaning set forth in Section 7.03(e) herein.

“Indemnified Person” shall have the meaning set forth in Section 7.03(a) herein.

“Indemnifying Person” shall have the meaning set forth in Section 7.03(a) herein.

“Independent Accounting Firm” means a nationally recognized (in the United States and/or  Canada) certified public accounting firm(s) reasonably acceptable to Seller and Buyer.

“Intellectual Property” means all intellectual property rights owned or licensed, including: (a) inventions, designs, business process(es), algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (b) trademarks, trade names and service marks, trade dress, logos, internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (c) copyrights (whether or not registered) and all registrations and applications for registration thereof, as well as rights to renew copyrights; (d) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including technical information, marketing plans, research, designs, data, databases, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (e) internet domain names and social media account or user names, all associated web addresses, URLs, websites and web pages, social medial sites and pages, and all content and data thereon or relating thereto; (f) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages, royalties and profits due or accrued in or relating to any of the foregoing; and (g) any and all other intangible proprietary property, information and materials.

“Interim Financial Statements” means the Balance Sheets and the related unaudited statements of operations for each Company for the 12-month period ended the Balance Sheet Date, as prepared in accordance with Company Accounting Principles.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by a Company at any time and used in the Company Business (irrespective of where such equipment and infrastructure are located, whether on the premises of a Company or at a facility owned or operated by a third party service provider).

“ITA” means the Income Tax Act (Canada).

“Key Employee Employment Agreement” means the employment letter agreement executed by the Key Employee and delivered to Canadian Company and as attached hereto as Exhibit A.

“Key Employee” means Joe Graci.

“Laws” means all laws, statutes, ordinances, regulations, codes, Orders, or other requirements or rules of law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority, as amended, modified, codified, replaced, or reenacted, on whole or in part, including rules, regulations and manual guidance promulgated thereunder.

“Lease” shall have the meaning set forth in Section 5.10(b) herein.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with ASPE, as applicable, and regardless of whether such debt, obligation, duty or liability is immediately due and payable, or arising or asserted after the Closing.

“Loss” shall have the meaning set forth in Section 7.01(a) herein.

“Major Customers” shall have the meaning set forth in Section 5.24(a) herein.

“Major Suppliers” shall have the meaning set forth in Section 5.24(b) herein.

“Management Agreements” means, collectively, (i) the Advisory and Management Services Agreement, dated July 1, 2019, by and between Firepower and Canadian Company, (ii) Advisory and Management Services Agreement, dated April 1, 2019, by and between East Bay Ventures and Canadian Company, and (iii) Advisory and Management Services Agreement, dated April 1, 2019, by and between Baobab Financial Limited and Canadian Company.

“Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or with respect to a Company, taken together with all other Effects is, or would be reasonably expected to be materially adverse to the business, financial condition, prospects, properties or results of operations of such Company; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, this definition shall exclude any Effect to the extent arising out of, attributable to, or resulting from:  (a) changes in conditions generally affecting the industries in which such Company conducts its business (unless such changes affect such Company in a materially disproportionate manner compared to other companies in such Company’s industry); (b) changes in general economic, political or financial market conditions (unless such changes affect such Company in a materially disproportionate manner compared to other companies in such Company’s industry); and (c) any outbreak or escalation of hostilities (including any declaration of war by the U.S. Congress) or acts of terrorism; and (d) changes in conditions resulting from the COVID-19 pandemic (unless such changes affect such Company in a materially disproportionate manner compared to other companies in such Company’s industry).

“Material Agreement” shall have the meaning set forth in Section 5.12(a) herein.

“Names” means “Interwork” or “Interwork Technologies”.

“Non-Indemnified Taxes” means any Taxes incurred by the Canadian Company, resulting from the designation made pursuant to paragraph 111(4)(e) of the ITA or any adjustments made thereto.

“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable law.

“Organizational Documents” shall have the meaning set forth in Section 5.01(f) herein.

“Outside Termination Date” means the date which is 30 days after the Effective Date.

“Parent” means Wayside Technology Group, Inc., a Delaware corporation.

“Permits” means any approval, consent, license, permit, registration, order, certification, certificate of authority, notice, waiver or other authorization issued, granted, given, required or otherwise made available by or under the authority of any Governmental Authority.

“Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number, or any other piece of information that directly or indirectly allows the identification of a natural person or is factual or subjective information, about an identifiable individual.

“Post-Closing Tax Period” means: (a) the portion of a Straddle Period beginning on the day after the Closing Date; and (b) any taxable period (or portion thereof) beginning on or after the Closing Date.

“Pre-Closing Period Returns” shall have the meaning set forth in Section 8.08(b) herein.

“Pre-Closing Reorganization” means the pre-closing reorganization relating to Canadian Company, US Company and Seller, including the transfer of shares of US Company to Canadian Company, various increases in stated capital and certain pre-closing in-kind and deemed dividends, all as more particularly set forth on Schedule 1.01(d).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.02(b)(i) herein.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator, mediator, or self-regulatory body.

“Purchased Shares” shall have the meaning set forth in the Recitals.

“Purchase Price” shall have the meaning set forth in Section 2.02(a)(iv) herein.

“RBC Credit Facility” means that certain revolving loan facility made available to the Companies by Royal Bank of Canada.

“Registered Intellectual Property” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority or authorized private registrar, including all patents, registered copyrights, registered mask works, registered trademarks, and domain names, and all applications for any of the foregoing.

“Related Party” means: (1) each individual who is, or who has at any time been, a manager or officer of a Company; (2) each member of the immediate family of each of the individuals referred to in clause “(1)” above; and (3) any trust or other Person (other than a Company) in which any one of the individuals referred to in clauses “(1)” and “(2)”  above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a voting, proprietary or equity interest.

“Released Claims” shall have the meaning set forth in Section 11.13 herein.

“Released Parties” shall have the meaning set forth in Section 11.13 herein.

“Releasors” shall have the meaning set forth in Section 11.13 herein.

“Representative” as to a specified Person means any officer, director, manager, principal, employee, attorney, accountant, consultant, lender, or other representative of the Person specified.

“Restricted Area” means anywhere in Canada or the United States of America.

“Restricted Party” and “Restricted Parties” shall have the meaning set forth in Section 8.04 herein.

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 3.02(a)(xv) herein.

“Schedule Update” shall have the meaning set forth in Section 8.03 herein.

“Security Breach” shall have the meaning set forth in Section 5.08(h)(vii) herein.

“Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Seller Closing Certificate” shall have the meaning set forth in Section 3.02(a)(xi) herein.

“Seller Disclosure Schedules” shall have the meaning set forth in Article IV herein.

“Seller Indemnified Person” shall have the meaning set forth in Section 7.02 herein.

“Seller Payment” shall have the meaning set forth in Section 7.05(a) herein.

“Seller’s Knowledge” means, with respect to Seller and each Company, the actual knowledge of each of, Anthony Lipschitz, Jared Kalish and Joe Graci, together with the knowledge that such person could have obtained after due and reasonable inquiry.

“Separation Agreements” means the termination letters and release agreements executed by the Canadian Company and those individuals set forth on Schedule 3.02(a)(iv) and as attached hereto at Exhibit C.

“Software” means: (a) any and all software or computer programs (including sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result); and (b) all associated data, databases, data structures and compilations of data, regardless of their form or embodiment.  The term “Software” shall include all versions of any and all such software or computer programs (including software programs, objects, modules, routines, algorithms and code), all screen displays and designs of all software or computer programs, all programming scripts, all files and documents written in a mark-up language, all descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and all related specifications and documentation.  Unless otherwise specified, the term “Software” shall refer to such software or computer programs in each and every applicable tangible form, including source code, object code, interpreted and executable forms.

“Standstill Agreement” shall have the meaning set forth in Section 3.02(a)(vi) herein.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Straddle Period Returns” shall have the meaning set forth in Section 8.08(c) herein.

“Subsidiary” means each corporation, partnership or other entity, fifty percent (50%) or more of the outstanding voting shares of which or other voting interests or equity interests in the case of a partnership or other entity are owned or controlled directly by a Company.

“Tax” or “Taxes” means any and all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, imposed by any federal, state, provincial, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, unemployment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, capital gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any Liability under unclaimed property, escheat, or similar Laws), in each case, whether disputed or not; (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a), or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) Liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract, assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of Law (including pursuant to Treasury Regulations Section1.1502-6 or otherwise).

“Tax Contest” shall have the meaning set forth in Section 8.08(g) herein.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements filed or required to be filed in respect of any Taxes, including any additional or supporting material or election forms and any amendments thereof or supplements thereto.

“Taxing Authority” means any Governmental Authority, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Third Party Claim” shall have the meaning set forth in Section 7.03(b) herein.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Standstill Agreement, the Key Employee Employment Agreement, the Seller Closing Certificate, the Buyer Closing Certificate and each of the other documents, instruments and certificates to be delivered at the Closing pursuant to the terms of this Agreement.

“Transaction Expenses” shall have the meaning set forth in Section 8.07 herein.

“Treasury Regulations” means the federal Tax regulations promulgated under the Code, and including corresponding provisions of succeeding regulations.

“[***] Agreement” means the Distribution Agreement, dated [***], by and between Interwork Technologies, Inc. an Ontario corporation and [***], as amended, restated, modified and supplemented from time to time.

“[***] Gross Profit” shall have the meaning set forth on Schedule 1.01(b) attached hereto and incorporated by reference herein.  Schedule 1.01(b) shall be prepared in accordance with Company Accounting Principles.

“US Balance Sheet” means the unaudited balance sheet of US Company at the Balance Sheet Date, as prepared in accordance with Company Accounting Principles.

“US Closing Balance Sheet” shall have the meaning set forth in Section 2.04(a) herein.

“US Closing Purchase Price” shall have the meaning set forth in Section 2.02(a)(i) herein.

“US Closing Working Capital” shall have the meaning set forth in Section 2.04(a) herein.

“US Company” shall have the meaning set forth in the Preamble of this Agreement.

“US Company Employee Benefit Plans” means any plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, change of control or transaction bonuses, incentive bonuses or commissions, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by US Company or any ERISA Affiliate, or with respect to which US Company or any ERISA Affiliate has or may have any liability or obligation.

“US Preliminary Purchase Price” shall have the meaning set forth in Section 2.02(b)(ii) herein.

“US Shares” shall have the meaning set forth in the Preamble of this Agreement.

“US Target Working Capital” means negative One Million Two Hundred Fifty Two Thousand Canadian Dollars (- $1,252,000 CAD), or negative Eight Hundred Eighty Seven Thousand Seven Hundred and Two U.S. Dollar (- $887,702 USD) equivalent.

“US Working Capital” shall have the meaning set forth on Schedule 1.01(a) attached hereto and incorporated by reference herein.  Schedule 1.01(a) shall be prepared in accordance with Company Accounting Principles.

“US Working Capital Shortfall” shall have the meaning set forth in Section 2.04(c)(i) herein.

“US Working Capital Surplus” shall have the meaning set forth in Section 2.04(c)(i) herein.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any state equivalent thereof.

ARTICLE II

CONSIDERATION

Section 2.01.   Sale of Purchased Shares.

(a)        Upon the terms and conditions hereinafter set forth, Seller hereby agrees to sell, assign, transfer and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase and accept from Seller at the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Purchased Shares.  The Purchased Shares shall be conveyed by Seller free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable federal and state securities laws).

(b)        At the Closing, Seller will execute and deliver to Buyer, stock powers or other instruments of transfer evidencing the transfer of the Purchased Shares as set forth on Schedule 5.02(a).

Section 2.02.   Purchase Price; Preliminary Closing Statement; Payments.

(a)        Purchase Price.  The consideration for the purchase and sale of Purchased Shares shall be:

(i)         for the US Company, Two Million Canadian Dollars ($2,000,000 CAD) (the “US Closing Purchase Price”), subject to increase or decrease pursuant to Section 2.02(b) and Section 2.04;

(ii)        for the Canadian Company, Three Million Canadian Dollars ($3,000,000 CAD) (the “Canadian Closing Purchase Price”), subject to increase or decrease pursuant to Section 2.02(b) and Section 2.04;

(iii)       Seven Hundred Fifty Thousand Canadian Dollars ($750,000 CAD) (the “Escrow Amount”), will be held in escrow by the Escrow Agent at Closing and released, if at all, pursuant to the Escrow Agreement; and

(iv)       the Earn-Out Amount, if any, to which Seller may become entitled pursuant to Section 2.05 (together with the US Closing Purchase Price, Canadian Closing Purchase Price, and the Escrow Amount the “Purchase Price”).

(b)        Preliminary Closing Statement.

(i)         At least five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a preliminary closing statement setting forth the good faith estimates of Seller of the US Working Capital (the “Preliminary US Working Capital”), the Canadian Working Capital (the “Preliminary Canadian Working Capital”), and Transaction Expenses as of the Closing Date (the “Preliminary Closing Statement”).  The Preliminary Closing Statement shall be prepared in a manner consistent with Company Accounting Principles.

(ii)        The portion of the US Closing Purchase Price to be paid at the Closing (the “US Preliminary Purchase Price”) shall equal (i) the US Closing Purchase Price, minus (ii) the excess (if any) of the US Target Working Capital over the Preliminary US Working Capital, plus (iii) the excess (if any) of the Preliminary US Working Capital over the US Target Working Capital.

(iii)      The portion of the Canadian Closing Purchase Price to be paid at the Closing (the “Canadian Preliminary Purchase Price,” and together with the US Preliminary Purchase Price, less the Escrow Amount to be withheld, the “Closing Purchase Price Payment”) shall equal (i) the Canadian Closing Purchase Price, minus the aggregate of (ii) the excess (if any) of the Canadian Target Working Capital over the Preliminary Canadian Working Capital, and (iii) the Non-Indemnified Taxes, plus (iv) the excess (if any) of the Preliminary Canadian Working Capital over the Canadian Target Working Capital.

(c)        Closing Purchase Price Payment.  The Closing Purchase Price Payment shall be paid by Buyer to Seller in accordance with written instructions delivered by Seller to Buyer prior to the Closing Date.

Section 2.03.   Transfer Taxes.

Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, stamp, sales, use, registration and all other similar Taxes, fees and duties (including any penalties, interest and additions to Tax), if any, incurred in connection with the sale and transfer of the Purchased Shares will be borne and paid by Buyer.  Buyer shall prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable Law, the Seller shall join in the execution of any such Tax Returns and other documentation.  Seller and Buyer shall cooperate with each other and use their commercially reasonable efforts to minimize the amount of such Transfer Taxes.

Section 2.04.   Working Capital Adjustment.

(a)  As soon as practicable (and in any event within 60 days following the Closing Date), Buyer shall prepare and deliver to Seller a “Closing Statement” consisting of: (i) an unaudited balance sheet of each of the US Company (the “US Closing Balance Sheet”) and the Canadian Company (the “Canadian Closing Balance Sheet”, and together with the US Closing Balance Sheet, the “Closing Balance Sheet”) as of the close of business on the Closing Date; (ii) the US Working Capital based on the US Closing Balance Sheet (the “US Closing Working Capital”); (iii) the Canadian Working Capital based on the Canadian Closing Balance Sheet (the “Canadian Closing Working Capital”); and (iv) the resulting US Working Capital Surplus or US Working Capital Shortfall and Canadian Working Capital Surplus or Canadian Working Capital Shortfall, together with all work papers and all supporting calculations relating thereto. The Closing Statement shall be prepared in a manner consistent with Company Accounting Principles.

(b)  The Closing Balance Sheet, together with the US Closing Working Capital and Canadian Closing Working Capital, as set forth in the Closing Statement, shall be prepared in accordance with Company Accounting Principles and shall be final, binding and conclusive on the parties hereto unless Seller provides written notice of any objections thereto to Buyer within 30 days after Seller’s receipt of the Closing Statement.  The objection notice must set forth the amounts in dispute and the basis for such dispute and Seller’s calculation of the disputed portion of the Closing Statement (a “Closing Statement Objection Notice”).  If Buyer and Seller reconcile all of the disputes set forth in the Closing Statement Objection Notice, the US Closing Working Capital and/or the Canadian Closing Working Capital shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If Buyer and Seller are unable to resolve any dispute set forth in the Closing Statement Objection Notice within 30 days after Buyer’s receipt of such notice of dispute, then Seller and Buyer agree to attempt to resolve any dispute through their respective accountants (which may be the internal auditors and/or employees of Buyer or may be external accountants representing either Seller or Buyer).  If the accountants for Buyer and the accountants for Seller are unable to resolve the issues in dispute within a further 30 days following referral of the dispute to them, then Buyer and Seller will have 15 days to engage the Independent Accounting Firm to render a binding opinion resolving the issues in dispute, acting as an arbitrator.  Buyer and Seller will use their commercially reasonable efforts to cause the Independent Accounting Firm to render and give its opinion no later than 30 days from appointment of the Independent Accounting Firm.  In connection with the resolution of any dispute, the Independent Accounting Firm shall be given access to all documents, records, work papers, facilities and personnel of Seller, the US Company, the Canadian Company, and the Buyer as it requests and as is reasonably necessary to perform its function as arbitrator.  Absent manifest error, the resolution by the Independent Accounting Firm shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. Any expense of the accountants for Buyer will be borne exclusively by Buyer and any expense of the accountants for Seller will be borne exclusively by Seller.  Any expense of the Independent Accounting Firm shall be allocated between Buyer and Seller so that the amount of fees, costs and expenses paid by Seller (with the remainder of such amount being paid by Buyer) shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees, costs and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute.  The Closing Balance Sheet, the US Closing Working Capital and the Canadian Closing Working Capital, as each may be revised to reflect the resolution of any and all disputes by the parties hereto or the determination by the Independent Accounting Firm, shall be deemed the final “Closing Balance Sheet” and the final “US Closing Working Capital” and the final “Canadian Closing Working Capital” respectively.

(c)  Upon final determination of the Closing Balance Sheet, the US Closing Working Capital, and the Canadian Closing Working Capital respectively, pursuant to Section 2.04(b):

(i)         (A) the US Preliminary Purchase Price shall be increased, on a dollar for dollar basis, to the extent that the US Closing Working Capital is greater than the Preliminary US Working Capital, and the amount of such increase shall be referred to herein as the “US Working Capital Surplus” or (B) the US Preliminary Purchase Price shall be decreased, on a dollar for dollar basis, to the extent that the US Closing Working Capital is less than the Preliminary US Working Capital, and the amount of such decrease shall be expressed as a positive number and referred to herein as the “US Working Capital Shortfall”;

(ii)        (A) the Canadian Preliminary Purchase Price shall be increased, on a dollar for dollar basis, to the extent that the Canadian Closing Working Capital is greater than the Preliminary Canadian Working Capital, and the amount of such increase shall be referred to herein as the “Canadian Working Capital Surplus” or (B) the Canadian Preliminary Purchase Price shall be decreased, on a dollar for dollar basis, to the extent that the Canadian Closing Working Capital is less than the Preliminary Canadian Working Capital, and the amount of such decrease shall be expressed as a positive number and referred to herein as the “Canadian Working Capital Shortfall”;

(d)  The US Working Capital Surplus and the Canadian Working Capital Surplus, if any, shall be paid in the aggregate by Buyer to Seller within 5 Business Days after the US Closing Working Capital and Canadian Working Capital becomes final and binding on the parties hereto pursuant to Section 2.04(b), by wire transfer of immediately available funds to the banks and accounts designated by Seller.

(e)  Neither the US Working Capital Shortfall nor the Canadian Working Capital Shortfall, if any, shall be subject to the Deductible and shall be due and payable by Seller to Buyer on a first dollar basis. Seller shall cause a payment to be made to Buyer by wire transfer or delivery of other immediately available funds to an account designated by Buyer, within 5 Business Days after the US Closing Working Capital and Canadian Working Capital becomes final and binding on the parties hereto pursuant to Section 2.04(b).  Buyer shall be entitled, at its election, to satisfy any aggregate deficit of US Working Capital Shortfall and/or Canadian Working Capital Shortfall owed by Seller out of the Escrow Amount pursuant to the Escrow Agreement and upon such election by Buyer, Seller agrees to promptly take any and all actions required by it to cause the disbursement of such amounts from the Escrow Amount, including providing any notice or direction to the Escrow Agent as required under the Escrow Agreement to pay the amount of the aggregate deficit of US Working Capital Shortfall and/or Canadian Working Capital Shortfall.

(f)  For the purposes of determining the US Closing Working Capital and the Preliminary US Working Capital, the parties agree that amounts calculated in the currency of the United States shall be converted into Canadian dollars at the rate of $1.41 Canadian Dollars for each US Dollar.

Section 2.05.   Earn-Out.

Subject to the consummation of the transactions contemplated by this Agreement, as additional consideration for the sale, assignment, transfer and delivery of the Purchased Shares to Buyer, Buyer shall pay the Earn-Out Amount, if any, in accordance with this Section 2.05.

(a)        If, at all times during and at the end of the Earn-Out Period, the [***] Agreement was and is in effect and either (i) the [***] Gross Profit exceeds One Million Seven Hundred Thousand Canadian Dollars ($1,700,000 CAD) or (ii) Companies Total Gross Profit exceeds Three Million Nine Hundred Thousand Canadian Dollars ($3,900,000 CAD), then Buyer shall pay the Earn-Out Amount to Seller by wire transfer of immediately available funds to the bank and account set forth on Appendix B (or otherwise designated in writing by Seller) within 10 days after the final determination of either [***] Gross Profit or Companies Total Gross Profit exceeding the amounts set forth above in this Section 2.05(a).

(b)        If the [***] Agreement was in effect at all times during, and is in effect at the end of the Earn-Out Period, on or before the date which is 15 months after the Closing Date, Buyer shall deliver to Seller a written statement setting forth in reasonable detail its determination of the [***] Gross Profit and the Companies Total Gross Profit (the “Earn-Out Calculation Statement”).  Seller shall have 10 Business Days after receipt of the Earn-Out Calculation Statement (the “Earn-Out Review Period”) to review the Earn-Out Calculation Statement.  Prior to the expiration of the Earn-Out Review Period, Seller may object to the Earn-Out Calculation Statement by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the Earn-Out Calculation Statement disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If Buyer and Seller reconcile all of the disputes set forth in the Earn-Out Calculation Objection Notice, the Earn-Out Calculation Statement shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If Buyer and Seller are unable to resolve any dispute set forth in the Earn-Out Calculation Objection Notice within 30 days after Buyer’s receipt of such notice of dispute, then Seller and Buyer agree to attempt to resolve any dispute through their respective accountants (which may be the internal auditors and/or employees of Buyer or may be external accountants representing either Seller or Buyer).  If the accountants for Buyer and the accountants for Seller are unable to resolve the issues in dispute within a further 30 days following referral of the dispute to them, then Buyer and Seller will have 15 days to engage the Independent Accounting Firm to render a binding opinion resolving the issues in dispute, acting as an arbitrator.  Buyer and Seller will use their commercially reasonable efforts to cause the Independent Accounting Firm to render and give its opinion no later than 30 days from appointment of the Independent Accounting Firm.  In connection with the resolution of any dispute, the Independent Accounting Firm shall be given access to all documents, records, work papers, facilities and personnel of Seller, the US Company, the Canadian Company, and Buyer as it requests and as is reasonably necessary to perform its function as arbitrator.  Absent manifest error, the resolution by the Independent Accounting Firm shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. Any expense of the accountants for Buyer will be borne exclusively by Buyer and any expense of the accountants for Seller will be borne exclusively by Seller.  Any expense of the Independent Accounting Firm shall be allocated between Buyer and Seller so that the amount of fees, costs and expenses paid by Seller (with the remainder of such amount being paid by Buyer) shall be equal to the product of (A) and (B), where (A) is the aggregate amount of such fees, costs and expenses, and where (B) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute.  The Earn-Out Calculation Statement, as revised to reflect the resolution of any and all disputes by the parties hereto or the determination by the Independent Accounting Firm, shall be deemed the final determination of [***] Gross Profit and Companies Total Gross Profit for purposes of determined whether the Earn-Out Amount is due and owing to Seller.

(c)        Buyer covenants to Seller that, during the Earn-Out Period, Buyer shall, and shall cause its Affiliates, to:

(i)         prepare all calculations in accordance with Company Accounting Principles;

(ii)        comply in all material respects with all Laws applicable to the operation of the Business; and

(iii)       not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing, or otherwise circumventing, Buyer’s obligation to pay the Earn-Out Amount, provided, that, for the avoidance of doubt, requiring any employee or independent contractor to perform such employee’s or independent contractor’s duties in accordance with any existing employment or other existing agreement with such employee or independent contractor shall not be construed as bad faith.

Section 2.06.   Escrow Agreement.

On the Closing Date, each of Buyer, Seller, and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”), substantially in the form attached hereto as Exhibit B.  At the Closing, Buyer shall deposit with the Escrow Agent the Escrow Amount by wire transfer of immediately available funds in accordance with the terms of this Agreement and the Escrow Agreement, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VII and Seller’s other post-Closing obligations under this Agreement, including, without limitation, any obligations incurred under Section 2.04.

ARTICLE III

CLOSING

Section 3.01.   Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place two (2) Business Days after all of the conditions to Closing have been satisfied or waived in writing (other than those conditions which by their terms cannot be satisfied until the Closing) at the offices of Buyer’s counsel at 750 East Pratt Street, Suite 900, Baltimore, Maryland 21202 (or at such other date and location as Buyer and Seller otherwise may agree).  The date and time of the Closing are herein referred to as the “Closing Date,” and the Closing shall be deemed effective at 11:59 p.m. (Eastern Standard Time) on the Closing Date.

Section 3.02.   Closing Deliveries.

(a)        At the Closing, the US Company, Canadian Company and/or Seller, shall, as applicable, deliver, or cause to be delivered or effect, each of the following:

(i)         deliver to Buyer stock powers or other instruments of transfer duly executed in blank for the Purchased Shares and share certificates for each Company which give effect to the Pre-Closing Reorganization;

(ii)        deliver the Escrow Agreement, duly executed by Seller and Escrow Agent, to Buyer;

(iii)       deliver to Buyer the third-party consents and approvals specified on Schedule 3.02(a)(iii) in form and substance satisfactory to the Buyer, acting reasonably; provided, that it shall not be unreasonable for Buyer to reject any such third-party consent or approval which modifies, amends, supplements, conditions, or otherwise changes the existing rights and obligations between the parties to such third-party consent or approval;

(iv)       deliver to Buyer, a resignation, in any and all capacities, of each director of such Company and each officer of such Company to be effective concurrent with the Closing;

(v)        deliver to Buyer all books and records relating to the organization, ownership and maintenance of each Company in possession or control of Seller, if not already located on the premises of each such Company;

(vi)       deliver to Buyer and Parent a standstill agreement regarding trading in Parent’s stock, in the form attached hereto as Exhibit D (the “Standstill Agreement”);

(vii)      deliver to Buyer payoff letters and appropriate termination statements and other instruments in form and substance acceptable to Buyer, to extinguish any Company Obligations and all security interests related thereto at the Closing, including such a payoff letter and termination statement for the RBC Credit Facility;

(viii)     US Company and Canadian Company shall deliver to Buyer a certificate, signed by an officer of such Company, certifying (A) the truth and correctness of attached copies of such Company’s organizational documents (including amendments thereto) and (B) resolutions of each Company’s Board of Directors and the sole stockholder for such Company, authorizing the execution, delivery and performance of this Agreement by each Company and the transactions contemplated hereby;

(ix)       Seller shall deliver to Buyer a certificate, signed by an officer of Seller, certifying (A) the truth and correctness of attached copies of Seller’s organizational documents (including amendments thereto) and (B) resolutions of the Board of Directors and stockholders of Seller, authorizing the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby;

(x)        Seller and each Company shall deliver to Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Delaware and the Province of Ontario, showing that such Company is validly existing or qualified to do business in such jurisdiction;

(xi)       deliver to Buyer a certificate signed by an officer of each Company and an officer of Seller as to each Company’s and Seller’s compliance with the conditions set forth in Section 9.01(a) and (b) (the “Seller Closing Certificate”);

(xii)      Seller shall deliver to Buyer a duly executed IRS Form W-8BEN-E or other similar form that may be required;

(xiii)     a certificate from US Company dated as of the Closing Date, acceptable to Buyer and conforming to the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and (B) a notice to the IRS, prepared in accordance with Treasury Regulation Section 1.897-2(h)(2), in a form acceptable to Buyer, together with written authorization for Buyer to deliver such notice to the IRS on behalf of the US Company after the Closing;

(xiv)     Seller shall deliver to Buyer evidence of the Pre-Closing Reorganization in form and substance reasonably satisfactory to Buyer;

(xv)      Seller shall cause each of Anthony Lipschitz and Jared Kalish to deliver to Buyer a Restrictive Covenant Agreement in the form attached hereto as Exhibit E (each a “Restrictive Covenant Agreement”) in favor of Buyer and the post-Closing Companies;

(xvi)     Seller shall deliver to Buyer evidence acceptable to Buyer in its sole discretion of the termination of the Management Agreements; and

(xvii)    such other documents and instruments as may be reasonably required by Buyer to consummate the transactions contemplated hereby.

(b)        At the Closing, Buyer shall, deliver, or cause to be delivered, each of the following:

(i)         the Closing Purchase Price Payment to Seller;

(ii)        the Escrow Amount to the Escrow Agent;

(iii)       the Escrow Agreement, duly executed by Buyer, to Seller;

(iv)       a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in the Province of Ontario, showing that Buyer is in good standing and authorized to do business in such jurisdiction, to Seller;

(v)        certificates, signed by an officer of Buyer, certifying the truth and correctness of attached copies of resolutions of the Board of Directors of Buyer, authorizing the execution, delivery and performance of this Agreement by Buyer and the transactions contemplated hereby;

(vi)       certificates signed by an officer of Buyer as to Buyer’s compliance with the conditions set forth in Section 9.02(a) and (b) (the “Buyer Closing Certificate”); and

(vii)      such other documents and instruments as may be reasonably required by Seller to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly set forth on the applicable section of the Seller Disclosure Schedules delivered to Buyer on the Effective Date (the “Seller Disclosure Schedules”), Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date, as follows:

Section 4.01.   Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario.  Seller has all necessary power and authority: (a) to conduct its business in the manner in which it is currently being conducted and presently contemplated being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound.

Section 4.02.   Execution and Effect of Agreement.

Seller has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party and to perform its obligations under each of the Transaction Documents to which Seller is a party and to consummate the transactions contemplated by the Transaction Documents to which Seller is a party.  The execution, delivery and performance hereof and thereof by the Seller has been duly authorized by all necessary action on the part of the Seller, its Board of Directors, officers and stockholders. This Agreement and each of the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

Section 4.03.   No Violation.

Except as set forth on Schedule 4.03, neither the execution or delivery by Seller of this Agreement or any other Transaction Document to which Seller is a party, nor the consummation of the transactions contemplated by the Transaction Documents to which Seller is a party does or will: (a) violate any Law or Order of any Governmental Authority to which such Seller is a party or by which or to which he, she or it is bound or subject; (b) require notice to, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any Contract to which such Seller is a party, or constitute a default thereunder; (c) result in the creation of any Encumbrance upon any of the Purchased Shares; (d) require the receipt of any consents, approvals, permits and authorizations from (i) any Governmental Authority or (ii) any other third party; or (e) require any notice, filing or making of any declarations to (i) any Governmental Authority or (ii) any other third party.

Section 4.04.   Title; Agreements; Acquisition Proposal.

(a)        At the effective time of Closing, Seller holds of record and beneficially the Purchased Shares set forth on Schedule 5.02(a) as owned by Seller, free and clear of any and all Encumbrances or other restrictions on transfer (other than restrictions on transfer imposed by applicable federal and state securities laws).  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to any Equity Securities of a Company.

(b)        Seller is not party to or bound by any written or verbal agreement (other than this Agreement) or is currently engaged in any ongoing discussions or negotiations with respect to any Acquisition Proposal.

Section 4.05.   Litigation.

There are (a) no Actions (including any arbitration proceedings) pending or, to Seller’s Knowledge, threatened against Seller with respect to the execution, delivery or performance of this Agreement, the transactions contemplated hereunder, the US Shares or the Purchased Shares owned by Seller; (b) no investigations, inquiries or other Proceedings involving Seller pending or, to Seller’s Knowledge, threatened; and (c) no Actions (including any arbitration proceedings) pending, or to the Seller’s Knowledge, threatened by Seller against any third party, at law or in equity, or before or by any Governmental Authority relating to a Company, the US Shares or the Purchased Shares (including any Proceedings with respect to the transactions contemplated by this Agreement or any Transaction Document).

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Except as expressly set forth on the applicable section of the Company Disclosure Schedules delivered to Buyer on the Effective Date (the “Company Disclosure Schedules”), Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date, as follows:

Section 5.01.   Organization and Good Standing.

(a)        Prior to the Pre-Closing Reorganization, each Company has no Subsidiaries and does not directly or indirectly own any Equity Securities of any nature in any other Person.  After the Pre-Closing Reorganization, US Company is a wholly-owned Subsidiary of Canadian Company.  Each Company has not agreed nor is obligated to make, or is bound by, any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. Each Company is not and (i) since April 10, 2018 has not been, and (ii) prior to April 10, 2018, to the Seller’s Knowledge, has not been, in each case a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership or other Person.

(b)        The US Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct the Company Business in the manner in which the Company Business is currently being conducted and presently contemplated being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)        The Canadian Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has all necessary corporate power and authority: (i) to conduct the Company Business in the manner in which the Company Business is currently being conducted and presently contemplated being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(d)        Except as set forth on Schedule 5.27(b), neither Company has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(e)        Each Company is qualified to do business as a foreign corporation and is in good standing, under the laws of all jurisdictions where the nature of the Company Business requires such qualification, except where the failure to obtain such qualification would not have a Material Adverse Effect.

(f)        Each Company has delivered or made available to Buyer accurate and complete copies of: (i) its certificate of incorporation, bylaws and any other organizational documents (the “Organizational Documents”) both prior to, and after the Pre-Closing Reorganization; (ii) its capitalization table both prior to, and after the Pre-Closing Reorganization; and (iii) the minutes and other records in its possession of the meetings and other corporate proceedings (including any actions taken by written consent or otherwise without a meeting) of its Board of Directors, officers or stockholders, including those minutes and other records necessary to effect the Pre-Closing Reorganization.  Each capitalization table of each Company includes, as to each holder of any US Shares or Canadian Shares, as applicable, at least the following information: (x) the name of such holder; (y) the number of US Shares or Canadian Shares, as applicable, held of record by such holder (and if any of such US Shares or Canadian Shares are beneficially held by a different Person, the name of the beneficial holder); and (z) the date of acquisition of such US Shares or Canadian Shares.

Section 5.02.   Capitalization.

(a)        The Purchased Shares are owned entirely by Seller as set forth on Schedule 5.02(a).  The Purchased Shares comprise the entire capitalization of the Canadian Company on a fully diluted basis. Prior to the Pre-Closing Reorganization, the issued shares of the US Company and the Canadian Company are as set forth on Schedule 5.02(a). After the Pre-Closing Reorganization, the US Shares are owned entirely by the Canadian Company. The US Shares comprise the entire capitalization of the US Company on a fully diluted basis.  For purposes of this Agreement, “fully diluted basis” shall mean, at the time of determination, the Purchased Shares and/or the US Shares, as applicable, and any warrants, options, rights to subscribe for or to purchase, or other securities convertible into, or exercisable or exchangeable for Equity Securities, assuming, without duplication, the conversion, exchange or exercise of all outstanding warrants, options, rights to subscribe for or to purchase, or other securities convertible into, or exercisable or exchangeable for Equity Securities, that are not already issued and that are then currently convertible, exchangeable or exercisable.  Seller is the record owner of all of the Purchased Shares and after the Pre-Closing Reorganization, the Canadian Company is the record owner of all of the US Shares.  Other than the Purchased Shares and the US Shares, as applicable, there are no outstanding options (whether under an option plan or otherwise), rights (preemptive or otherwise), warrants, calls, convertible securities, commitments or any other arrangements to which a Company is a party requiring or restricting the issuance, sale or transfer by a Company of any Equity Securities of or in a Company or any securities convertible directly or indirectly into Equity Securities of or in a Company or evidencing the right to subscribe for any Equity Securities, or giving any Person any rights with respect to the Equity Securities of or in a Company.  There are no voting agreements, voting trusts, equity appreciation rights, phantom equity plans or other agreements (including cumulative voting rights), commitments or understandings to which a Company is a party with respect to the Equity Securities of a Company.  Other than as set forth on Schedule 5.02(a), neither Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities.  All of the Purchased Shares and all of the US Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any statutory or contractual preemptive rights or similar restrictions.

(b)        There are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of the Purchased Shares hereunder arising under any written or verbal agreement to which Canadian Company is a party or to which Seller is a party.  Neither Company has violated any applicable federal, state, or provincial securities Laws or any other Laws in connection with the offer, sale or issuance of any of its Equity Securities.

(c)        Neither Company, nor any Affiliate, Representative, member or agent of a Company is a party to or is bound by any written or verbal agreement (other than this Agreement) or is currently engaged in any ongoing discussions or negotiations with respect to any Acquisition Proposal.

Section 5.03.   Execution and Effect of Agreement.

Each Company has the requisite power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the execution, delivery and performance hereof and thereof by each Company has been duly authorized by all necessary action on the part of such Company, its Board of Directors, officers and stockholders.  This Agreement constitutes the legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.04.   Financial Statements.

(a)        Each Company has delivered or made available to Buyer the Financial Statements, which are attached to Schedule 5.04.

(b)        The Financial Statements are accurate and complete and present fairly in all material respects the financial position of each Company as of the respective dates thereof and the results of operations for the periods set forth therein.  The Financial Statements have been prepared in accordance with Company Accounting Principles.

(c)        Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Company Accounting Principles, and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 5.05.   No Undisclosed Liabilities.

Neither Company has any Liabilities, except for: (i) Liabilities set forth or reserved against and disclosed on the Balance Sheet as of the Balance Sheet Date in accordance with ASPE, as applicable; (ii) Liabilities that have been incurred by such Company since the Balance Sheet Date in the ordinary course of business and consistent with the past practices of such Company and which are not, in the aggregate, material; and (iii) the Liabilities identified on Schedule 5.05.

Section 5.06.   No Change in the Business; No Distributions.

Except as set out on Schedule 5.06, since March 31, 2019, there has been no change in the business, financial condition, properties, results of operations or future prospects of a Company that has had or could be reasonably expected to have a Material Adverse Effect.  Except as set out on Schedule 5.06 or Schedule 1.01(d), since March 31, 2019, no distribution has been declared or paid on or with respect to the US Shares or the Purchased Shares nor have any US Shares or Purchased Shares been repurchased or redeemed.

Section 5.07.   Taxes.

(a)        US Company Taxes.

(i)         US Company has complied with all applicable Laws relating to Taxes.  Subject to timely extensions permitted by Law, US Company has timely filed all income and other material Tax Returns that it was required to file under applicable Laws.  All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Laws.  All Taxes due and owing by US Company (whether or not shown on any Tax Return) have been paid.  US Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of US Company or the US Shares.

(ii)        US Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.  US Company will not be required to withhold any Taxes in connection with the transactions contemplated hereunder or other payments contemplated by the Transaction Documents.

(iii)      To Seller’s Knowledge, US Company does not expect any Governmental Authority to assess any material Taxes for any period for which Tax Returns have been filed.  Except as set forth in Schedule 5.07(a)(iii), no Tax Proceedings are being conducted with respect to US Company.  US Company has not received from any Governmental Authority any written (i) notice indicating an intent to open an audit or other review with respect to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of Tax or any amount of Tax proposed, asserted, or assessed by any Governmental Authority against US

Company.  No claim has been made by a Governmental Authority in a jurisdiction where US Company does not file Tax Returns that US Company is or may be subject to taxation by that jurisdiction.

(iv)       Schedule 5.07(a)(iv) lists all federal income Tax Returns filed with respect to US Company for taxable periods ended on or after December 31, 2015, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject to audit.  US Company has delivered or made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by US Company filed or received since January 1, 2015.

(v)        US Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)       US Company is not party to any Contract or US Company Employee Benefit Plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) or (ii) any compensation for services that will not be fully tax-deductible for federal or state income Tax purposes. US Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.  US Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.  US Company is not a party to or bound by any Tax allocation or sharing agreement.  US Company has (1) not been a member of an affiliated group (as defined in section 1504 of the Code or any comparable provision of state, local or foreign Tax Laws) filing a consolidated federal income Tax Return (other than a group the common parent of which was US Company) and (2) no Liability for the Taxes of any Person as a transferee or successor, by Contract, or otherwise.

(vii)       The unpaid Taxes of US Company do not exceed the reserve provided for such Taxes as of the Balance Sheet Date. Since the Balance Sheet Date, US Company has not incurred any Liability for Taxes, outside the ordinary course of business.

(viii)     US Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the date of the Closing; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date of the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the date of the Closing; (v) deferred revenue or prepaid amount received on or prior to the date of the Closing; or (vi) election under Section 108(i) of the Code.

(ix)       (A) Since April 10, 2018, and (B) prior to April 10, 2018, to Seller’s Knowledge, US Company has not distributed stock of another Person, or had the US Shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(x)        Since its formation, US Company has been taxed as a corporation for federal and state income tax purposes.

(xi)       US Company has never engaged in activities constituting a permanent establishment (as defined in the applicable income Tax treaty) in a foreign country, and US Company is not required to file Tax Returns or pay Taxes in a country other than the United States.

(xii)      Schedule 5.07(a)(xii) lists all state and local jurisdictions in which US Company files Tax Returns.

(xiii)     US Company has not directly or indirectly been a party to any “reportable transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(xiv)     US Company does not have any Liability under Section 482 of the Code (or similar provisions of state, local or foreign Law). US Company has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by section 6662 of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law).  The Company has provided such documentation and records to Buyers on or prior to the date hereof.

(xv)      US Company is not a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for federal income Tax purposes.

(b)        Canadian Company Taxes.

(i)         Canadian Company has complied with all applicable Laws related to Taxes.  All Tax Returns required by applicable Tax Law to be filed by or on behalf of Canadian Company have been duly filed on a timely basis in compliance with their due dates under applicable Tax Law with the appropriate Governmental Authorities. Each of those Tax Returns is or will be true, correct and complete in all material respects.

(ii)        Canadian Company has duly, and on a timely basis, paid or remitted all Taxes required to be paid or remitted by it (whether or not shown on any Tax Return), including all Taxes shown as due and owing on all Tax Returns, all Taxes assessed or reassessed by any Governmental Authority, all Taxes held in trust or deemed to be held in trust for any Governmental Authority, and all instalments on account of Taxes for the current year. Canadian Company will not have any liability for Taxes for any period ending on or before the Closing Date, or that portion of any Straddle Period up to and including the Closing Date, other than those liabilities for Taxes reflected as reserves on the Financial Statements. The liabilities reflected as reserves for Taxes on the Financial Statements are sufficient for the payment or remittance of all Taxes that may become payable or remittable by Canadian Company, whether or not disputed, in respect of any period ending on or before the Closing Date.

(iii)       Canadian Company has not requested, executed, received, or entered into any Contract relating to any waiver, that is still outstanding and that provides for any extension of time in respect of: (i) the assessment, reassessment or collection of any Taxes by any Governmental Authority; (ii) the filing of any Tax Returns in respect of any Taxes for which Canadian Company is or may be liable; or (iii) the payment or remittance of any Taxes or amounts on account of Taxes.

(iv)       Canadian Company has not been required, and is not currently required, to file any Tax Returns with any Governmental Authority outside Canada.  No Claims addressed to Canadian Company have ever been made by any Governmental Authority that Canadian Company is subject to Tax in a jurisdiction where Canadian Company does not file Tax Returns.  The Canadian Company has never engaged in activities constituting a permanent establishment (as defined in the applicable income Tax treaty) in a foreign country.

(v)        Schedule 5.07(b)(v) accurately reflects all notices of assessment and reassessment of Taxes that have been received by Canadian Company from all relevant Governmental Authorities with respect to its Tax liabilities for all taxation years and other periods subsequent to December, 2015, and no Governmental Authority is entitled to assess or reassess Canadian Company for any Tax in respect of a taxation year beyond the applicable statute of limitation.

(vi)       Except as disclosed in Schedule 5.07(b)(vi), there are no Tax deficiencies that have been claimed, proposed or asserted in writing against Canadian Company that have not been fully paid or finally settled and there are no audits, assertions or claims or any other Proceedings now pending or threatened in respect of Taxes due by Canadian Company. No Governmental Authority has challenged, disputed or questioned any Taxes of or any Tax Returns filed by Canadian Company or indicated that an assessment, reassessment or determination in respect of Taxes is proposed.

(vii)      All Taxes required to be deducted, withheld or remitted by Canadian Company under any applicable Tax Law from amounts paid or credited by it to or for the account or benefit of any Person, including Taxes on payments to any of its present or former Employees, officers or directors and Taxes on payments to any Person who is a non-resident of Canada, have been properly deducted, withheld and remitted on a timely basis to the appropriate Governmental Authorities.

(viii)     Except as disclosed in Schedule 5.07(b)(viii), there are no amounts outstanding and unpaid for which Canadian Company has previously claimed a deduction from income under the ITA or any other applicable Tax Law and that may be included in Canadian Company’s income for any taxation year ending after the Closing Date.

(ix)       Canadian Company has not, directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom Canadian Company was not dealing at arm’s-length, for consideration the fair market value of which was less than the fair market value of the property or service at the time of (in the case of property) the disposition or acquisition of the property or (in the case of services) the provision or receipt of the services, or been a party to any contract or transaction that would result in a liability for Tax under section 160 of the ITA or any substantially similar provisions of other applicable Tax Laws.

(x)        The Closing will not result, in the application to Canadian Company of sections 80 through 80.4 of the ITA or any substantially similar provisions of any applicable provincial Tax Laws.

(xi)       Canadian Company is registered for purposes of the ETA and the Canadian Company’s goods and services tax or harmonized sales tax registration number is 131488710 RT0001. Canadian Company has complied on a timely basis with all registration, reporting, collection, remittance and other requirements in respect of all applicable commodity and sales taxes.  Canadian Company has provided to Buyer all documents as are necessary to make any claim for input tax credits, refunds or rebates under the applicable commodity and sales taxes after Closing.

(xii)      The Canadian Company has not undertaken any reorganization or entered into any transaction or series of transactions that would have the effect of preventing the Buyer from obtaining a full tax cost "bump" pursuant to paragraph 88(1)(d) of the ITA in respect of the shares of the US Company owned by Canadian Company at Closing.

(xiii)     Canadian Company has provided to Buyer copies of all Tax Returns for all fiscal periods for which the relevant limitation period has not expired and all working papers, calculations, and schedules relating to those Tax Returns, together with all communications relating to those Tax Returns from any Governmental Authority and the response, if any, of Canadian Company to those communications.

(xiv)     For any transactions between Canadian Company and US Company, the Canadian Company has made or obtained records or documents that meet the transfer pricing requirements of subsection 247(4) of the ITA.

(xv)      Canadian Company will have zero net capital losses immediately prior to time of Closing.

(xvi)     Canadian Company is not a non-resident of Canada for purposes of the ITA.

(xvii)    Canadian Company is not a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code and Treasury Regulation Section 1.897-2 promulgated thereunder.

(xviii)   Canadian Company has never filed a Form 8832 entity classification election with the IRS pursuant to Treasury Regulations Section 301.7701-3(c).

(xix)     Canadian Company is not, and never has been, a controlled foreign corporation within the meaning of Section 957 of the Code.

Section 5.08.   Intellectual Property.

(a)        Registered IP.  Schedule 5.08(a) accurately identifies: (i) each item of Registered Intellectual Property in which a Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest.  Each Company has provided or made available to Buyer complete and accurate copies of all applications, correspondence with any Governmental Authority and other material documents related to each such item of Registered Intellectual Property.  Schedule 5.08(a) also lists the Intellectual Property (other than Registered Intellectual Property and Intellectual Property licensed to such Company) that the Companies have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise).

(b)        Ownership Free and Clear.  Except as set forth on Schedule 5.08(b), each Company exclusively owns all right, title, and interest to and in the Company Intellectual Property (other than Intellectual Property licensed to such Company) free and clear of any Encumbrances.

(c)        Sufficiency.  Each Company owns or otherwise has rights to use all Intellectual Property needed to conduct the Company Business as currently conducted.  Schedule 5.08(c) lists all license agreements under which each Company has been granted a right to use, or otherwise exploit, Intellectual Property owned by third parties.

(d)        Valid and Enforceable.  All Company Intellectual Property is valid, subsisting and enforceable.  The use by each Company of any Intellectual Property owned by third parties is valid, and neither Company is in default or breach of any license agreement relating to such Intellectual Property, and, to Seller’s Knowledge there exists no state of facts that, after notice or lapse of time or both, would constitute a default or breach under that Intellectual Property.

(e)        Third-Party Infringement of Company Intellectual Property.  Except as set forth on Schedule 5.08(e), to Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and to Seller’s Knowledge no Person is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property.

(f)        No Infringement of Third Party Intellectual Property Rights.  Except as set forth on Schedule 5.08(f), neither Company has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person or engaged in unfair competition and no infringement, misappropriation, or similar claim or Proceeding is pending or, to Seller’s Knowledge, threatened against a Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by such Company with respect to such claim or Proceeding.

(g)        Company Software.  Except as disclosed in Schedule 5.08(g), to Seller’s Knowledge: (i) none of the Company Software incorporates or embodies, has been combined with or has been distributed in conjunction with, any open source, copy left or community source code, or any license agreement or arrangement obliging the owner of the software to make source code publicly available; (ii) none of the Company Software contains any viruses, worms, bugs, time locks, Trojan horses or back doors, that may delete, disable, deactivate, interfere with or otherwise harm the Company Software, or any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data; (iii) no former employee, consultant or independent contractor of Company has access to or possesses any Company Software source code.

(h)        Privacy.

(i)         Schedule 5.08(h)(i) identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for each Company (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database.

(ii)        No breach or violation of any such security policy has occurred or, to Seller’s Knowledge, is threatened.  (A) Since April 10, 2018, and (B) prior to April 10, 2018, to Seller’s Knowledge, there has been no unauthorized or illegal use of, access to, acquisition of, or disclosure of any of the Personal Data in any of the Company Databases.  Each Company has complied with all Laws and self-regulatory programs pertaining to the collection, storage, use, or disclosure of information maintained in the Company Databases, as well as any other Laws or self-regulatory programs that apply to the information maintained in the Company Databases. Each Company has received or obtained all consents required by Law or provided such notices as required by law for the collection, storage, disclosure, transfer, and use of Personal Data maintained in the Company Databases. Each Company is in compliance with the terms of all Contracts to which such Company is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of Personal Data).  No Proceeding is pending, and, to Seller’s Knowledge, no Person has threatened to commence any Proceeding, concerning any claim that a Company has violated any Law in connection with or relating to the Company Databases, Personal Data or privacy or data security practices.

(iii)       Schedule 5.08(h)(iii) identifies each privacy policy of each Company currently in effect, and those which were in effect for the past two years. True and complete copies of all privacy policies that have been used by each Company have been provided to Buyer. Each Company has posted the applicable privacy policy on its website or otherwise provided (including to all customers of such Company) in connection with each Company Product in a manner available to visitors and current customers. Each Company has complied with the terms of each privacy policy listed on Schedule 5.08(h)(iii) and all statements and representations made in relation to privacy. The execution, delivery and performance by each Company of this Agreement will, without the necessity of obtaining consent from any Person, comply with all privacy policies of each Company, all Laws and all Contracts to which such Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use storage, transfer or disposal of Personal Data).

(iv)       Customer electronic address lists were compiled and maintained, and will have been compiled and maintained as of the Closing Date, in compliance with Anti-Spam Laws, including but not limited to requirements to obtain and document express and/or implied consent, implement unsubscribe requests, comply with form and format requirements for commercial electronic messages, and maintain records documenting compliance. Neither Company has received any complaint or notice of complaint regarding an alleged violation of Anti-Spam Laws and will promptly notify Buyer of any such complaint. Each Company will make all records documenting compliance with Anti-Spam Laws available to Buyer.

(i)         IT Systems.

(i)         Location; License Compliance; Etc.  Schedule 5.08(i)(1) contains (i) a list of all licenses and leases relating to the IT Systems with annual payments greater than Five Thousand Canadian Dollars ($5,000 CAD) per year; and (ii) a listing of the IT Systems, the name of the facility and location where the IT Systems used to provide Company Products are operated.  Except as set forth on Schedule 5.08(i)(2), such Company is the exclusive owner of, or has a contractual right to use the IT Systems free from Encumbrances and has not received notice from a third party alleging that such Company is currently in default under any license or lease relating to the IT Systems.  Each Company is in material compliance with all Company Intellectual Property Contracts used or useful in the operation of the IT Systems. Without limiting the generality of the foregoing, with respect to any such Company Intellectual Property Contract, (1) such Company is operating the IT Systems in compliance with the Company Intellectual Property Contract, (2) such Company has accurately reported such usage to the counterparty(ies) to such Company Intellectual Property Contract, if applicable, and (3) such Company has purchased or otherwise obtained adequate licenses under such Company Intellectual Property Contract for the Company Business as currently conducted.

(ii)        Maintenance of the IT Systems.  The IT Systems have been satisfactorily maintained and supported, and, if and to the extent such Company is a party to maintenance or support Contracts in respect of the IT Systems, all of such Contracts are valid and subsisting, and none of them will be terminable as a result of the execution or completion of this Agreement.

(iii)       Capacity.  The IT Systems have adequate capability for all the processing and other functions currently required by each Company.

(iv)       Security.  Each Company has adequate procedures, consistent with commercially reasonable practices in the industry in which each Company operates and all Laws and self-regulatory programs, including the Payment Card Industry Data Security Standards, designed to ensure internal and external security of the IT Systems, including procedures to prevent unauthorized access and the introduction of malware, and for taking and storing on-site and off-site back-up copies of Software.

(v)        Electronic Records.  At each facility where any of the records of a Company are stored electronically, such Company is the owner of the IT Systems or has licenses necessary to enable it to keep, copy, maintain and use such records in the course of the Company Business and all such licenses are valid and subsisting, and none of them are terminable as a result of the execution or completion of this Agreement.

(vi)       No Interruption.  The IT Systems have not been unduly interrupted or hindered in the running or operation of the Company Business, and have no defects in operation which so affect the Company Business.

(vii)      Integrity and Security of Transactions.  Each Company has implemented commercially reasonable technical security measures, and is in compliance with all Laws and self-regulatory programs in which such Company participates, including the Payment Card Industry Data Security Standards, relating to the integrity and security of transactions executed through its IT Systems and of all confidential or proprietary data.  (A) Since April 10, 2018, and (B) prior to April 10, 2018, to Seller’s Knowledge, there has been no breach of security or unauthorized access to or acquisition, use, loss, destruction, damage, modification, theft, processing, compromise or disclosure of any Personal Data, confidential or proprietary data or any other such information maintained or stored by a Company in systems under its control or by any third party on behalf of a Company (a “Security Breach”).  Neither Company has received notice from any third party that maintains any Personal Data, confidential or proprietary data, or any other such information on behalf of a Company alleging the occurrence of a Security Breach.  (A) Since April 10, 2018, and (B) prior to April 10, 2018, to Seller’s Knowledge, there have been no facts or circumstances that would require a Company to give notice to any individuals or Governmental Authority of any Security Breach pursuant to Laws.

Section 5.09.   Compliance with Laws; Permits.

(a)        Each Company is, and has at all times been in compliance with all applicable Laws in all material respects.  Each Person who is, or since April 10, 2018 was, a director or officer of a Company is, and has at all times been, in compliance with all applicable Laws in all material respects with respect to such person’s duties as a director or officer of such Company.  Neither Company has received any notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Laws.

(b)        Each Company holds all Permits and accreditations necessary for the ownership of its assets and the conduct of the Company Business as currently conducted.  Schedule 5.09(b) sets forth all such Permits for each Company.  The Permits required to be listed on Schedule 5.09(b) are valid and in full force and effect, and neither Company has received any notice that any Governmental Authority intends to cancel, suspend, terminate or not renew any of such Permits.  Each Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits required to be listed on Schedule 5.09(b).  The transactions contemplated by this Agreement and the other Transaction Documents will not result in a default under, or a breach or violation of, any of the Permits required to be listed on Schedule 5.09(b).

Section 5.10.   Real Property; Leases of Real Property.

(a)        Neither Company owns any real property.

(b)        Schedule 5.10(b) contains a true, complete and correct list of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which a Company is a party by reference to such lease, sublease, license agreement or other right of possession or occupancy, parties thereto, and municipal address (each, a “Lease”).  All of the Leases are legal, valid, binding, enforceable and in full force and effect, and neither Company is in default, or has received written notice of any default, under any Lease, there exists no uncured default under any Lease by any third party and no event has occurred which, with the notice or lapse of time or both would constitute a default in either Company, or to Seller’s Knowledge, any other party to a Lease, meeting its obligations under any Lease.  True, complete and correct copies of each Lease have been delivered to Buyer.  Except as described on Schedule 5.10(b), no consent is required of any landlord or any other party to any Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Lease will continue to entitle such Company to all rights, options and benefits of the tenant therein and to the use and possession of the real property, all as specified in such Leases for the purposes for which such real property is now being used by such Company.  Neither Company has agreed, nor is it otherwise committed, to lease, sublease, license or enter into any other occupancy agreement in respect of any real property except for the real property described in the Leases.

(c)        No Proceeding is pending or, to Seller’s Knowledge, threatened for the taking, expropriation, condemnation or similar proceedings of all or any portion of the property demised under the Leases and to the Seller’s Knowledge, no such proceedings are contemplated.  The applicable Company has a valid and subsisting leasehold estate in the real property subject to the Leases. There is no unpaid brokerage commission, finder’s fee or a similar payment due from a Company with regard to any of the Leases.

(d)        Except as set forth on Schedule 5.10(d), (i) to Seller’s Knowledge there are no recorded or unrecorded, deed restrictions, leases or Encumbrances, and (ii) there are no subleases or rights of occupancy, that encumber any of the real property subject to the Leases, or any part thereof, or any of the Leases.  No Company has assigned, transferred, conveyed, mortgaged or encumbered any of its interest in any Lease.

(e)        The real property demised under the Leases is: (i) adequate and sufficient for the current operation of the Company Business; and (ii) adequately serviced by all services and utilities necessary for the current operation of the Company Business.  No third party is in possession of any of the real property demised under the Leases, and there are no leases, subleases, licenses, concessions or other agreements granting to any third party the right of use or occupancy of any portion of the real property demised under the Leases.

Section 5.11.   Insurance.

(a)        Schedule 5.11(a) identifies all insurance policies maintained by, at the expense of or for the benefit of each Company and identifies any claims made thereunder and the most recent annual premiums paid by such Company with respect to such insurance policies, and such Company has delivered or made available to Buyer accurate and complete copies of the insurance policies required to be identified on Schedule 5.11(a).  The policies identified on Schedule 5.11(a) provide adequate coverage for all risks normally insured by others in the Company Business, and each Company has maintained such insurance continuously for the statute of limitations period applicable to such risks.  All premiums due thereon have been paid and will be paid through the Closing Date.  Each of such insurance policies is in full force and effect.  Except as set forth in Schedule 5.11(a), neither Company has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any claim under any insurance policy; or (iii) adjustment in the amount of the premiums payable with respect to any insurance policy.  Except as set forth in Schedule 5.11(a), there is no pending workers’ compensation or other claim under or based upon any insurance policy of a Company.  All information provided to insurance carriers (in applications and otherwise) on behalf of each Company is accurate and complete.  Except as set forth in Schedule 5.11(a), each Company has provided timely written notice to the appropriate insurance carrier(s) of each Proceeding pending or threatened against such Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed such Company of its intent to do so.

(b)        Each Company has made available or delivered to Buyer accurate and complete copies of all correspondence between such Company and any insurance carrier or insurance broker since January 1, 2016 related to claims made under the insurance policies required to be set forth on Schedule 5.11(a).

Section 5.12.   Material Agreements.

(a)        Schedule 5.12(a) identifies each Contract of each Company that constitutes a Material Agreement (other than end user license agreements for Company Software entered into by such Company).  For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Agreement”:

(i)         any Contract: (1) relating to the employment of, or the performance of services by, any Company Associate or independent contractor in excess of Seventy-Five Thousand Canadian Dollars ($75,000 CAD); (2) that is governed by the law of any state in the United States and pursuant to which a Company is or may become obligated to provide notice of termination or make any severance, termination or similar payment to any current or former Company Associate or independent contractor; or (3) pursuant to which a Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of Ten Thousand Canadian Dollars ($10,000 CAD) to any, current or former, Company Associate or independent contractor;

(ii)        any Contract to which a Company is a party or by which a Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property right or that otherwise relates to a Company Intellectual Property or any Intellectual Property developed by, with, or for a Company;

(iii)       any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of a Company;

(iv)       any Contract that provides for indemnification of any current or former Company Associate or any current or former agent or independent contractor of a Company;

(v)        any Contract imposing any restriction on the right or ability of a Company: (1) to compete with any other Person; (2) to acquire any product or other asset or any services from any other Person; (3) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (4) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person having a value in excess of Ten Thousand Canadian Dollars ($10,000 CAD) in the aggregate; (5) to perform services for any other Person; or (6) to transact business or deal in any other manner with any other Person;

(vi)       any Contract: (1) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (2) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (3) providing a Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vii)      any Contract with (1) any of a Company’s current Major Customers or (2) with any Person that is not a customer of a Company, in each case, incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of agreement used by a Company in its business, copies of which were delivered by such Company to Buyer;

(viii)     any Contract relating to any currency hedging;

(ix)       any Contract imposing any confidentiality obligations on a Company (provided that, solely for purposes of disclosure (and not for purposes of determining whether a Contract is a Material Agreement), Schedule 5.12(a) shall only be required to set forth a list of all Persons to which such Company has a Contract);

(x)        any Contract: (1) to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations; or (2) directly or indirectly benefiting any Governmental Authority (including any subcontract or other Contract between a Company and any contractor or subcontractor to any Governmental Authority);

(xi)       any Contract requiring that a Company give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any acquisition transaction or similar transaction;

(xii)      any Contract with a value of at least Ten Thousand Canadian Dollars ($10,000 CAD) that has a term of more than 60 days and that may not be terminated by a Company (without penalty) within 60 days after the delivery of a termination notice by such Company;

(xiii)     any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of Ten Thousand Canadian Dollars ($10,000 CAD) in the aggregate, or contemplates or involves the performance of services having a value in excess of Ten Thousand Canadian Dollars ($10,000 CAD) in the aggregate;

(xiv)     any Contract that could reasonably be expected to have or result in a material effect on: (1) the business condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of a Company; or (2) the ability of a Company to perform any of its obligations under this Agreement or to consummate the transactions contemplated by the Transaction Documents;

(xv)      any Contract relating to Indebtedness;

(xvi)     the Leases; and

(xvii)    any Contract with a Major Customer or Major Supplier.

For purposes of this Section 5.12, the term “Contract” shall not include Contracts that have expired, been terminated or under which all obligations of the parties to such Contracts have been fulfilled.

(b)        Each Company has delivered or made available to Buyer an accurate and complete copy of each Material Agreement and an accurate written description of each of the oral Material Agreements, in each case that are listed or referenced on Schedule 5.12(a), together with all amendments, waivers or other changes thereto.

(c)        All of the Material Agreements are valid, binding and enforceable against the applicable Company and against each of the other parties thereto, subject to the Bankruptcy and Equity Exceptions and, immediately after the consummation of the transactions contemplated hereby, subject to the receipt of the notices, consents, approvals, permits, authorizations, declarations and filings listed on Schedule 5.12(c), will be in full force and effect without penalty in accordance with their terms, subject to the Bankruptcy and Equity Exceptions.

(d)        Except as set forth in the applicable subsections of Schedule 5.12: (i) neither Company has violated or breached, or committed any default under, any Contract; and to the Seller’s Knowledge, no other Person has violated or breached, or committed any default under, any Contract; (ii) no end-user, distributor, or other licensee of the Company Software has any conditional or unconditional return, refund, or credit rights exercisable against a Company with respect to such Company Software; (iii) to the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (1) result in a violation or breach of any of the provisions of any Contract; (2) give any Person the right to declare a default or exercise any remedy under any Contract; (3) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Contract; (4) give any Person the right to accelerate the maturity or performance of any Contract; or (5) give any Person the right to cancel, terminate or modify any Material Agreement; or (iv) neither Company has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Agreement.

Section 5.13.   Title to, and Sufficiency of, Assets.

(a)        Each Company owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including: (i) all tangible assets reflected on the Balance Sheets; (ii) all assets referred to in Section 5.13(c), and (iii) all other tangible assets reflected in the books and records of each Company as being owned by such Company.  Except as set forth in Schedule 5.13(a), all of said tangible assets are owned by the applicable Company free and clear of any Encumbrances.

(b)        Schedule 5.13(b) identifies all equipment and other tangible assets that are used or held for use in the Company Business and that are being leased to such Company.

(c)        All items of equipment and other tangible assets owned by or leased to a Company are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and constitute all assets which are reasonably necessary for the conduct of the Company Business and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.14.   No Conflicts.

Except as set forth in Schedule 5.14, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the transactions contemplated under any Transaction Document, will directly or indirectly (with or without notice or lapse of time):

(a)        contravene, conflict with or result in a violation of (i) any of the provisions of the Organizational Documents, or (ii)  any resolution adopted by the stockholders, directors or any committee of directors (or similar governing body) of a Company;

(b)        contravene, conflict with or result in a violation of, or give (i) any Governmental Authority, or (ii) any other Person, in each case, the right to challenge the Seller Indemnified Persons or any of the Transaction Documents or to exercise any remedy or obtain any relief under, any Law or any Order to which a Company, or any of the assets owned or used by a Company, is subject;

(c)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization by a Governmental Authority that is held by a Company;

(d)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Agreement, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Agreement; (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Agreement; (iii) accelerate the maturity or performance of any Material Agreement; or (iv) cancel, terminate or modify any term of any Material Agreement; or

(e)        result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by a Company.

Section 5.15.   Litigation; Consents.

(a)        There are no pending Actions (including any arbitration proceedings), and to Seller’s Knowledge, no Person has threatened to commence any Action: (i) that involves a Company, any Company Associate (in his or her capacity as such) or any of the assets owned or used by a Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.  The Actions identified in Schedule 5.15(a) have not had and, if decided adversely to a Company, could not reasonably be expected to have or result in a Material Adverse Effect.

(b)        There is no Order to which a Company, or any of the assets owned or used by a Company, is subject.  No officer or other Key Employee of a Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business.

(c)        Except as set forth in Schedule 5.15(c), neither Company is, or will be required, to make any notice, filing or declaration to, or to obtain any consent, approval, permit or authorization from, any Person, including any Governmental Authority, in connection with (i) the execution, delivery or performance of this Agreement, or (ii) the consummation of the transactions contemplated hereunder or by the Transaction Documents.

Section 5.16.   Environmental Matters.

(a) Each Company is now and has been in compliance with, and has not been and is not in violation of or subject to any Liability under, applicable Environmental Laws; (b) neither

Company is subject to any pending or threatened Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at any site; (c) neither Company has received any notice that it is potentially responsible for any environmental condition at any site or potentially liable for any claim arising under Environmental Laws; (d) neither Company has received a request for information under CERCLA or any state or local counterpart; (e) neither Company has disposed of or released Hazardous Materials nor are there underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under any real property now or heretofore owned or leased by a Company; (f) neither Company has disposed of or released any Hazardous Materials in or at any other real property; (g) each Company has all permits and approvals required by Environmental Laws to conduct its business and neither Company has received any notice that any Governmental Authority intends to cancel, terminate or not renew any such permit or approvals; (h) except as disclosed on Schedule 5.16, neither Company has agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any natural resources or any environmental liability nor has a Company agreed to assume the environmental liability of any Person by contract, agreement, or operation of law; (i) to the Seller’s Knowledge, no other Person has released Hazardous Materials at any property now or formerly owned or operated by a Company or in a location that would reasonably be expected to threaten or contaminate such properties with any Hazardous Materials; and (j) each Company has delivered copies to Buyer of all environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation in such Company’s possession or control, if any, each of which is listed on Schedule 5.16, and has disclosed to Buyer its waste practices, if any, and its practices regarding the transportation or use, if any, of Hazardous Materials.

Section 5.17.   Employee Matters; Collective Bargaining; Labor.

(a)        Except as set forth on Schedule 5.17(a), subject to any applicable Law, the employment of each employee of US Company is terminable by US Company at will.

(b)        Except as set forth in Schedule 5.17(b), each Company has delivered or made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policies and other similar information that is distributed generally to employees of such Company relating to the employment of the Company Associates.

(c)        Except as disclosed in Schedule 5.17 (c), all of the Company Associates are employed, engaged or retained for an indefinite term and are subject to Company Associate Agreements.  True and complete copies of any Company Associate Agreements listed in Schedule 5.17(c) have been provided to the Buyer. Except as explicitly contemplated by this Agreement, neither Company has a plan or commitment to create or enter into any additional Company Associate Agreements, or to modify or change any existing Company Associate Agreement (other than to comply with applicable Law as previously disclosed to Buyer in writing) in a manner that would affect any Company Associate. No officer or Key Employee has given notice, oral or written, of an intention to cease being employed by a Company, and neither Company intends to terminate the employment of any officer or Key Employee.

(d)        Schedule 5.17(d) lists the names, titles and status (active or non-active, and if not active, the reason why and period of time not active) of all Company Associates, including current rates of remuneration, perquisites, commissions, bonus or other incentive compensation (monetary or otherwise), most recent hire date, cumulative years of service, start and end dates of all previous periods of service, benefits, vacation or personal time off entitlements, current positions held and, if available, projected rates of remuneration.  Schedule 5.17(d) also lists all Company Associates who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence (to the extent allowed by applicable Law), the expected return date, and whether reinstatement of each Company Associate on a leave of absence is guaranteed by contract or applicable Laws (including any Law governing employee paid or unpaid leave), and such schedule shall include all Company Associates who are currently on leave relating to work related injuries and/or receiving disability benefits under any US Company Employee Benefit Plan or any Canadian Company Employee Benefit Plan.

(e)        Except as disclosed in Schedule 5.17(e), there are no change of control or similar agreements or arrangements with any Company Associates or independent contractors, and neither the execution and delivery of this Agreement nor the completion of the transactions contemplated by this Agreement will result in any cash or other compensation or benefits becoming payable to any Company Associates or independent contractors (except as otherwise reflected in Schedule 5.18(f)).

(f)        Neither Company is party to or bound by, nor does either Company have a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its Company Associates, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, seeking to represent any Company Associates.  To Seller’s Knowledge, there are no apparent or threatened union organizing activities involving Company Associates.  Neither Company has any labor issues that might have a Material Adverse Effect, or lead to any interruption of operations at any location.

(g)        Neither Company is bound by or a party to, either directly or by operation of law, any collective bargaining agreement with any trade union or association that might qualify as a trade union, and no trade union, association, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)         holds bargaining rights with respect to any of the Company Associates by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)        has applied to be certified or requested to be voluntarily recognized as the bargaining agent of any of the Company Associates;

(iii)       has applied to have the Buyer declared a related or successor employer under applicable Law; or

(iv)       to Seller’s Knowledge, has filed a complaint or charge relating to a Company under applicable Law.

(h)        Except as set forth in Schedule 5.17(h), each Company: (i) is, and at all times has been, in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, human rights and wages and hours, in each case, with respect to Company Associates and individuals who have applied to be Company Associates, including, for Company Associates of US Company, the health care continuation requirements of COBRA, the requirements of FMLA, and the requirements of HIPAA; for Company Associates of the Canadian Company, the requirements of ESA; and any similar provisions of state or provincial law and Laws regarding wages, hours, overtime, human rights, accessibility, occupational safety and health, work authorization, equal employment opportunities, immigration, and employment and workers compensation, and there are no employment-related claims pending, commenced or threatened, and there are no outstanding employment-related orders, awards or rulings, in each case involving a Company that have or might reasonably be expected to have a Material Adverse Effect; (ii) has withheld and reported all Taxes and other amounts required by any Laws or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate or independent contractor; (iii) has no Liability for any arrears of wages  (other than arrears pursuant to its usual payroll period practices) or any Taxes or any penalty for failure to comply with the Laws applicable to any of the foregoing; (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice); (v) has properly classified Company Associates and independent contractors of the US Company as exempt or non-exempt employees, or as independent contractors under the Fair Labor Standards and similar state or local Laws Act and with respect to Company Associates of the Canadian Company, has complied with all exemptions or special rules under the ESA and similar provincial or local Laws; and (vi) has paid employees classified as exempt under the U.S. Fair Labors Standards Act and similar state or local Laws on a salary basis as defined by such Laws and has paid all overtime due to non-exempt employees.  US Company has not effectuated a “plant closing,” partial “plant closing,” “mass layoff,” “relocation” or “termination” (each as defined in the WARN Act or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a Company, and the Canadian Company has not effectuated any termination, layoff or other activities in respect of their business that would violate or in any way subject a Company to the termination, group termination or layoff requirements of the ESA or similar Laws.

(i)         Schedule 5.17(i) contains complete list of each independent contractor or consultant engaged by the Companies, including their names, consulting fees, any other forms of compensation or benefits, start date of current engagement, start and end dates of all previous periods of service and whether they are subject to a written Contract.  True and complete copies of any written Contract between Company and independent contractor or consultant listed in Schedule 5.17(i) have been provided to the Buyer.  Each person whom a Company has retained as a consultant (i) since April 10, 2018; and (ii) prior to April 10, 2018, to the Seller’s Knowledge, at all times while performing services for such Company qualified, as an independent contractor and not as an employee of such Company under the Code or applicable Law, and such Company has not received any notice from any Governmental Authority disputing such qualification. The Companies have not incurred, and no circumstances exist under which the Companies could incur, any liability for the misclassification of employees as consultants or independent contractors. Except as set forth on Schedule 5.17(i), no independent contractor (i) has provided services to a Company for a period of six consecutive months or longer, or (ii) is eligible to participate in any US Company Employee Benefit Plan or Canadian Company Employee Benefit Plan.  Neither Company has had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Company.

(j)         With respect to either Company, there is not pending or, to Seller’s Knowledge, threatened any (i) strike, slowdown, picketing, or work stoppage, or (ii) charge, investigation, audit, grievance proceeding, litigation, other Proceeding, or claim against or affecting such Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the DOL, the Ontario Ministry of Labour or any other Governmental Authority.

(k)        No third party has claimed or, to Seller’s Knowledge, has reason to claim that any person employed by or providing consulting services to a Company has or may have, as a result of or with respect to such person’s employment or consulting relationship with a Company, (i) violated (or is violating) any of the terms or conditions of his or her employment, consulting, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) improperly disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered (or is interfering) in the employment relationship between such third party and any of its present or former employees.  To the Seller’s Knowledge, no Person employed by or otherwise providing products or services to a Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of such Company.

(l)         Except as set forth on Schedule 5.17(l), each Company has entered into confidentiality agreements, true and complete copies of which have been provided to the Buyer, with all of its relevant Company Associates and independent contractors, that protect confidential information relating to, and the intellectual property of such Company and relevant third parties. All Company Associates and independent contractors who have been involved in the development, modification or use of Intellectual Property or who have had access to the source code relating to any Intellectual Property have assigned all of their rights, title and interest in and to the Intellectual Property to each Company, have expressly waived any moral rights in the Intellectual Property, and have executed and delivered written agreements to the Company to that effect.

(m)       US Company holds no Contracts which subject or would subject US Company or Buyer to obligations as a federal or state government contractor or subcontractor, including obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veteran’s Readjustment Assistance Act.

Section 5.18.   US Company Employee Benefit Plans; ERISA.

(a)        Schedule 5.18(a) contains an accurate and complete list of each US Company Employee Benefit Plan, including each Company Associate Agreement for Company Associates and independent contractors of US Company.  Except as explicitly contemplated by this Agreement, US Company has no plan or commitment to create or enter into any additional US Company Employee Benefit Plan or Company Associate Agreement, or to modify or change any existing US Company Employee Benefit Plan or Company Associate Agreement (other than to comply with applicable Law as previously disclosed to Buyer in writing) in a manner that would affect any Company Associate or independent contractor.

(b)        With respect to each US Company Employee Benefit Plan, US Company has delivered or made available to Buyer: (i) an accurate and complete copy of all documents setting forth the terms of such US Company Employee Benefit Plan, including all amendments thereto and all related trust documents, and in the case of an unwritten plan, a written summary thereof; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such US Company Employee Benefit Plan for the three most recent plan years; (iii) the most recent summary plan description together with the summaries of modifications thereto, if any, required under ERISA with respect to such US Company Employee Benefit Plan; (iv) if such US Company Employee Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all insurance contracts through which benefits are provided; (vi) all benefit summaries or descriptions generally provided to Company Associates relating to such US Company Employee Benefit Plan and any proposed US Company Employee Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to a Company or any ERISA Affiliate; (vii) all correspondence, if any, to or from any Governmental Authority relating to a US Company Employee Benefit Plan for the three (3) most recent plan years; (viii) all insurance policies, if any, of US Company or any ERISA Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such US Company Employee Benefit Plan; (ix) if such US Company Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination, top-heavy, coverage or benefit or contribution limit tests, if any, required under the Code for such US Company Employee Benefit Plan that have been performed for the three most recent plan years; and (x) if such US Company Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such US Company Employee Benefit Plan.

(c)        Each of the US Company Employee Benefit Plans has been operated and administered in accordance with its terms and with applicable Laws, including ERISA and the Code.  US Company and any ERISA Affiliates have performed all obligations required to be performed by them under each US Company Employee Benefit Plan and US Company is not in default or violation of the terms of any US Company Employee Benefit Plan. To Seller’s Knowledge, there has been no default or violation by any other party with respect to any term of any US Company Employee Benefit Plan.  Any US Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a current, favorable determination letter (or is the subject of a current opinion letter, if applicable) as to its qualified status under the Code, and there is not and there has never been any event, condition or circumstance that could result in disqualification under the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any US Company Employee Benefit Plan that could result in a Liability to a Company.  Except as set forth on Schedule 5.18(c), there are no claims or Proceedings pending, threatened or reasonably anticipated (other than routine claims for benefits), against any US Company Employee Benefit Plan or against the assets or fiduciaries of any US Company Employee Benefit Plan.  No breach of fiduciary duty has occurred with respect to any US Company Employee Benefit Plan with respect to which US Company or any of its fiduciaries

could incur a Liability.    No US Company Employee Benefit Plan is under audit or investigation, or is subject to any other Proceeding commenced by the Internal Revenue Service, the DOL or any other Governmental Authority, nor is any such audit, investigation or other Proceeding pending or threatened.  US Company and the ERISA Affiliates have never incurred any penalty or Tax with respect to any US Company Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code or ERISA with respect to any US Company Employee Benefit Plan or any of the assets of any US Company Employee Benefit Plan other than in connection with participant loans under a 401(k) Plan.  All contributions, premiums and expenses to or in respect of each US Company Employee Benefit Plan and each Company Employee Benefit Agreement have been paid in full or, to the extent not yet due, have been adequately accrued on the US Balance Sheet in accordance with Company Accounting Principles.

(d)        US Company and the ERISA Affiliates have never maintained, established, sponsored, participated in, contributed to, or otherwise had any obligation with respect to, any: (i) US Company Employee Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii)  “multiemployer plan” within the meaning of Section 3(37) of ERISA; or (iii)  “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e)        Except as disclosed on Schedule 5.18(e), no US Company Employee Benefit Plan provides or reflects or represents any Liability of US Company or any ERISA Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable, analogous Laws.  Except as disclosed on Schedule 5.18(e), US Company and the ERISA Affiliates have never represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a part of a group of Company Associates) or any other Person that such Company Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by COBRA or other applicable, analogous Laws.

(f)        Except as explicitly contemplated by this Agreement or set forth in Schedule 5.18(f), neither the execution of this Agreement nor the consummation of any of the transactions contemplated under the Transaction Documents (either alone or in combination with another event, whether contingent or otherwise) will: (i) result in any bonus, severance or other payment or obligation to any Company Associate or independent contractor (whether or not under any US Company Employee Benefit Plan); (ii) increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate or independent contractor; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit.

(g)        To Seller’s Knowledge, neither any member of US Company nor any Company Associate or independent contractor is obligated under any Contract or subject to any Order of any court or other Governmental Authority that would interfere with such Person’s efforts to promote the interests of US Company or that would interfere with the Company Business or any Company Affiliate.  To Seller’s Knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Company Business or any Company Affiliate as presently conducted nor any activity of such member or Company Associate or independent contractor in connection with the carrying on of the Company Business or any Company Affiliate as presently conducted will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such members or Company Associates or independent contractors are now bound.

(h)        Each US Company Employee Benefit Plan that provides for deferred compensation as defined under Section 409A of the Code has been established and maintained, both in form and operation, with the requirements of Code Section 409A and the applicable guidance promulgated thereunder.

(i)         Each US Company Employee Benefit Plan subject to Code Section 4980H has complied therewith and no tax is due thereunder.  Neither US Company nor any ERISA Affiliate has received, or reasonably expects to receive, any notice of penalties or Liability with respect to the obligations or requirements established under Code Section 4980H or the Patient and Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, and the applicable guidance promulgated thereunder.

Section 5.19.   Canadian Company Employee Benefit Plans

(a)        Schedule 5.19(a) contains an accurate and complete list of each Canadian Company Employee Benefit Plan.  Except as explicitly contemplated by this Agreement, Canadian Company has no plan or commitment to create or enter into any additional Canadian Company Employee Benefit Plan, or to modify or change any existing Canadian Company Employee Benefit Plan (other than to comply with applicable Law as previously disclosed to Buyer in writing) in a manner that would affect any Company Associate.

(b)        With respect to each Canadian Company Employee Benefit Plan, Canadian Company has delivered or made available to Buyer: (i) an accurate and complete copy of all documents setting forth the terms of such Canadian Company Employee Benefit Plan, including all amendments thereto and all related trust documents, and in the case of an unwritten plan, a written summary thereof; (ii) a complete and accurate copy of the three most recent financial statements and actuarial reports prepared with respect to each Canadian Company Employee Benefit Plan and, where applicable, the three most recent actuarial reports in respect of any Canadian Company Employee Benefit Plan filed with any Governmental Authority have been delivered to the Buyer. Each of those financial statements and reports is accurate and complete and was prepared in accordance with Company Accounting Principles.

(c)        All liabilities of Canadian Company (contingent or otherwise) related to all Canadian Company Employee Benefit Plans have been fully disclosed in accordance with Company Accounting Principles in the Financial Statements or in the written terms of the Canadian Employee Benefit Plans.

(d)        Each of the Canadian Company Employee Benefit Plans has been established, registered (where desirable or required), administered, communicated, funded and invested in accordance with their terms in compliance with all applicable Laws and regulations. No fact or circumstance exists that could adversely affect the tax exempt, tax preferred or registered status of any Canadian Company Employee Benefit Plan. Neither Canadian Company nor any of its respective agents or delegates has breached any fiduciary obligation with respect to the administration or investment of any Canadian Company Employee Benefit Plan. Neither Canadian Company, nor any of its respective agents has received, in the last two years, any notice from any

Person questioning or challenging that compliance (other than in respect of any claim for benefit payments in the ordinary course related solely to any Person who is an individual) and to Seller’s Knowledge there has been no notice from any Person questioning or challenging that compliance beyond the last five years.

(e)        Canadian Company has made all contributions and paid all premiums in respect of each Canadian Company Employee Benefit Plan in a timely fashion in accordance with the terms of each Canadian Company Employee Benefit Plan and applicable Laws. All contributions, premiums and expenses to or in respect of each Canadian Company Employee Benefit Plan and each Company Employee Benefit Agreement have been paid in full even though not otherwise required to be paid until a later date or has made full and adequate disclosure of and provision for those contributions and premiums in the Books and Records. No Taxes, penalties or fees are owing or eligible under or in respect of any Canadian Company Employee Benefit Plan.

(f)        Other than routine claims for benefits, no Canadian Company Employee Benefit Plan is subject to any pending action, investigation, examination, claim (including claims for Taxes) or other proceeding initiated by any Person, and there exists no state of facts that could reasonably be expected to give rise to any such action, investigation, examination, claim or other proceeding.

(g)        Canadian Company is not bound by or party to any plans that provide pension benefits for Canadian Company Associates. Canadian Company has never (i) sponsored or participated in a defined contribution pension plan or a defined benefit pension plan, or (ii) participated in a multi-employer pension plan as that term is defined under the Pension Benefits Act (Ontario) or the Pension Benefits Standards Act, 1985 (Canada), or in any similar type of plan for purposes of any other applicable pension benefits standards legislation. No Canadian Company Employee Benefit Plan that is a pension plan has undergone a conversion of benefits from defined benefit to defined contribution benefit, or vice versa.

(h)        No Canadian Company Employee Benefit Plan or any other agreement affecting any Canadian Company Employee Benefit Plan requires or permits a retroactive increase in, or acceleration of payment or vesting of, contributions, premiums, benefits or other payments due under that Canadian Company Employee Benefit Plan or agreement.

(i)         Except as explicitly contemplated by this Agreement or set forth in Schedule 5.19(i), neither the execution of this Agreement nor the consummation of any of the transactions contemplated under the Transaction Documents (either alone or in combination with another event, whether contingent or otherwise) will: (i) result in any payment (whether of  bonus, severance or other payment or obligation to any Company Associate or independent contractor and whether or not under any Canadian Company Employee Benefit Plan); (ii) increase the benefits payable or provided to, obligation to fund benefits or result in a forgiveness of any indebtedness of, with respect to any Company Associate or independent contractor; (iii) accelerate the vesting of benefits, vesting distribution, restriction of funds, funding or time of payment of any compensation, equity award or other similar benefit; or (iv) result in any “parachute payment” (whether or not such payment is considered to be reasonable compensation for services rendered).

(j)         To Seller’s Knowledge, neither any member of Canadian Company nor any Company Associate is obligated under any Contract or subject to any Order of any court or other Governmental Authority that would interfere with such Person’s efforts to promote the interests of Canadian Company or that would interfere with the Company Business or any Company Affiliate.  To Seller’s Knowledge, neither the execution nor the delivery of this Agreement, nor the carrying on of the Company Business or any Company Affiliate as presently conducted nor any activity of such member or Company Associate in connection with the carrying on of the Company Business or any Company Affiliate as presently conducted will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such members or Company Associates are now bound.

Section 5.20.   Business Conduct.

Except as set forth on the applicable subsection of Schedule 5.20 or Schedule 1.01(d), since March 31, 2019, each Company has conducted the Company Business only in the ordinary course of business and there has been no Material Adverse Effect.  Without limiting the foregoing, except for the transactions contemplated hereby, by the other Transaction Documents and as set forth on Schedule 1.01(d) or the applicable subsection of Schedule 5.20, since March 31, 2019, neither Company has:

(a)        entered into any transaction related to the Company Business other than in the ordinary course of business;

(b)        amended, modified, supplemented, rescinded or terminated (and not renewed) any existing Material Agreement;

(c)        sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any of a Company’s assets or Intellectual Property related to the Company Business, other than in the ordinary course of business;

(d)        acquired any assets related to the Company Business, other than in the ordinary course of business, nor acquired or merged with any other business related to the Company Business;

(e)        incurred or created, or permitted to be incurred or created, or suffered to exist, any Encumbrance on the assets of a Company;

(f)        experienced any destruction, damage or other loss (whether or not covered by insurance) of any asset of a Company used in or necessary to the conduct of the Company Business, other than such destruction, damage or other loss;

(g)        increased the level of benefits under any Company Employee Benefit Plan, the salary or other compensation (including termination and/or severance arrangements, whether monetary or otherwise) payable or to become payable to any Company Associate or independent contractor or obligated itself to pay any bonus or other additional salary or compensation to any such Company Associate or independent contractor;

(h)        made any material change related to the Company Business in any allowance or Tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes or made any Tax election or settled or compromised any Tax Liability with any Governmental Authority;

(i)         waived or amended any material right relating to the conduct of the Company Business;

(j)         made any capital expenditure (or series of related capital expenditures) that is in excess of Ten Thousand Canadian Dollars ($10,000 CAD);

(k)        authorized or made any distribution to its members or made any payments to Company Associates or independent contractors, other than salary obligations and benefits in existence as of the Effective Date which are in the ordinary course of business;

(l)         incurred any Indebtedness;

(m)       made any loans or advances to any Person;

(n)        approved, adopted, amended, modified or terminated any Company Employee Benefit Plan;

(o)        made any alteration or change in a Company’s credit guidelines or policies, charge-off policies or accounting methods;

(p)        failed to pay or perform when due any obligation of such Company;

(q)        accelerated the collection of any Account Receivable or any Indebtedness or other obligation owed to such Company before it is due or otherwise owed;

(r)         voluntarily or involuntarily surrendered, terminated or permitted to lapse or expire any Permit or accreditation used or maintained by a Company in the conduct of the Company Business, except where any such Permit or accreditation has been renewed in the ordinary course of business; or

(s)        taken nor agreed to take any action described in this Section 5.20.

Section 5.21.   Transactions with Related Parties.

Except as set forth in Schedule 5.21, (i) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the Company Business; (ii) no Related Party is, or has at any time been, indebted to a Company; (iii) no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving a Company; (iv) no Related Party is competing, or has at any time competed, directly or indirectly, with a Company; and (v) no Related Party has any claim or right against a Company (other than rights to receive compensation for services performed as an employee of a Company).

Section 5.22.   Certain Payments.

None of the Companies, Seller or any Affiliate of a Company or Seller has, no director, stockholder, officer, Key Employee and to the Seller’s Knowledge, no Company Associate, or

agent of any of the foregoing has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

Section 5.23.   Indebtedness.

Except as set forth on Schedule 5.23, neither Company has any Indebtedness, contingent or otherwise, that a Company, nor any Affiliates, directors, officers or employees thereof, have directly or indirectly created, incurred, assumed or guaranteed, or with respect to which a Company has otherwise become directly or indirectly liable, including purchase money financing or capital lease obligations.  Schedule 5.23 includes the name of each creditor, all amounts owing, including principal and interest, and when such Indebtedness is due and payable. Neither Company is in default of any of its obligations to such creditors or any such default has been waived in writing.

Section 5.24.   Customer and Supplier Relationships.

(a)        Schedule 5.24(a) sets forth the names of the 10 largest customers, contractors and other Persons (based upon invoiced amounts during such periods) from whom the Companies derived revenues in connection with the Company Business for the Fiscal Period ended March 31, 2019 and the twelve (12)-month period ended as of the Balance Sheet Date, and the amount for which each such customer, contractor or other Person was invoiced during such periods (collectively, the “Major Customers”).  Except as set forth in Schedule 5.24(a), neither Company has received any notice, that any Major Customer has ceased, or intends to cease, to purchase or use Company Products, or has substantially reduced, or intends to substantially reduce, the purchase or use of Company Products from a Company.  Each Company is in compliance with its obligations to all of the current Major Customers.

(b)        Schedule 5.24(b) sets forth the name of the 10 largest (based upon payments made by such Company) suppliers, vendors or other providers of services to a Company during the Fiscal Period ended March 31, 2019 and the twelve (12)-month period ended as of the Balance Sheet Date, and the amount for which the applicable Company was invoiced by each such supplier, vendor or service provider during such periods (collectively, the “Major Suppliers”).  Except as set forth on Schedule 5.24(b), neither Company has received any notice that any Major Supplier has ceased, or intends to cease, to supply products or other goods or services to such Company on or after the Closing, or has substantially reduced, or intends to substantially reduce, the supply of such items or services to such Company after the Closing.  Each Company is in compliance with its obligations to all of its suppliers, vendors and other providers of services.

Section 5.25.   Accounts Receivable.

Except as set forth on Schedule 5.25, all of each Company’s accounts, accounts receivable, notes and notes receivable, including all rights of each Company to payment for services rendered that are payable to such Company, including any security held for the payment thereof (collectively, the “Accounts Receivable”), are valid and binding obligations of each party thereto.  No reserve for bad debts is reflected on the Financial Statements based upon past practices and experience, and the Accounts Receivable are not subject to any setoffs or counterclaims.  All of the Accounts Receivable are reflected properly on the applicable Company’s books and records.  Each Company has used commercially reasonable efforts in its collection of the Accounts

Receivable.  Each of the Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.

Section 5.26.   Claims.

Except as described on Schedule 5.26(a): (i) each product sold, leased or delivered, or service provided, by a Company has conformed with all applicable contractual commitments and all express and implied warranties; and (ii) neither Company has any Liability (and there is no pending or threatened claim against it that would reasonably be expected to give rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product sold, leased or delivered, or service provided, by a Company is subject to any guaranty, warranty or other indemnity beyond such Company’s Contracts with clients entered into in the ordinary course.

Section 5.27.   Officers and Directors; Company Names and Locations.

(a)        Schedule 5.27(a) lists all officers and directors of each Company.

(b)        Except as set forth on Schedule 5.27(b), neither Company has used any name or names other than its current name under which it has invoiced account debtors, maintained records concerning its assets, entered into contracts with any Person, represented itself to the public or to any Person or otherwise conducted business.  All of the tangible assets and properties of the Companies are located at the locations set forth on Schedule 5.27(b) except for laptops, cellular telephones, personal data storage and electronic communication devices and similar equipment or supplies that may be in the possession of personnel of a Company.

Section 5.28.   Brokers.

Neither Company has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or any other Transaction Document.

Section 5.29.   Competition Act (Canada).

Neither the aggregate value of the assets in Canada of the Companies, including the Companies and any other Subsidiaries, nor the annual gross revenues from sales in or from Canada generated by such assets, exceeds Ninety-Six Million Canadian Dollars ($96,000,000 CAD), in each case as determined in accordance with the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as expressly set forth on the applicable section of the Buyer Disclosure Schedules delivered to Seller on the Effective Date (the “Buyer Disclosure Schedules”), Buyer hereby represents and warrants to Seller that the statements contained in this Article VI with respect to Buyer, are true and correct as of the Effective Date.

Section 6.01.   Organization and Good Standing.

Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario, Canada.

Section 6.02.   Execution and Effect of Agreement.

Buyer has the power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer, and no other proceeding, approval or authorization on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document and the transactions contemplated hereunder and under the other Transaction Documents.  This Agreement and each other Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the Bankruptcy and Equity Exceptions.

Section 6.03.   No Violation.

Neither the execution or delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party nor the consummation of the transactions contemplated under this Agreement or any of the other Transaction Documents to which Buyer is a party, will: (a) violate any statute, regulation, rule, Order, ruling, charge or restriction of any Governmental Authority to which Buyer is a party or by which or to which Buyer or any of its assets or properties is bound or subject, or the provisions of the organizational documents of Buyer; (b) conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, the terms of any material agreement to which Buyer is a party or to which it or any of its assets or properties is bound or subject; (c) require the receipt of any consents, approvals, permits and authorizations from any Governmental Authority or any other third party which has not been obtained prior to the date of this Agreement; or (d) require any notice, filing or making of any declarations to any Governmental Authority or any other third party.

Section 6.04.   Litigation.

There is no Proceeding, Order or claim pending, or to Buyer’s knowledge, threatened, against Buyer which seeks to restrain, prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby.

Section 6.05.   Brokers.

Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or other Transaction Documents.

ARTICLE VII

INDEMNIFICATION

Section 7.01.   Obligations of Seller.

(a)        As consideration for the commitment of Buyer hereunder, subject to the conditions and limitations set forth in this Article VII, Seller hereby agrees to indemnify and hold harmless Buyer, the Companies (following the Closing) and each of their respective Affiliates, directors, officers, agents and employees and each other Person, if any, controlling Buyer (each a “Buyer Indemnified Person”) from and against any loss, damage, injury, decline in value, indirect or consequential damage (where such damage is the natural, probable and reasonably foreseeable consequence of the applicable breach or violation), Liability, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any expert fee, accounting fee or advisory fee), charge, cost or expense of any nature (including the reasonable fees of counsel and all other reasonable expenses incurred by any such Person in connection with investigating, preparing or defending any Proceeding pending or threatened, that is subject to indemnification hereunder, whether or not such Person is a party hereto), or Proceedings in respect thereof (each, a “Loss”), to which such Buyer Indemnified Person becomes subject as a result of, or based upon or arising out of, directly or indirectly, any of the following:

(i)         without giving effect to any Schedule Update delivered by Seller, any inaccuracy in or breach of any representation or warranty made by Seller pursuant to this Agreement, the Seller Closing Certificate and any other Transaction Document or any other document or certificate delivered by Seller or, prior to the Closing, a Company pursuant to this Agreement or any other Transaction Document;

(ii)        any breach or nonperformance of any covenant made or to be performed by Seller or, prior to the Closing, the Companies pursuant to this Agreement, Seller Closing Certificate or any other document or certificate delivered by Seller or a Company pursuant to this Agreement or any Transaction Document;

(iii)       the Company Obligations, to the extent not deducted from the Purchase Price in the determination of the Closing Purchase Price Payment;

(iv)       any obligations relating to any Company Associates or independent contractor for any pre-Closing wages, salaries, compensation, bonuses, commissions, holiday or vacation pay, overtime pay, pension, termination pay, severance pay, pay in lieu of reasonable notice, benefits, statutory remittances and withholdings, or other compensation of any kind or nature whatsoever.  Without in any way limiting the generality of the foregoing, the Seller acknowledges and agrees that this clause (iv) includes any obligations arising from or relating to the termination of the employment or engagement of the Company Associates or independent contractors that will not be continuing with the Company Business post-Closing pursuant to the Separation Agreements;

(v)        any Transaction Expenses of a Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Purchase Price Payment;

(vi)       any Proceeding relating directly or indirectly to any matters described in clauses (i), (ii), (iii), (iv) or (v) of this Section 7.01(a) (including any Proceeding commenced by a Buyer Indemnified Person for the purpose of enforcing any of its rights under this Section 7.01(a)); and

(vii)      Section 8.08(a).

(b)        With respect to any Loss suffered by a Buyer Indemnified Person potentially recoverable under an applicable policy or policies of insurance of Buyer or a Company: (i) Buyer may make a claim with respect thereto under the applicable insurance policy or policies; and (ii) to the extent amounts paid to any such Buyer Indemnified Person by Seller in respect of such

Losses are potentially recoverable under an applicable policy or policies of insurance, such Company and/or Buyer may, upon written request to do so, assign to Seller any such claim or claims under such applicable policy or policies of insurance up to the amount so paid to Buyer or such Company, as applicable. No party may recover for a breach of or under this Agreement or otherwise more than once is respect of the same Loss suffered or amount for which the party is otherwise entitled to claim (or part of such Loss or amount), and no amount (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

Section 7.02.   Obligations of Buyer.

As consideration for the commitment of Seller hereunder, subject to the conditions and limitations set forth in this Article VII, Buyer agrees to indemnify and hold harmless Seller and each of its Affiliates, directors, officers, agents and employees and each other Person, if any, controlling Seller (each a “Seller Indemnified Person”) from and against any Loss to which a Seller Indemnified Person becomes subject as a result of, or based upon or arising out of, directly or indirectly any of the following:

(a)        after giving effect to any Schedule Update delivered by Buyer, any inaccuracy in or breach of any representation or warranty made by Buyer pursuant to this Agreement, the Buyer Closing Certificate any other Transaction Document or any other document or certificate delivered by Buyer pursuant to this Agreement or any Transaction Document; or

(b)        any breach or nonperformance of any covenant made or to be performed by Buyer or, after the Closing, the Companies, pursuant to this Agreement, the Buyer Closing Certificate any other Transaction Document or any other document or certificate delivered by Buyer pursuant to this Agreement or any Transaction Document.

Section 7.03.   Procedure; Payment.

(a)        Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to herein as an “Indemnified Person”.  Any Indemnified Person seeking indemnification with respect to any actual or alleged Loss shall give written notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) promptly (and in any event within 30 days) after the Indemnified Person becomes aware of such Loss, specifying in reasonable detail the basis on which indemnification is sought and the amount of the asserted Losses and method of computation thereof, and, in the case of a Third Party Claim, such other relevant information that the Indemnified Person may have in his, her or its possession regarding such claim, including a copy of all papers served on or received by the Indemnified Person with respect to such Third Party Claim, if any.  Failure to provide the specified notice within 30 days, however, will not affect the Indemnified Person’s rights to indemnity hereunder from the Indemnifying Person, unless the Indemnifying Person can show material prejudice resulting from such failure and then only to the extent of such material prejudice (provided that the Indemnifying Person shall have no liability whatsoever under this Article VII or otherwise if notice of a Loss or claim was not provided within the applicable survival period relating to such Loss or claim as set forth in Section 7.04).  The Indemnifying Person shall, within 30 days after his, her or its receipt of a claim notice from an Indemnified Person, notify the Indemnified Person in writing as to whether the Indemnifying Person admits or disputes the claim described in the notice.  If the Indemnifying Person gives written notice that he, she or it admits the indemnification claim described in such notice, or if the Indemnifying Person fails to notify the Indemnified Person within such 30 day period that he, she or it either admits or disputes such claim for indemnification, then the Indemnified Person shall be entitled to indemnification pursuant to the provisions of this Article VII, and subject to the limitations hereof, with respect to the Losses arising out of or related thereto.  If the Indemnifying Person notifies the Indemnified Person in writing that he, she or it disputes such claim for indemnification, or that he, she or it admits the entitlement of the Indemnified Person to indemnification under this Article VII with respect thereto but disputes the amount of the Losses in connection therewith, then in either of such cases the indemnification claim described in the notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced and finally adjudicated in accordance with Article XI.  Unless otherwise mutually agreed by the Indemnified Person and the Indemnifying Person, amounts which the Indemnified Person is entitled to receive from the Indemnifying Person pursuant to this Article VII shall be paid in accordance with Section 7.03(e).

(b)        If any Loss is asserted by any third party against any Indemnified Person (“Third Party Claim”) and the Indemnifying Person admits that an Indemnified Person is entitled to indemnification with respect to such Third Party Claim, the Indemnifying Person shall have the right, unless otherwise precluded by applicable Law or this Section 7.03, to assume, conduct and control the defense, compromise or settlement of any Action or threatened Action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article VII, subject to the following:

(i)         The Indemnifying Person must consult with the Indemnified Person with respect to the handling of such Third Party Claim and the Indemnifying Person must employ counsel reasonably satisfactory to the Indemnified Person (which approval may not be unreasonably withheld, delayed or conditioned).

(ii)        The Indemnifying Person must not settle or compromise any Action (A) without the express written consent of the Indemnified Person (which consent may not be unreasonably withheld, delayed or conditioned) if such settlement solely involves the issuance of monetary relief or (B) without the express written consent of the Indemnified Person (in the Indemnified Person’s sole discretion) if such settlement involves the issuance of injunctive or other forms of non-monetary relief, in either case binding upon the Indemnified Person, or a plea of guilty, or nolo contendere on the part of any Indemnified Person in any criminal or quasi-criminal Action or which involves any admission of liability, responsibility, culpability or guilt on the part of the Indemnified Person or which has any collateral estoppel effect on the Indemnified Person.

(iii)      The Indemnifying Person shall not be entitled to assume control of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person if: (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Person reasonably believes an adverse determination with respect to the Action or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Person’s reputation or future business prospects; (C) the Indemnified Person has been advised by legal counsel that there is a conflict of interest between the Indemnified Person and the Indemnifying Person in the conduct of such Proceeding; (D) the claim seeks an injunction or equitable relief against the Indemnified Person; or (E) the claim is asserted by a Major Customer or Major Supplier of a Company.  In any such case, the Indemnifying Person shall not be responsible for paying, in connection with any one Action or separate but substantially similar Actions in the same jurisdiction arising out of the same general allegations or circumstances, the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) for all the Indemnified Persons.  With respect to the Actions that are the subject of this paragraph (iii), the Indemnifying Person shall have the right to retain its own counsel (but the expenses of such counsel shall be at the expense of the Indemnifying Person) and participate therein, and no Indemnifying Person shall be liable for any settlement of any Action without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)        Subject to the foregoing, if the Indemnifying Person elects to assume and control the defense of a Third Party Claim, it will provide notice thereof within 30 days after the Indemnified Person has given notice of the matter, or such shorter time as the circumstances may require.  In such circumstances, the Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the expense of the Indemnified Person unless (x) the employment thereof has been specifically authorized by the Indemnifying Person in writing and the Indemnifying Person has agreed in writing to pay such fees and expenses or (y) the Indemnifying Person has failed to assume the defense and employ counsel or otherwise fails to diligently pursue the defense of such Action.  If the Indemnifying Person disputes the right of an Indemnified Person to indemnification under this Article VII with respect to the full amount of any Third Party Claim, then in such event: (i) the Indemnified Person may defend the Third Party Claim with counsel of its choice; (ii) the Indemnified Person shall defend such Third-Party Claim in good faith and shall apprise the Indemnifying Person from time to time of the progress of such defense; (iii) the Indemnified Person may enter into a settlement thereof without seeking or obtaining approval of the Indemnifying Person; and (iv) the amount of the Losses incurred by the Indemnified Person in connection with such Third Party Claim, including the attorneys’ fees and costs incurred by the Indemnified Person in defending the Third Party Claim, and the Indemnified Person’s right to indemnification under this Article VII with respect thereto, shall be a disputed indemnification claim to be resolved by settlement between the Indemnified Person and the Indemnifying Person, or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Person or the Indemnified Person, or by any other mutually agreeable method.

(d)        If the Indemnifying Person elects to assume and control or participate in the defense of any Third Party Claim, the Indemnified Person shall take all commercially reasonable efforts necessary to assist the Indemnifying Person in such defense and shall use commercially reasonable efforts to make available to the Indemnifying Person any witnesses, books, records or other documents within its control that are necessary or appropriate for such defense and shall otherwise cooperate in the defense.

(e)        Upon final determination of the amount due to an Indemnified Person under this Article VII (whether by agreement between the Indemnifying Person and the Indemnified Person or after a settlement agreement is executed or a final Order is rendered by a court of competent jurisdiction with respect to the Indemnification Matter) (“Indemnification Amount”) with respect to a matter for which indemnification is sought (“Indemnification Matter”), the Indemnifying Person shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, by wire transfer or delivery of other immediately available funds, to an account designated by the Indemnified Person subject to the limitations specifically set forth in this Article VII.  Notwithstanding the foregoing, if Seller is the Indemnifying Person, satisfaction of the Indemnification Amount shall be subject to Section 7.05. Any payments made pursuant to this Article VII shall be treated hereto as an adjustment to the Purchase Price.

(f)        After delivery of a claim for indemnification under this Article VII, so long as any right to indemnification exists pursuant to this Article VII, the affected parties each agree to retain all books and records related to such claim.  Any information or documents delivered to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall require its representatives not to disclose any such information which is otherwise required hereunder to be kept confidential).

Section 7.04.   Survival.

Except as otherwise provided in this Section 7.04, the representations and warranties made by the parties to this Agreement, including the representations and warranties of Seller and Buyer, shall survive the Closing and shall continue in full force and effect until the date that is 18 months following the Closing Date (the “General Survival Date”), and neither Buyer nor the Companies, on the one hand, nor Seller, on the other, shall have any liability under Section 7.02(a) or Section 7.01(a)(i), respectively, with respect to any such matter if notice of a claim regarding such matter has not been provided on or prior to the General Survival Date.  Notwithstanding the foregoing sentence, the Fundamental Representations and Buyer Fundamental Representations shall survive indefinitely. The representations and warranties set out in Section 5.07, Section 5.08(h) and Section 5.08(i)(vii) (each of them a “Statutory Representation” and collectively, the “Statutory Representations”) shall survive the  Closing and shall continue in full force and effect until 180 days beyond: (i) for the Statutory Representations in Section 5.07, the later of (A) the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax Laws in respect of any tax year ending prior to the Closing Date could be issued under such Tax Laws to a Company, and (B) the date upon which the period to file  an appeal from an assessment, reassessment or other determination of such Taxes, or decision of a Governmental Authority in respect thereof,  has expired and such appeal has not been filed (the “Tax Survival Date”) and the Seller shall not have any liability under Section 7.01(a)(i) or Section 8.08 with respect to any matter if notice of a claim regarding such matter has not been provided on or prior to the Tax Survival Date; and (ii) for the Statutory Representations in Section 5.08(h) and Section 5.08(i)(vii), the expiration of the statute of limitations applicable to the subject matter of such representation and warranty (the “Privacy Survival Date”), and Seller shall not have any liability under Section 7.01(a)(i) with respect to any such matter if notice of a claim regarding such matter has not been provided on or prior to the Privacy Survival Date.  All covenants and agreements made by the parties to this Agreement (expect for those that by their terms do not survive the Closing), shall survive the Closing and shall continue in full force and effect until the date that is 180 days following the expiration of the statute of limitations applicable to the subject matter of such covenant or agreement, as applicable, and neither Buyer nor Seller shall have any liability under Section 7.01 or Section 7.02, respectively, with respect to any such matter if notice of a claim regarding such matter has not been provided on or prior to such date.  The foregoing survival periods shall not apply with respect to Actions that arise from or are related to any fraud or any intentional misrepresentation on the part of either party, which shall survive indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable survival period, an Indemnifying Person shall have been properly notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 7.05.   Setoff.

(a)          Notwithstanding anything to the contrary contained in this Agreement, subject to the limitations set forth in this Section 7.05 and in Section 7.06, with respect to any US Working Capital Shortfall or Canadian Working Capital Shortfall required under Section 2.04(f) to be paid by Seller to Buyer or any payment required under this Article VII to be made by Seller to any Buyer Indemnified Person for any indemnification claim (together with interest thereon (if any) and all costs and expenses related thereto with respect to which any Buyer Indemnified Person is entitled to recover under the provisions of this Agreement, a “Seller Payment”), Buyer shall have the right, in Buyer’s sole discretion, to satisfy the amount of such Seller Payment by set-off, offset, and reduction of any and all amounts then due or to be become due to Seller under this Agreement or any other Transaction Document, including the Escrow Amount, the Earn-Out Amount, or any other payment stream, agreement or obligation of any kind or nature whatsoever, subject to the requirements of applicable Laws.

(b)          Buyer may only exercise the right of set-off provided in this Article VII in respect of claims relating to Losses actually incurred by Buyer (in which case the amount of such set-off shall be the amount of such actual Losses) or claims actually asserted by a third Person (in which case the amount of the set-off shall not exceed the Buyer’s good faith estimate of the amount of indemnifiable Losses that will ultimately be payable to Buyer in respect of such claims). If any such claims for indemnity are resolved in favor of Sellers by mutual agreement or otherwise, or if the amount set-off exceeds the amount ultimately payable to the Buyer in respect of such claim, Buyer shall pay to the Seller the excess of such set-off amount. In the event that the amount set-off by Buyer is equal to or greater than 25% of the amount ultimately payable to Buyer in respect of such claim, then Buyer shall also pay to Seller interest at a rate of 6% per annum on such excess amount, such interest to accrue from the date on which such set-off amount would have been paid to the Seller but for the claim in question.  Neither the exercise of nor the failure to exercise such right of setoff or offset will constitute an election of remedies or limit any Buyer Indemnified Person in any manner in the enforcement of any other remedies that may be available to any Buyer Indemnified Person.

(c)        Notwithstanding the survival periods set forth in Section 7.04, if Buyer provides a notice of a claim seeking indemnification with respect to any actual or alleged Loss prior to the expiration of the applicable time period set forth in Section 7.04, Buyer shall be entitled to satisfy any set-off amount pursuant to this Section 7.05 by reduction and set-off from any amounts to be paid to Seller after the expiration of the applicable time periods set forth in Section 7.04.

(d)        To the extent not set-off against the Earn-Out Amount, Buyer and Seller agree that any Seller Payment, including all amounts determined as payable as a result of any claim by a

Buyer Indemnified Person for indemnification under this Article VII, shall be paid first with the Escrow Amount in accordance with the Escrow Agreement. Seller further acknowledges and agrees that it shall instruct the Escrow Agent to pay such amounts to Buyer from the Escrow Amount and to take all other actions reasonably necessary to cause Escrow Agent to make any such payment.

Section 7.06.   Limitations.

Notwithstanding anything in this Agreement to the contrary:

(a)        other than with regard to indemnification obligations with respect to: (i) any breaches of the Fundamental Representations; (ii) any breaches of the Statutory Representations; (iii) any liabilities of and any Actions that Buyer Indemnified Persons may have which arise from or are related to any fraud or any intentional misrepresentation on the part of Seller or a Company prior to the Closing; (iv) any liabilities for Taxes of a Company, not disclosed on, provided for or included in the balance sheets forming part of the Financial Statements, except those liabilities: (y) disclosed in this Agreement or any Seller Disclosure Schedule or Company Disclosure Schedule; or (z)  accruing or incurred subsequent to the Balance Sheet Date but prior to the Closing in the ordinary course of business, and included in the calculations set out in Section 2.04; or (v) any liability arising out of the Pre-Closing Reorganization other than any Non-Indemnified Taxes (collectively, the “Excluded Items”), Seller shall have no indemnification obligation under Section 7.01(a)(i) until the aggregate amount of all indemnification claims thereunder exceeds Twenty-Five Thousand Canadian Dollars ($25,000 CAD) (the “Deductible”), in which case Seller shall be responsible for the amount of such Losses in excess of the Deductible;

(b)        subject to Section 7.06 (c), (d) and (e) Seller shall have a separate maximum indemnification obligation under Section 7.01(a)(i), including indemnification obligations satisfied by Buyer’s right to setoff pursuant to Section 7.05, equal to Seven Hundred and Fifty Thousand Canadian Dollars ($750,000 CAD);

(c)        with respect to the Statutory Representations, Seller shall have a separate maximum indemnification obligation under Section 7.01(a)(i), including indemnification obligations satisfied by Buyer’s right to setoff pursuant to Section 7.05, equal to One Million and Five Hundred Thousand Canadian Dollars ($1,500,000);

(d)        with respect to the Fundamental Representations, Seller shall have a separate maximum indemnification obligation under Section 7.01(a)(i), including indemnification obligations satisfied by Buyer’s right to setoff pursuant to Section 7.05, equal to the Purchase Price;

(e)        Seller acknowledges and agrees that the amounts available to satisfy the indemnification obligations specified in each of Section 7.06(b), Section 7.06(c) and Section 7.06(d), are each separate and apart from the other amounts available and no recovery by Buyer under any one category will result in the diminution of the amount available for recovery in any other category; provided, that, in no event will the aggregate recovery by Buyer under Section 7.06(b), Section 7.06(c) and Section 7.06(d) exceed the Purchase Price; and

(f)        Seller agrees that it will not seek and is not entitled to, on any theory or basis, contribution from or indemnification by, a Company for any Indemnification Matter.

Section 7.07.   Remedies.

(a)        The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained herein shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(b)        Except as otherwise expressly provided herein, no delay of, or omission in, the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

(c)        For purposes of calculating the amount of Losses to which the Buyer Indemnified Persons or the Seller Indemnified Persons are entitled under this Article VII, and for purposes of determining whether a representation or warranty has been breached, the terms “material,” “materiality,” and “material adverse effect”, and other words of similar meaning or import, will be disregarded.

Section 7.08.   Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VIII

COVENANTS

Section 8.01.   Exclusivity.

(a)     No Solicitation of Acquisition Proposal.  Until the earlier of (x) the Closing and (y) the termination of this Agreement, neither the Companies nor Seller will, and will not permit or authorize any of its or their Representatives to, directly or indirectly, take any of the following actions with any Person other than Buyer without the prior written consent of Buyer: (i) solicit, initiate, facilitate or encourage, or furnish information with respect to a Company or Seller in connection with, any inquiry, proposal or offer with respect to an Acquisition Proposal; (ii) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third Person with respect to any Acquisition Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal or requiring Seller or a Company to abandon, terminate or refrain from consummating a transaction with Buyer.  The Companies and Seller shall, and shall cause each of its and their Affiliates to, immediately cease any discussions or negotiations existing as of the Effective Date with any third Person relating to any Acquisition Proposal, and shall request that all confidential information furnished on behalf of the Companies or Seller to any such Persons be returned.

(b)     Notice to Buyer.  The Companies and Seller shall, and shall use commercially reasonable efforts to cause its and their Representatives to, notify Buyer orally and in writing (including by providing copies thereof) promptly upon receipt of any inquiry, offer or proposal with respect to an Acquisition Proposal or any known breach of the covenants contained in Section 8.01(a).

Section 8.02.   Operation of the Business.

Except as expressly contemplated by this Agreement, including the Pre-Closing Reorganization and the Separation Agreements, or otherwise consented to by Buyer in writing, between the Effective Date and Closing, the Companies and Seller, as applicable, shall:

(a)     use efforts consistent with their past practices (but not less than commercially reasonable efforts) to maintain the Company Business in compliance with applicable Laws, in good operating condition and repair consistent with past practices, and maintain insurance with respect thereto substantially as in effect on the Effective Date;

(b)     not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business, and each Company shall use all commercially reasonable efforts to maintain the goodwill and reputation associated with the Company Business, shall keep available the services of all Company Associates and independent contractors, shall use efforts consistent with their past practices (but not less than commercially reasonable efforts) to maintain their relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Company and shall avoid taking any action that could reasonably be expected to cause or constitute a breach of any of the representations or warranties contained in Articles IV or V;

(c)     comply with all Laws and contractual obligations applicable to them and the operation of the Company Business;

(d)     not enter into any contract or commitment (i) with any customer or (ii) with any other Person, except for non-customer contracts and commitments entered into in the ordinary course that require payments of less than Ten Thousand Canadian Dollars ($10,000 CAD) in the aggregate;

(e)     not amend, supplement, restate or modify the Organizational Documents;

(f)     not issue any equity or other securities, or any options, warrants, rights or securities convertible into equity or other securities;

(g)     not pay any distributions, redeem any Equity Securities or otherwise cause any assets of a Company to be distributed to Seller or any third Person;

(h)     not amend, assign or terminate any Material Agreement or consent to any amendment, assignment or termination of any Material Agreement or take any steps in relation to the foregoing;

(i)      not license, transfer, pledge, charge over, encumber, mortgage or otherwise dispose of any tangible or intangible asset, other than sales of Company Products in the ordinary course of business;

(j)      not cancel, amend, release, waive or compromise any debts or claims in favor of a Company;

(k)     not incur any Indebtedness (including under existing credit facilities or other extensions of credit) or permit any asset to become subject to any Encumbrance, in each case other than in the ordinary course of business;

(l)      not take any action that would reasonably be expected to have a Material Adverse Effect on a Company, the US Shares, the Purchased Shares or the Company Business;

(m)    not institute any material change in the conduct of a Company or the Company Business, in its method of purchase, sale, lease, management, marketing, operation or accounting or to management personnel;

(n)     except as set forth in the Company Disclosure Schedules, not increase the compensation payable to any Company Associate or independent contractor or grant to any Company Associate or independent contractor any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation (including severance, retention, termination or “change of control” benefits, whether monetary or otherwise);

(o)     not hire or retain any new Company Associate or independent contractor or amend any employment or engagement terms for any Company Associate or independent contractor;

(p)     not establish, amend, modify or terminate any other plan, program, policy or arrangement covering the Company Associates or independent contractors, including any Company Employee Plan (including granting or modifying any bonus, change of control or termination arrangements, whether monetary or otherwise);

(q)     not terminate any Company Associates or independent contractors or transfer any Company Associates or independent contractors to any other position, except in accordance with the terms of this Agreement or with the express written consent of Buyer;

(r)      timely pay and contribute any cash amounts to each Company Employee Plan necessary to fully fund all of the benefit liabilities of such Company Employee Plan on a plan termination basis as of the Closing Date;

(s)     cooperate with Buyer and assist Buyer in identifying the Permits required by Buyer to operate the Company Business from and after the Closing Date and either transferring existing Permits to Buyer, where necessary and permissible, or obtaining new Permits for Buyer;

(t)      not change any accounting method, practice or policy, settle or compromise any Tax Liability with any Governmental Authority or make or amend any Tax election or file any amended Tax return;

(u)     not incur or commit to any capital expenditure or acquire any assets, properties, capital stock or business of any other Person (except for the acquisition of assets used in the ordinary course of business);

(v)     upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Actions and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the transactions contemplated by this Agreement, all without further consideration;

(w)    not settle or compromise any litigation or any investigation or proceeding by or before any Governmental Authority; and

(x)     not agree or commit to do anything described in the foregoing clauses (b) through (w).

Section 8.03.   Notification.

Between the Effective Date and the Closing, each Company and Seller on the one hand, and Buyer on the other hand, shall promptly notify Buyer or Seller, as applicable, in writing if any of them becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Seller’s or a Company’s representations and warranties or Buyer’s representations and warranties, as applicable, made as of the Effective Date or (ii) the occurrence after the Effective Date of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or a Company’s or Buyer’s, as applicable, discovery of, such fact or condition.  Should any such fact or condition require any change to the Seller Disclosure Schedules, the Company Disclosure Schedules or the Buyer Disclosure Schedules, Seller or Buyer, as applicable, shall promptly deliver to Buyer or Seller, as applicable, a supplement to the Seller Disclosure Schedules, the Company Disclosure Schedules or the Buyer Disclosure Schedules, as applicable, specifying such change (each, a “Schedule Update”), so long as such change is not correcting a previous disclosure that was made fraudulently or through willful misconduct, gross negligence or an intentional breach of this Agreement.  Upon delivery of any such Schedule Update, Buyer or Seller, as applicable, shall be deemed to have waived any failure of the condition in Section 9.01(b) or Section 9.02(b), as applicable, relating solely to the fact or condition requiring such Schedule Update but such delivery shall not affect any rights of Buyer or Seller, as applicable, under Article VII.  During the same period, each Company and Seller or Buyer also shall promptly notify Buyer or Seller, as applicable, of the occurrence of any breach of any covenant of such Company, Seller or Buyer, as applicable, in this Article VIII or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely.

Section 8.04.   Restrictive Covenants.

Each of Seller and Firepower (each a “Restricted Party” and collectively, the “Restricted Parties”) agrees and confirms that in connection with the agreements and covenants herein, including the payment of the Purchase Price, and as a material inducement to Buyer to enter into this Agreement, Seller agrees with, and will hereafter fully comply with, abide by, and perform as follows:

(a)        Each Restricted Party hereby covenants and agrees that until three (3) years after the Closing Date, such Restricted Party shall not, and shall not permit any of its Affiliates to engage, directly or indirectly, in any Competing Business, for itself or as a stockholder, member, partner, owner, joint venture, investor, lender, director, officer, consultant, contractor, service provider, employee, representative or agent of any other person or in any other capacity whatsoever (other than as an employee or service provider of a Company, Buyer or an Affiliate of Buyer), in the Restricted Area.

(b)        Each Restricted Party hereby covenants and agrees that until five (5) years after the Closing Date, such Restricted Party will not, and will not permit any of its Affiliates to, directly or indirectly: (i) solicit or knowingly induce, or attempt to induce or otherwise cause any customer of a Company or any prospective client or customer to which a Company has actively marketed, in each case as of the Closing Date and the immediately preceding twelve months, to cease being a customer or to not become a client or customer of the Companies and/or Buyer after the Closing; (ii) solicit or knowingly induce, or attempt to induce, for employment or engagement, or employ, hire or engage, a Company Associate or any service provider to a Company as of the Closing Date; or (iii) solicit or knowingly induce, or attempt to induce, any Company Associate or independent contractor to terminate, diminish, or materially alter in a manner harmful to Buyer, any of its Affiliates, or the Companies, his, her or its relationship with Buyer, any of its Affiliates, or any of the Companies.

(c)        Notwithstanding anything to the contrary herein, this Section 8.04 shall not restrict a Restricted Party from: (i) providing consulting or employment services to any purchaser of Seller’s “Start-up Services Business,” which is defined as the business represented by the total technical services and total technical costs identified on the Sellers’ schedule of “Normalized EBITDA” provided to Buyer; (ii) providing debt financing to any business and any related requirements in the ordinary course for Seller and its Affiliates lending business, which for clarity may (1) entail a minority equity participation in the ownership of such business, (2) result in operational control following a loan default or as a result of enforcement action, or (3) entail director, officer or consulting relationships with such business, (iii) providing mergers and acquisition advice to a business similar to that of the Companies, or (iv) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(d)        Seller hereby acknowledges and confirms that the provisions of this Section 8.04 are reasonable and necessary to protect the interests of Buyer and the Companies following the Closing, that any violation of this Section 8.04 may result in an immediate, irreparable injury to Buyer and the Companies and that damages at law may not be reasonable or adequate compensation to Buyer and the Companies for violation of this Section 8.04 and that, in addition to any other available remedies, Buyer and either Company shall be entitled to have the provisions of this Section 8.04 specifically enforced by preliminary and permanent injunctive relief without the necessity of posting a bond or other security.  In the event that any court determines that any covenant contained in this Section 8.04 is unenforceable in accordance with its terms regarding duration, geographical limit or scope of prohibited activity, then such covenant shall not terminate.  Instead, with respect to its operation in the jurisdiction of the court which makes the adjudication, such covenant shall be deemed to have been amended to the extent required to render it valid and enforceable.  The adjudication shall not be deemed to affect the validity or enforceability of the covenant in any jurisdiction other than the one in which the adjudication is made.

Section 8.05.   Access to Information; Cooperation.

(a)         From the Effective Date until the Closing, Seller shall, and shall cause each Company to: (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to each Company with prior written notice; (ii) furnish Buyer and each of its Representatives with such financial, operating and other data and information related to each Company as Buyer or any of their Representatives may reasonably request; and (iii) instruct the Representatives of Seller and each Company to cooperate with Buyer in its investigation of the Companies.

(b)        From the Effective Date until the Closing, Buyer, Seller and each Company agrees that the collection, use and disclosure of Personal Data by each party hereto in respect of the transaction before this transaction is effective is restricted to those purposes that relate to whether to proceed with, carry out and complete the transaction. In the event a party hereto collects, uses or discloses Personal Data before the transaction is effective, such party will protect such Personal Data with security safeguards appropriate to its sensitivity. If the transaction does not proceed, such party that has received such Personal Data shall return it to the disclosing party, or destroy it, within a reasonable time, as requested by the disclosing party.

(c)        Promptly, and in any event within 45 days of the Closing, Seller shall deliver to Buyer, audited financial statements for and financial information for each of the Companies, in each case in compliance with ASPE and otherwise in a form acceptable to Buyer, such that Buyer can meet their reporting obligations to the United States Securities and Exchange Commission.

(d)        After the Closing, to the extent Seller receives any cash or other consideration on account of the Company Business, Seller covenants and agrees to hold such amount in trust for the benefit of Buyer, and to promptly notify Buyer of its receipt of such cash or other consideration and pay such amounts to an account of Buyer as directed by Buyer.

(e)        If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to the Purchased Shares, and indirectly, to the US Shares, and to transition to Buyer the Company Business, Seller agrees to take, and will take, all such lawful and necessary action required to so do or that Buyer otherwise reasonably requests to carry out and give effect to Seller’s agreements and undertakings pursuant to this Agreement, including providing Buyer access to and use of Seller’s time collection database relating to the Company Business and providing Buyer access to, the right to inspect and copies of such books, records, documents, data and other information relating to the Company Business as Buyer may reasonably request (including payroll records, invoices and tax-related information relating to the Company Business and in the possession of Seller).  In furtherance thereof, Seller hereby agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents, in a form reasonably satisfactory to Buyer, or take such other action as may be necessary to carry out the transactions contemplated hereby.

Section 8.06.   Press Releases; Confidentiality.

(a)        None of Buyer, the Companies, Seller, nor any of their respective Affiliates, directors, officers, Representatives, or agents, shall make any press release or public announcement disclosing the existence of this Agreement or make known publicly any facts related to the transactions contemplated hereby without the prior written consent of Buyer on the one hand or Seller on the other hand, except where such disclosure is required by Law, in which event only after prior consultation with such other party.

(b)        Seller recognizes and acknowledges that it has in the past, currently has, and in the future may have, access to non-public information of the Companies and/or Buyer and their Affiliates (including Parent) that are valuable, special and unique assets of the Companies and/or Buyer and their Affiliates (including Parent).  Seller agrees that it will not disclose such information to any Person, at any time following the Effective Date, for any purpose or reason whatsoever, except (i) to Representatives of Buyer, (ii) to investors and funding partners of Firepower; and (iii) to counsel and other advisors, provided that such advisors (other than counsel) agree in writing to the confidentiality provisions of this Section, unless (A) such information is or becomes known to the public generally through no fault of Seller, or (B) disclosure is required by Law or the Order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (B), Seller shall give prior written notice thereof to Buyer and the Companies and provide Buyer and the Companies with reasonable opportunity to contest such disclosure, unless otherwise prohibited by the terms of such Law, regulation, Order or request.  In the event of a breach or threatened breach by Seller of the provisions of this Section 8.06(b), Buyer and either Company shall be entitled to seek an injunction restraining Seller from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting Buyer or either Company from pursuing any other remedy provided for under this Agreement or otherwise for such breach or threatened breach.

(c)        Because of the difficulty of measuring economic loss as a result of a breach of the foregoing covenants in this Section 8.06 and because of the immediate and irreparable damage that would be caused for which there may be no other adequate remedy, the parties hereto agree that, in the event of a breach or threatened breach by any of them of the foregoing covenants, the covenants may be enforced against them by injunction or restraining order.

Section 8.07.   Transaction Expenses; Company Obligations.

Each party shall bear all out-of-pocket costs and expenses incurred by such party to third parties in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents to which such Person is a party, and in connection with the consummation of the transactions contemplated hereby and thereby including legal, accounting and broker’s fees (the “Transaction Expenses”).  Without limiting the generality of the foregoing, all Transaction Expenses of the Companies (prior to the Closing) and Seller and all Company Obligations shall be borne, paid, satisfied, and discharged solely and exclusively by Seller and shall have been paid in full by Seller prior to the Closing or at the Closing as a reduction of the Purchase Price payable by Buyer to Seller at the Closing and neither Buyer nor the Companies (following the Closing) shall have any liability or responsibility therefor.

Section 8.08.   Tax Matters.

(a)        Tax Indemnity.  Seller hereby agrees to indemnify and hold harmless the Buyer Indemnified Persons from, against and in respect of any and all Losses incurred or suffered by the Buyer Indemnified Persons to the extent arising out of, relating to or resulting from: (i) any Taxes imposed on or with respect to a Company with respect to any Pre-Closing Tax Period; (ii) any Taxes imposed on a Company as a result of the provisions of Treasury Regulation Section 1.1502-6 or the analogous provisions of any state, local, provincial, Canadian or other foreign Law as a result of a Company being a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date; (iii) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contract (whether or not written) to which a Company was obligated, or was a party, on or prior to the Closing Date; (iv) any Losses attributable to any breach of the representations in Section 5.07 or the provisions this Section 8.08;  (v) any Taxes imposed in connection with the Pre-Closing Reorganization, including any Taxes imposed as a result of the application of the foreign affiliate anti-dumping rules under Section 212.3 of the ITA (to the extent such Section 212.3 Taxes arose as a result of the Pre-Closing Reorganization); and (vi) all liability for Taxes arising (directly or indirectly) as a result of the transactions contemplated hereby; provided, however, the Seller shall not be obligated to indemnify the Buyer with respect to Non-Indemnified Taxes.

(b)        Tax Periods Ending on or Before the Closing Date. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, and on a basis reasonably consistent with past practice and in accordance with applicable Law, all Tax Returns with respect to any Company for taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period Returns”).  Seller shall provide a draft copy of such Pre-Closing Period Returns to Buyer for its review at least 30 Business Days prior to the due date thereof.  Buyer shall provide its comments to Seller at least 10 Business Days prior to the due date of such returns and Seller shall in good faith take into consideration all of such comments.  Seller shall be responsible for and shall timely pay, or cause to be paid, all Taxes with respect to any Company shown to be due on such Pre-Closing Period Returns no later than the due date thereof; provided, however, that Seller’s foregoing obligation to pay such Taxes shall not apply to the extent that such Taxes are accrued on the Closing Balance Sheet.

(c)        Straddle Periods.  Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, and on a basis reasonably consistent with past practice, all Tax Returns of any Company for any Straddle Period (“Straddle Period Returns”).  Buyer shall provide a draft copy of each Straddle Period Return, together with schedules, statements and, to the extent requested by Seller, supporting documentation, to Seller for its review at least 30 Business Days prior to the due date thereof.  Seller shall provide its comments to Buyer at least five Business Days prior to the due date of such returns and Buyer shall in good faith take into consideration all of such comments.  Seller shall be responsible for and shall pay, or cause to be paid, all Taxes with respect to any Company shown to be due on such Straddle Period Returns to the extent such Taxes relate to a Pre-Closing Tax Period; provided, however, that Seller’s foregoing obligation to pay such Taxes shall not apply to the extent that such Taxes are accrued on the Closing Balance Sheet.

(d)        For purposes of this Agreement:

(i)         In the case of any gross receipts, income, or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable between the Pre-Closing Tax Period and the Post-Closing Tax Period shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of such Company.

(ii)        In the case of any Taxes (other than gross receipts, income, or similar Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of: (A) all such Taxes; and (B) the percentage, expressed as a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date.

(e)        Cooperation on Tax Matters.

(i)         Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any party hereto, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.08 and any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return preparation, audit, litigation, or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree: (A) to retain all books and records with respect to Tax matters pertinent to a Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, Seller or a Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Buyer, Seller or a Company, as the case may be, shall allow the other to take possession of such books and records.

(ii)       Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereunder).

(iii)      Seller further agrees, upon request, to provide Buyer with all information that Buyer may reasonably require to satisfy the requirements of ASC 740.

(f)        Amended Tax Returns.  Seller shall not amend or cause the amendment of any Tax Returns of a Company relating to a Pre-Closing Tax Period, or file a claim for refund of Taxes attributable to any Pre-Closing Tax Period, without (i) the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) complying with Section 8.08(b).  Seller shall not amend or cause the amendment of any Tax Returns of a Company relating to a Straddle Period, or file a claim for refund of Taxes attributable to any Straddle Period, without the prior written consent of Buyer.  However, subject to Section 8.08(g) and Section 8.08(j), Buyer consents to Seller filing amended Tax Returns for the Pre-Closing Tax Period or a

Straddle Period in the event that a Taxing Authority audits such Tax Returns to modify the designation(s) made under paragraph 111(4)(e) of the ITA, provided that total income or gain realized by Company as a result of such modified designation(s) does not change.

(g)        Tax Contests.  After the Closing Date, Seller shall have the right to participate jointly with Buyer in representing the interests of a Company or Seller in any Tax audit or administrative or Proceeding (a “Tax Contest”) that relates to any Taxes of a Company for any Pre-Closing Tax Period or Straddle Period, subject to and in accordance with all of the provisions set forth in Section 7.03 regarding Third Party Claims.  Any settlement or other disposition of any Tax Contest relating to a Pre-Closing Tax Period, Straddle Period, or for the first Post-Closing Tax Period of the Canadian Company (to the extent that the Pre-Closing Reorganization is relevant to the Tax Contest), may only be made with the consent of the Seller and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall have sole control over any Tax Contest relating to a taxable period that begins after the Closing Date.

(h)        Refunds.  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of Sellers except to the extent such Tax Refund was taken into account in calculating the Closing Purchase Price Payment.

(i)         Section 338(g) Election.  Buyer shall be entitled to make an election under Section 338(g) of the Code with respect to any of the Companies, and Buyers, rather than Seller shall bear any Taxes associated with such election. Buyer shall hold the Seller harmless from and liabilities relating to any US Taxes arising from such election made by US Company.

(j)         Excessive Dividend Elections. The Seller consents and concurs to the making of the elections in subsections 185.1(2) (or any provincial equivalent) and 184(3) (or any provincial equivalent) of the ITA (or any provincial equivalent) should Canadian Company be re-assessed under Part III.1 of the ITA for making an “excessive eligible dividend designation” or under Part III of the ITA for making an “excessive capital dividend election” as part of the Pre-Closing Reorganization or at any time prior to the Closing Date, and further agrees to do all such things and take all such actions as Buyer may reasonably request to further evidence or perfect such consent, concurrence or otherwise ensure that Canadian Company incurs no liability for making an “excessive eligible dividend designation” or an “excessive capital dividend election” as part of the Pre-Closing Reorganization or at any time prior to the Closing Date.

(k)        Paragraph 88(1)(d) Designation.  The Seller will advise the Buyer in writing of any transaction or event that could reasonably be expected to prevent Canadian Company or its successors from obtaining a full tax cost “bump” pursuant to paragraph 88(1)(d) of the ITA in respect of the shares of US Company within ten Business days of the Seller becoming aware of any such transaction or event.

Section 8.09.   Closing Conditions.

From the Effective Date until the Closing, each party hereto shall, and Seller shall cause each Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article IX hereof.

Section 8.10.   Interim Financial Statements.

Commencing on the date of this Agreement and continuing until the Closing Date, each Company shall (and Seller shall cause each Company to) deliver to Buyer within ten (10) calendar days after the end of each calendar month a copy of the unaudited balance sheet of each Company for such month prepared in a manner and containing information consistent with such Company’s current practices and certified by such Company’s chief financial officer as to compliance with Section 5.04(a).

Section 8.11.   Interwork Names Change.

Seller shall, and shall cause any of its Affiliates using the Names, to cease and discontinue promptly, but in no event later than 15 Business Days after the Closing Date, any and all uses of the Names at the expense of Seller, including, as applicable, dissolving any such entity or changing any such entity’s corporate or company name to remove any reference to the Names and file in each jurisdiction in which such entity is qualified to do business all documents necessary to reflect such change of name or to terminate qualification in such jurisdiction under such name.  No later than 15 Business Days after the Closing Date Seller shall and shall cause any Affiliate using the Names to (i) revise all letterheads, policies and procedures and other internal documents and materials to delete all references to the Names, and (ii) cease, and not at any time thereafter, hold itself out as having any affiliation or association with Buyer and their Affiliates (including the Companies).

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01.   Conditions Precedent to Obligations of Buyer.

The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Buyer (in its sole discretion):

(a)     Performance of Covenants.  Each Company and Seller shall have performed, in all material respects, all of their respective obligations required to be performed by them under this Agreement prior to the Closing.

(b)     Representations and Warranties.  After giving effect to any Schedule Update delivered by Seller, (i) each of the representations and warranties of Seller in Article IV and Article V of this Agreement that does not contain an express materiality qualification must have been true, accurate and complete in all material respects as of the Effective Date and must be true, accurate and complete in all material respects as of the Closing as if made at and as of the Closing; and (ii) each of the representations and warranties of Seller in this Agreement that contains an express materiality qualification must have been true, accurate and complete in all respects as of the Effective Date, and must be true, accurate and complete in all respects as of the Closing as if made at and as of the Closing, in each case, except to the extent a different date is specified therein.

(c)     No Legal Obstruction.  There shall not be pending or threatened any Proceeding which could have the effect of frustrating or prohibiting the consummation of the transactions contemplated by this Agreement in any jurisdiction, or entered a preliminary, permanent or temporary injunction, temporary restraining order or other Order in any jurisdiction the effect of which prohibits the Closing.

(d)     Absence of Changes.  Since the Effective Date, no event shall have occurred or been threatened or circumstance arisen that could reasonably be expected to have a Material Adverse Effect on a Company or the Company Business.

(e)     Material Customers and Suppliers.  Buyer has obtained satisfactory verbal understanding and comfort regarding the consummation of the transactions contemplated by this Agreement and the Transaction Documents from each Major Customer and Major Supplier, as determined by Buyer in its sole discretion.

(f)     Closing Deliverables.  Seller shall have delivered, or caused to be delivered, to the Buyer, all of the documents, certificates, deeds, instruments, agreements and consents required to be delivered pursuant to Section 3.02(a).

Section 9.02.   Conditions Precedent to Obligations of the Companies and Seller.

The obligations of the Companies and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Companies and Seller (in their sole discretion):

(a)     Performance of Covenants.  Buyer shall have performed, in all material respects, all obligations required to be performed by Buyer under this Agreement at or prior to the Closing.

(b)     Representations and Warranties.  After giving effect to any Schedule Update delivered by Buyer, (i) each of the representations and warranties of Buyer in this Agreement that does not contain an express materiality qualification must have been true, accurate and complete in all material respects as of the Effective Date and must be true, accurate and complete in all material respects as of the Closing as if made at and as of the Closing; and (ii) each of the representations and warranties of Buyer in this Agreement that contains an express materiality qualification must have been true, accurate and complete in all respects as of the Effective Date, and must be true, accurate and complete in all respects as of the Closing as if made at and as of the Closing, in each case except to the extent a different date is specified therein.

(c)     No Legal Obstruction.  There shall not be pending or threatened any Proceeding which could have the effect of frustrating or prohibiting the consummation of the transactions contemplated by this Agreement in any jurisdiction, or entered a preliminary, permanent or temporary injunction, temporary restraining order or other Order in any jurisdiction the effect of which prohibits the Closing.

(d)     Closing Deliverables.  Buyer shall have delivered, or caused to be delivered, to Seller, all of the documents, certificates, deeds, instruments, agreements and consents required to be delivered pursuant to Section 3.02(b).

ARTICLE X

TERMINATION

Section 10.01. Termination.

This Agreement may be terminated prior to the Closing:

(a)     by mutual written consent of Buyer and Seller;

(b)     by Buyer:

(i)         if there has been a material breach by a Company or Seller of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein and Buyer shall have notified Seller of such breach in writing and the breach has not been cured within ten (10) Business Days after the notice of the breach;

(ii)        if the Closing shall not have occurred on or before the Outside Termination Date by reason of the failure of any condition precedent under Section 9.01 (unless such failure was within the control of Buyer); or

(iii)       if through no fault of Buyer, satisfaction of any condition to Closing set forth in Section 9.01 no later than the Outside Termination Date becomes impossible and such condition is not waived by Buyer.

(c)     by Seller:

(i)         if there has been a material breach by Buyer of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein and Seller shall have notified Buyer of such breach in writing and the breach has not been cured within ten (10) Business Days after the notice of the breach;

(ii)        if the Closing shall not have occurred on or before the Outside Termination Date by reason of the failure of any condition precedent under Section 9.02 (unless such failure was within the control of a Company or Seller); or

(iii)       if through no fault of Seller, satisfaction of any condition to Closing set forth in Section 9.02 no later than the Outside Termination Date becomes impossible and such condition is not waived by Seller.

Section 10.02. Effect of Termination.

(a)     Each party’s right of termination under Section 10.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

(b)     If this Agreement is terminated pursuant to Section 10.01, all obligations of the parties under this Agreement will terminate, provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified only with the written consent of each of Buyer and Seller.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of: (a) Buyer if such waiver is sought to be enforced against Buyer or the Companies (after the Closing); or (b) Seller if the waiver is sought to be enforced against Seller or the Companies (prior to the Closing).  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.02. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned or transferred without the prior written consent of the other parties hereto, except that Buyer may: (a) assign its rights under this Agreement to any lender of Buyer or a Company for collateral security purposes; or (b) assign its rights under this Agreement or any of the Transaction Documents to (i) any Affiliate of Buyer or (ii) any successor to Buyer’s business by merger or otherwise or to any party acquiring all or substantially all of Buyer’s assets, in each case, which assignee will assume all obligations of Buyer under this Agreement or the applicable Transaction Document.

Section 11.03. No Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and their respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article VII above concerning indemnification and the provisions of Section 11.13 concerning the release of the Released Claims by the Releasors are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

Section 11.04. Choice of Law; Consent to Jurisdiction.

(a)        This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the internal, substantive laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware or of any other jurisdiction that would result in the application of the laws of any other jurisdiction).

(b)        Without limiting the other provisions of this Section 11.04(b), the parties hereto agree that any Proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in any state or federal court in the State of Delaware.  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process; (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

Section 11.05. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.06. Preservation of Remedies; Non-Contractual Remedies.

Except as otherwise provided herein, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at Law or in equity.  Seller agrees and acknowledges that irreparable damage would occur to Buyer in the event that any provision of this Agreement was not performed in accordance with the terms hereof or in the event of any breach or threatened breach of any provision of this Agreement by Seller and that, therefore, Buyer shall be entitled to expedited and immediate: (x) specific performance of the terms hereof; (y) injunctive relief to enjoin any breach or threatened breach of any of the terms hereof; or (z) other appropriate equitable relief, in each case in addition to any other remedy at law, in equity, by contract, or otherwise and that in connection therewith Buyer shall not be required or compelled to post any bond or security in connection with any application or petition for any such equitable remedy or relief it or they may seek.

Section 11.07. Notices.

Unless otherwise specifically provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of: (a) personal delivery to the party to be notified; (b) actual receipt after deposit with the United States Post Office, by certified mail, postage prepaid return receipt requested; (c) the actual receipt after dispatch via nationally recognized overnight courier; or (d) confirmation of transmission by electronic mail (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties.  Notices should be provided in accordance with this Section 11.07 at the following addresses:

If to Buyer or either Company	With copies (which shall not constitute
after the Closing, to:	notice to Buyer or the Companies), to:

Wayside Technology Group, Inc,	Venable LLP
4 Industrial Way West	750 East Pratt Street, Suite 900
Eatontown, New Jersey 07724	Baltimore, Maryland 21202
E-mail: michael.vesey@waysidetechnology.com	E-mail: wbrakes@venable.com
Attn: Michael Vesey, Chief Financial Officer	Attn: W. Bryan Rakes

If to Seller or a Company	With a copy (which shall not constitute
before the Closing, to:	Notice to Seller or the Companies), to:

c/o Firepower Equity Inc.	Minden Gross LLP
47 Front Street East, Suite 200	145 King Street West, Suite 2100
Toronto, Ontario, M5E 1B3	Toronto, Ontario M5H 4G2
Email: jkalish@firepowercapital.com	Email: Brian Temins
Attn: Jared Kalish	Attn: Brian Temins

Section 11.08. Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 11.09. Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 11.10. Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of such party’s (or its Representative’s) actual authorship of any provision of this Agreement and the parties have agreed that no provision or provisions of this Agreement can, may, or should be attributed to any particular party.  All accounting terms defined in Section 1.01, and those accounting terms used in this Agreement not defined in Section 1.01, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with ASPE.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” whether or not actually followed by such words.  References to “or” shall be read, interpreted and construed if the context permits as “and/or”.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

Section 11.11. Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 11.12. Counterparts; Copies Sent or .PDF.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of .pdf, or other electronic copies of signature pages for this Agreement, other documents required by the Agreement, and all certificates and other documents required to be delivered for Closing, including signature pages executed electronically (e.g. www.docusign.com), shall be valid and treated for all purposes as delivery of the originals.

Section 11.13. Release.

The consideration described in this Agreement represents the only payments and consideration to be received by Seller in exchange for the Purchased Shares owned by Seller and the Company Business to be sold to Buyer hereunder.  In exchange for such consideration, Seller, for itself and such Seller’s successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, each Company and each of their respective predecessors, successors, subsidiaries and Affiliates, managers, Representatives and agents (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, Contracts, controversies, promises, judgments, Liabilities or obligations of any kind whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) for additional payment or consideration in connection with the transactions contemplated by this Agreement, as well as all other events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, and that now exist or may hereafter accrue (collectively, the “Released Claims”); provided, that the Released Claims shall not include claims arising under or otherwise specifically available to the Releasors under this Agreement, any of the other Transaction Documents, any indemnification obligations owed by a Company to its shareholders, directors, and officers, or any of the transactions contemplated hereby or thereby.  The Releasors shall refrain from asserting any claim or demand or commencing (or causing to be commenced) any Proceeding, in any court or before any tribunal, against any Released Party based upon any Released Claim.

Section 11.14. Specific Performance.

Each party hereto acknowledges that irreparable damage may result if this Agreement is not specifically enforced.  Therefore, the rights and obligations of the parties under this Agreement,

including their respective rights and obligations to sell and purchase the Purchased Shares, the Company Business and the rights and obligations of the parties under Articles VII, VIII and XI, may be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Each party hereto agrees that monetary damages may not be adequate compensation for any Loss incurred by reason of a breach by it of the provisions of this Agreement and that a remedy at law may be adequate in any action for specific performance hereunder.

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

BUYER:

CLIMB Channel Solutions (Canada) Inc.,
a corporation incorporated under the laws of the Province of Ontario

By:	/s/ Michael Vesey
Name:	Michael Vesey
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

US COMPANY:

INTERWORK TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Jared Kalish
Name:	Jared Kalish
Title:	Authorized Signing Officer

By:	/s/ Anthony Lipschitz
Name:	Anthony Lipschitz
Title:	Authorized Signing Officer

CANADIAN COMPANY:

INTERWORK TECHNOLGIES INC., a corporation incorporated under the laws of the Province of Ontario

By:	/s/ Jared Kalish
Name:	Jared Kalish
Title:	Authorized Signing Officer

By:	/s/ Anthony Lipschitz
Name:	Anthony Lipschitz
Title:	Authorized Signing Officer

SELLER:

INTERWORK GROUP INC., a corporation incorporated under the laws of the Province of Ontario

By:	/s/ Jared Kalish
Name:	Jared Kalish
Title:	Authorized Signing Officer

By:	/s/ Anthony Lipschitz
Name:	Anthony Lipschitz
Title:	Authorized Signing Officer

SOLELY FOR PURPOSES OF SECTION 8.04:

FIREPOWER EQUITY INC., a corporation incorporated under the laws of the Province of Ontario

By:	/s/ Jared Kalish
Name:	Jared Kalish
Title:	Authorized Signing Officer

By:	/s/ Anthony Lipschitz
Name:	Anthony Lipschitz
Title:	Authorized Signing Officer

EXHIBIT “B”

Form of Escrow Agreement

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”) dated as of [⚫], 2020 (the “Closing Date”).

BY AND AMONG:

INTERWORK GROUP, INC., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Seller”);

AND:	CLIMB Channel Solutions (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Buyer”);

AND:	SHORECREST GROUP LTD, a corporation incorporated under the laws of Ontario, Canada (the “Escrow Agent”).

WHEREAS pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) entered into as of April 20, 2020, by and among the Buyer, the Seller, Interwork Technologies Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), and Interwork Technologies Inc., a Delaware corporation, Buyer will purchase on the Closing Date all of the issued and outstanding shares in the capital stock of the Company from Seller, subject to the terms and conditions contained in the Purchase Agreement;

WHEREAS the Purchase Agreement contemplates that an amount equal to Seven Hundred and Fifty Thousand Canadian Dollars ($750,000 CAD) shall be deposited in escrow on the Closing Date for the purpose of securing the indemnification obligations of the Seller set forth in Article VII of the Purchase Agreement and other of the Seller’s post-closing obligations under the Purchase Agreement, to be held and distributed by the Escrow Agent on the terms and conditions set forth herein;

WHEREAS the Buyer and the Seller wish to appoint the Escrow Agent to act as escrow agent in connection with the Purchase Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing recitals, the mutual covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.         Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement. For the purposes of this Agreement, the following terms shall have the following meanings:

(a)        “Approved Bank” has the meaning specified in Section 4(b).

(b)       “Business Day” means any day of the year other than Saturday, Sunday or any other day which banks in the City of New York or the City of Toronto are closed for business. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

(c)        “Buyer” has the meaning specified in the preamble.

(d)       “Claim[s]” means any claim or claims for Loss suffered by, imposed upon or asserted against any Buyer Indemnified Person (as defined in the Purchase Agreement) giving rise to indemnification pursuant to Section 7.01 of the Purchase Agreement.

(e)        “Claim Amount” has the meaning specified in Section 7(a).

(f)        “Closing Date” has the meaning specified in the preamble.

(g)       “Company” has the meaning specified in the recitals.

(h)       “Dispute Notice” has the meaning specified in Section 7(b)(i).

(i)        “Escrow Account” has the meaning specified in Section 3.

(j)        “Escrow Agent” has the meaning specified in the preamble.

(k)       “Escrow Amount” means Seven Hundred and Fifty Thousand Canadian Dollars ($750,000 CAD), which is initially deposited with the Escrow Agent hereunder, plus (i) any interest or other amounts accrued thereon in accordance with Section 4, less (ii) any amounts deducted pursuant to Section 6 or Section 7 and less (iii) any amounts paid out of such funds as specifically contemplated or permitted pursuant to this Agreement.

(l)        “Escrow Period Termination Date” means the date which is 18 months after the Closing Date.

(m)      “Fees” means the fees set forth in Schedule “B” to this Agreement representing the costs and expenses of the Escrow Agent’s services hereunder, and the reasonable, actual and documented, out-of-pocket costs and expenses reasonably and actually incurred by the Escrow Agent in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder and covered by the remuneration, including without limitation, all reasonable, actual and documented out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable, actual and documented fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder; provided that, the Escrow Agent provide notice to the Buyer and the Seller intention to retain or hire counsel or such other professionals).

(n)       “Final Order” has the meaning specified in Section 6(a)(i).

(o)       “Indemnified Parties” has the meaning specified in Section 10(h).

(p)       “Interim Escrow Release Date” means the date which is 12 months after the Closing Date.

(q)       “Joint Notice of Release” means a written joint notice delivered pursuant to this Agreement by the Seller and the Buyer clearly specifying in detail the amount of Escrow Amount to be disbursed, and the recipient(s) of such disbursement, substantially in the form attached hereto as Schedule “A” (for greater certainty, a Joint Notice of Release shall be executed on behalf of the Buyer and Seller by the individuals designated in the applicable incumbency certificate attached hereto as Schedule “D”).

(r)         “Loss Notice” has the meaning specified in Section 7(a).

(s)        “Purchase Agreement” has the meaning specified in the recitals.

(t)         “Receiving Party” has the meaning specified in Section 4(b).

(u)       “Remaining Escrow Amount” means such portion of the Escrow Amount set aside or required to be set aside by the Escrow Agent pursuant to Section 7(a) with respect to any Loss Notice delivered by Buyer prior to the Escrow Period Termination Date, which shall not have been otherwise paid, settled or resolved on or before the Escrow Period Termination Date.

(v)       “Representing Party” has the meaning specified in Section 14(a).

(w)      “Resignation Date” has the meaning specified in Section 12(a).

(x)       “Review Period” has the meaning specified in Section 7(b)(i).

2.         Appointment of Escrow Agent. The Seller and the Buyer hereby appoint the Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement. Buyer and Seller shall each pay fifty percent (50%) of the fees set forth in Schedule “B” to this Agreement for Escrow Agent’s services rendered hereunder.

3.         Delivery of the Escrow Amount. On the Closing Date, the Buyer shall remit to the Escrow Agent the Escrow Amount by way of wire transfer of immediately available funds to an account designated in writing by the Escrow Agent in its capacity as escrow agent hereunder. The Escrow Amount shall be held in a segregated interest-bearing trust account of the Escrow Agent on behalf of the Seller and the Buyer (the “Escrow Account”). The Escrow Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it and have actually cleared the Escrow Account. In conjunction with and upon receipt of the Escrow Amount, the Escrow Agent shall deliver to the Buyer and the Seller, a written confirmation acknowledging receipt of the Escrow Amount.

4.         Placement of Escrow Amount.

(a)        The Escrow Agent shall hold the Escrow Amount in accordance with the terms and conditions of this Agreement. Except as expressly provided in this Agreement, the Escrow Amount shall not, in any manner, directly or indirectly, be assigned, hypothecated, pledged, alienated, released from escrow or transferred within escrow (or otherwise dealt with in any manner which has the economic effect of any of the foregoing acts, on a current or prospective basis).

(b)        Until released in accordance with this Agreement, the Escrow Amount, shall be kept segregated in the records of the Escrow Agent and shall be deposited in the Escrow Account to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more banks listed in Schedule “C” to this Agreement (each such bank, an “Approved Bank”), unless instructed otherwise in a joint written instruction from the Seller and the Buyer to the Escrow Agent. The Escrow Agent shall pay to the party to whom any portion of the Escrow Amount is released and disbursed under this Agreement (the “Receiving Party”), interest on the invested funds Escrow Amount, since the prior approved disbursement, at a rate which is equal to the Canadian bank prime lending rate less 2.1%. Such payment obligation shall be calculated daily and paid to the account(s) of the Receiving Party at such time a payment is made to such party from the Escrow Amount pursuant to this Agreement.

(c)        All amounts held by the Escrow Agent pursuant to this Agreement shall be held for the benefit of the Seller and the Buyer and the delivery of the Escrow Amount to the Escrow Agent shall not give rise to a debtor-creditor or other similar relationship. The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of the Seller and the Buyer and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Amount, which may result from any deposit made with an Approved Bank pursuant to this Section 4, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity, except in each case to the extent any such diminutions or losses are caused by the Escrow Agent’s willful misconduct, fraud, bad faith or gross negligence. The parties hereto acknowledge and agree that the Escrow Agent will have acted prudently in depositing the Escrow Amount at any Approved Bank, and that, upon receipt by the Escrow Agent of confirmation of such deposit from the applicable approved Bank, the Escrow Agent is not required to make any further inquiries in respect of any such Approved Bank.

(d)        At any time and from time to time, the Seller and the Buyer shall be entitled to direct the Escrow Agent by joint written notice (a) not to deposit any new amounts in any Approved Bank specified in the notice and/or (b) to withdraw all or any of the Escrow Amount that may then be deposited with any Approved Bank specified in the notice and re-deposit such amount with one or more of such other Approved Banks as specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Seller and the Buyer acknowledge and agree that such specified amount remains at the sole risk of the Seller and the Buyer prior to and after such withdrawal, except to the extent any diminution or loss with respect to such amount is caused by the Escrow Agent’s willful misconduct, fraud, bad faith or gross negligence.

5.         Authorized Disbursements. The Escrow Agent is hereby authorized to disburse funds only in accordance with Section 6 and Section 7 of this Agreement.

6.         Release from Escrow.

(a)        The Escrow Amount shall be released by the Escrow Agent as follows:

(i)         The Seller and the Buyer shall deliver to the Escrow Agent (i) a Joint Notice of Release to the Escrow Agent clearly specifying in detail the amount of Escrow Amount to be disbursed, and the recipient(s) of such disbursement (either or each, as applicable, a “Receiving Party”) or (ii) a final, non-appealable order, writ, judgment or decision rendered or issued by a court of competent jurisdiction (a “ Final Order”) clearly directing or specifying the release to a Receiving Party of all or the portion of the Escrow Amount that is determined to be the amount recoverable by such Receiving Party pursuant to the Final Order. The Escrow Agent shall conclusively presume that any court sitting in the Province of Ontario, Canada or the State of Delaware, USA, which has issued an order or judgment regarding disposition of the Escrow Amount is a court of competent jurisdiction and that such order or judgment is final and non-appealable if thirty (30) calendar days have elapsed from the date such order or judgment was issued and the Escrow Agent has received an opinion of counsel stating that such judgment or order is final and non- appealable. The Escrow Agent shall receive and may conclusively rely upon such an opinion of counsel to the effect that such Final Order is final, non-appealable and from a court of competent jurisdiction.

(ii)        Following Escrow Agent’s receipt of a Joint Notice of Release or Final Order pursuant to Section 6(a)(i), as applicable, the Escrow Agent shall pay from the Escrow Amount, to the Receiving Party, the amount(s) specified therein.

(iii)       On the Interim Escrow Release Date, Escrow Agent shall distribute to Seller, an amount equal to $250,000 less the sum of (A) any Claim Amount previously released to Buyer from the Escrow Amount on account of a Loss Notice and (B) any Claim Amount asserted by a Loss Notice which remains outstanding and unresolved on the Interim Escrow Release Date. Any amount withheld on account of clause (B) above on the Interim Escrow Release Date shall be subsequently released in accordance with the other provisions of this Agreement.

(iv)       On the Escrow Period Termination Date, the Escrow Agent shall pay the then-remaining amount of the Escrow Amount, less any Remaining Escrow Amount, to Seller.

(v)        Any Remaining Escrow Amount that continues to be held by the Escrow Agent following the Escrow Period Termination Date shall be distributed by the Escrow Agent following receipt of (i) a Joint Notice of Release or (ii) a Final Order in accordance with Section 6(a)(i) and Section 11, in each case, to the Receiving Party(ies) and in the amount(s) set forth therein.

7.         Loss Notice.

(a)        Loss Notice. If the Buyer determines, in its sole discretion, that it has a Claim, then the Buyer shall give a written notice of such determination to the Escrow Agent and to the Seller, setting out the reasons for the Claim as well as a good faith estimate of the amount of the Claim (the “Claim Amount”) and reasonable details of the calculation of such Claim Amount (a “Loss Notice”). Upon receipt of a Loss

Notice, the Escrow Agent shall promptly notify the Seller in writing that it has received a Loss Notice, including a copy thereof, and shall set aside from the Escrow Amount the Claim Amount in the Loss Notice, up to the amount of funds then in in the Escrow Account. The Escrow Agent shall hold such amount until it disburses such amount in accordance with Section 6.

(b)        Disbursement.

(i)          If the Escrow Agent receives a Loss Notice, the Seller will have thirty (30) calendar days from and after the date on which it receives the Loss Notice (the “Review Period”) to deliver to the Escrow Agent and the Buyer a written objection to the Loss Notice pursuant to which the Seller may dispute all or any portion of the Claim and the Claim Amount (a “Dispute Notice”). If the Escrow Agent has not received a Dispute Notice prior to the expiration of the Review Period, then the Escrow Agent shall, no later than three (3) Business Days following the expiration of the Review Period, release to the Buyer, by wire transfer to an account or accounts designated in writing by the Buyer, a portion of the Escrow Amount equal to the Claim Amount.

(ii)         If, prior to the expiration of the Review Period, the Seller in good faith delivers to the Escrow Agent and the Buyer a Dispute Notice, then the Escrow Agent shall take no further action pursuant to such Loss Notice, until receipt by it of a (i) Joint Notice of Release authorizing the release to the Buyer of the portion of the Escrow Amount that is agreed upon by the Seller and the Buyer as the amount recoverable by the Buyer or (ii) a Final Order. Upon receipt of a Joint Notice of Release or a Final Order, the Escrow Agent shall release to the Buyer the portion, if any, of the Escrow Amount set forth in such Joint Direction or Final Order, as applicable. The Escrow Agent shall have no duty to inquire as to the truth of any statements made in a Loss Notice nor shall the Escrow Agent have a duty to confirm receipt by the Seller or the Buyer, as the case may be, of such Loss Notice.

8.         No Limitation. The Buyer’s rights and recourses against the Seller for indemnification with respect to any Claims under the Purchase Agreement shall not be replaced, limited or deemed to be waived, in whole or in part, by the exercise of the Buyer’s rights and recourses under this Agreement or any other terms and conditions of this Agreement except to the extent of any payment made by the Escrow Agent from the Escrow Account to the Buyer pursuant to this Agreement following delivery of a Loss Notice in respect of a Claim.

9.         Termination. Except as otherwise expressly provided herein, this Agreement will terminate and be of no further force and effect upon such day as the Escrow Agent has disbursed the entire Escrow Amount in accordance with Section 6 and/or Section 7.

10.        Responsibility of the Escrow Agent; Indemnification.

(a)        The Buyer and the Seller acknowledge and agree that the Escrow Agent acts hereunder as an escrow agent only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it (including, without limitation, the Purchase

Agreement), for the form or execution of such instruments, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Escrow Agent, and unless it is indemnified and funded, in a manner reasonably satisfactory to it, against such expense or liability; (iv) may rely on and shall be protected in acting or refraining from acting upon any joint (i.e. from the Seller and the Buyer) written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper person(s); and (v) may employ and consult counsel reasonably satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(b)        The Escrow Agent may employ such counsel (provided that counsel shall be limited to one counsel per applicable jurisdiction), or at its own cost, other experts, agents or advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties. Upon providing the Buyer and the Seller with notice of its intention to retain or hire counsel (and not any other expert, agent or advisor), the reasonable, actual and documented, out-of-pocket costs of such services shall be added to and be part of the Fees payable hereunder.

(c)        The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(d)        No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than (i) as a result of its own fraud, gross negligence, willful misconduct or bad faith or (ii) in connection with the performance of the services provided hereunder in the ordinary course of business.

(e)        The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact, or for anything which it may do or refrain from doing in connection herewith, except for its own fraud, gross negligence, willful misconduct or bad faith.

(f)         The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any cash in accordance with the terms hereof whether delivered by hand, wire transfer, registered mail or bonded courier, except for its own fraud, gross negligence, willful misconduct or bad faith.

(g)        The forwarding of a cheque by the Escrow Agent will satisfy and discharge the liability for any cash amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such cheque is not honoured on presentation; provided that in the event of non-receipt of such cheque by the payee, or loss or destruction thereof, the Escrow Agent upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque for the amount of such cheque.

(h)        The Buyer and the Seller shall severally and equally, but not jointly, indemnify the Escrow Agent and its successors, assigns, directors, officers, employees and agents (the “Indemnified Parties”) and hold them harmless against all actions, proceedings, liability, claims, damages, reasonable, actual and documented out-of-pocket costs and expenses (including reasonable, actual and documented expert consultant and legal fees and disbursements on a solicitor and client basis) whatsoever arising from the performance of the Escrow Agent’s duties hereunder (unless arising from the Escrow Agent’s fraud, gross negligence, willful misconduct or bad faith) and including any action or liability brought against or incurred by the Indemnified Parties in relation to or arising out of any breach by the Buyer or the Seller or by the failure of the Indemnified Parties to do such acts as may be necessary to register, perfect, release or discharge the security created hereby as the same may be registered, filed or recorded in any public office. This indemnity shall survive the resignation or removal of the Escrow Agent and the termination or discharge of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, any liability of the Escrow Agent shall be limited, in the aggregate, to the amount of Fees paid or owed by the Seller and the Buyer to the Escrow Agent under this Agreement, except as a result of the Escrow Agent’s own fraud, gross negligence, willful misconduct or bad faith.

(i)         Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Escrow Agent shall not be liable under any circumstances whatsoever for any (a) breach by any other party of securities law or other rule of any securities regulatory authority, (b) lost profits or (c) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

(j)         The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow agent only and is not a debtor of the parties hereto in respect of the Escrow Amount.

(k)        The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(l)         The Escrow Agent accepts the duties and responsibilities under this Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

(m)       Except as specifically otherwise permitted pursuant to this Agreement, including Sections 10(b) and the last sentence of Section 2, the Escrow Amount is not subject to any set-off, counterclaim, recoupment or other rights which the Escrow Agent may have against any of the parties hereto or against any other person for any reason whatsoever. The Escrow Amount is not the property of the Escrow Agent and shall not be subject to any lien, attachment or other judicial process of any creditor of the Escrow Agent.

(n)        Sections 10(h) and 10(i) shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

(o)        Notwithstanding anything contained herein to the contrary and for the avoidance of doubt. the Escrow Agent shall at all times remain liable for any action taken or omitted to be taken (as finally adjudicated in a court of competent jurisdiction) as a direct result of its own gross negligence, willful misconduct, fraud or bad faith.

11.        Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession and/or disposition of the Escrow Amount, or should any claim be made upon the Escrow Agent or the Escrow Amount by a third party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability, all or any of said Escrow Amount until, as applicable, the expiration of the Review Period or such dispute shall have been settled either by the mutual written agreement of the parties involved and the delivery of a Joint Notice of Release to Escrow Agent or by a Final Order. A copy of any such Final Order shall be delivered to the Escrow Agent by the Buyer and the Seller forthwith upon receipt thereof. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Amount.

12.        Resignation or Removal of the Escrow Agent; Successor by Merger.

(a)         Resignation or removal and delivery. The Escrow Agent may at any time resign as such, subject to this Section 12, by delivering written notice of resignation to the other parties to this Agreement and by delivering the Escrow Amount (less any portion thereof previously actually distributed to a Receiving Party in accordance with this Agreement) to any successor escrow agent designated by the Buyer and the Seller, or by a court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier to occur of (the “Resignation Date”): (i) the appointment of a successor escrow agent as aforesaid or by a court of competent jurisdiction; or (ii) the day which is thirty (30) days after the date of delivery of the Escrow Agent’s written notice of resignation to the other parties hereto, or such shorter notice as the parties accept as sufficient. If the Escrow Agent has not received written notice of the designation of a successor escrow agent by the Resignation Date, the Escrow Agent’s sole responsibility after such time shall be to retain and safeguard the Escrow Amount until receipt of written notice of the designation of a successor escrow agent hereunder or pursuant to a final non-appealable order of a court of competent jurisdiction. If a successor escrow agent has not been appointed within ninety (90) days of the date of the delivery of its written notice of resignation, the Escrow Agent shall deliver the Escrow Amount to the party designated jointly by the Buyer and the Seller and all of the Escrow Agent’s duties and obligations under this Agreement shall thereupon cease immediately. Failing such designation by the Buyer and the Seller, the Escrow Agent shall deliver such Escrow Amount to a court of competent jurisdiction whereupon this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement. The Buyer and the Seller, acting together, shall have power at any time to remove the existing escrow agent and to appoint a successor escrow agent.

(b)        Deduction of Fees. If the Escrow Agent resigns or is removed pursuant to this Section 12, the Escrow Agent shall be entitled, prior to delivery to any party of the Escrow Amount, to deduct any amounts owing to it in respect to outstanding Fees and disbursements and this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations under this Agreement.

(c)        Incapacity. If the Escrow Amount is to be released hereunder to a party who has become bankrupt, has gone into liquidation or has otherwise become incapable of performing their rights and responsibilities under this Agreement, the Escrow Agent shall forthwith deliver the Escrow Amount including any interest and other investment income earned of the Escrow Amount, less any amounts owing to it in respect to outstanding Fees and disbursements, to a court of competent jurisdiction. If both Seller and Buyer have become bankrupt, have gone into liquidation or have otherwise become incapable of performing their rights and responsibilities under this Agreement, the Escrow Agent shall forthwith deliver the Escrow Amount, including any interest and other investment income earned of the Escrow Amount, less any amounts owing to it in respect to outstanding Fees and disbursements, to a court of competent jurisdiction and provide written notice to the Buyer and the Seller of the disposition of such amounts. Upon such delivery of such amounts, this Agreement shall terminate and the Escrow Agent shall have no further duties and obligations.

(d)        Incapacity of the Escrow Agent. In the event of the Escrow Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Buyer and the Seller, acting together, shall forthwith appoint a successor escrow agent; failing such appointment by the Buyer and the Seller, the retiring Escrow Agent, acting alone, may apply, at the expense of the Buyer and the Seller, to a justice of the Ontario Superior Court of Justice on such notice as such justice may direct, for the appointment of a successor escrow agent; but any successor escrow agent so appointed by the Ontario Superior Court of Justice shall be subject to removal as aforesaid by the Buyer and the Seller, acting together.

(e)        Transfer and delivery; Fees. Any successor escrow agent appointed under any provision of this Section 12 shall be a corporation authorized to carry on the business of a trust company in the Province of Ontario, Canada and, if required by the applicable legislation for any other jurisdiction, in such other jurisdictions. On any such appointment, the successor escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Escrow Agent hereunder. At the request of the Buyer and the Seller or the successor escrow agent, the retiring Escrow Agent, upon payment of the amounts, if any, due to it pursuant to this Agreement, including any amounts owing to it in respect to outstanding Fees and disbursements and interest thereon, shall duly assign, transfer and deliver to the successor escrow agent all property and money held, and all records kept, by the retiring Escrow Agent hereunder or in connection herewith.

(f)          Succession. Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder.

13.        Tax Reporting.

(a)        The Buyer and the Seller agree that, for tax reporting purposes, all interest or other taxable income earned from the investment of the Escrow Amount in any tax year shall (i) to the extent such interest is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity and (ii) otherwise be allocated between the Seller and the Buyer, split equally.

(b)        The Buyer and the Seller agree to provide the Escrow Agent with their certified tax identification numbers and others forms, documents and information that the Escrow Agent may request in order to fulfill any tax reporting function.

14.        Anti-money Laundering.

(a)        Each party to this Agreement (in this paragraph referred to as a “Representing Party”), other than the Escrow Agent, hereby represents to the Escrow Agent that any account to be opened by, or interest to held by, the Escrow Agent in connection with this Agreement, for or to the credit of such representing party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such representing party hereby agrees to complete, execute and deliver forthwith to the Escrow Agent a declaration, in the Escrow Agent’s prescribed form or in such other form as may be satisfactory to it, as to the particulars of such third party.

(b)        The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to information made available to otherwise discovered by the Escrow Agent and promptly delivered to the Seller and the Buyer, the Escrow Agent reasonably determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Escrow Agent reasonably determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

15.      Privacy. The Buyer and the Seller acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)         to provide the services required under this Agreement and other services that may be requested from time to time by the Buyer or the Seller, as applicable;

(b)         to help the Escrow Agent manage its servicing relationships with such individuals;

(c)         to meet the Escrow Agent’s legal and regulatory requirements; and

(d)         if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Escrow Agent shall make available on its website or upon request, including revisions thereto. Some of this personal information may be transferred to servicers in the U.S.A. for data processing and/or storage. Further, each party agrees that it shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

16.      Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted as a scanned or pdf attachment to an email (with electronic confirmation of receipt), provided that a copy is mailed by registered mail (return receipt requested), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

to the Seller at:

c/o Firepower Equity Inc.

47 Front Street East, Suite 200

Toronto, Ontario, M5E 1B3

Email: jkalish@firepowercapital.com

Attn: Jared Kalish

and with a copy (which shall not constitute notice) to:

Minden Gross LLP

145 King Street West, Suite 2100

Toronto, Ontario M5H 4G2

Email: btemins@mindengross.com

Attn: Brian Temins

to the Buyer at:

Wayside Technology Group, Inc,

4 Industrial Way West

Eatontown, New Jersey 07724

E-mail: michael.vesey@waysidetechnology.com

Attn: Michael Vesey, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Venable LLP

750 East Pratt Street, Suite 900
Baltimore, Maryland 21202
E-mail: wbrakes@venable.com
Attn: W. Bryan Rakes

to the Escrow Agent at:

Shorecrest Group Ltd.

67 Yonge Street, Suite 901

Toronto, ON M5E 1J8

Attention: Suzanne Makhan

Email: smakhan@shorecrestgroup.com

Facsimile: 647-931-7398

Any such communication shall be deemed to have been validly and effectively given and received on the date of personal delivery or transmission by facsimile or similar means of recorded communication if such date is a Business Day and such delivery was made prior to 4:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day. Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

17.        Miscellaneous.

(a)        The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b)        Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders.

(c)        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of .pdf, or other electronic copies of signature pages for this Agreement, other documents required by the Agreement, and all certificates and other documents required to be delivered for closing shall be valid and treated for all purposes as delivery of the originals.

(d)        This Agreement or any provision hereof may be amended or waived only by written instrument duly signed by the Buyer, the Seller and the Escrow Agent.

(e)        No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

(f)         No failure on the part of the Buyer or the Seller to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

(g)        If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall remain in full force and effect.

(h)        This Agreement is for the sole and exclusive benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other Person any rights, remedies or any other type or types of benefits.

(i)         No party may assign its rights hereunder without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld).

(j)         This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

(k)        This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(l)         Unless otherwise noted, all references herein to money amounts are to lawful money of Canada.

(m)       The Escrow Agent shall have no obligations with respect to Tax reporting other than to deliver the required annual statement of interest earned and to provide to the Buyer any Tax reporting received by the Escrow Agent in respect of the investment of the Escrowed Amounts (including, for greater certainty, any Tax returns or slips reporting investment income for Tax purpose).

(n)        The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. This Agreement shall override the Schedules attached hereto to the extent of any inconsistency.

(o)        Any reference to time of day or date means the local time or date in Toronto, Canada.

18.        Force Majeure. Except for the payment obligations of the Seller and the Buyer contained herein, none of the parties shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, strikes, lockouts, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 18.

19.        Day Not A Business Day. Whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, and such other actions shall be taken, as the case may be, on, or as of, or from a period ending on, the next succeeding Business Day.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

SELLER:

INTERWORK GROUP, INC.
By:
Name:
Title:

BUYER:

CLIMB Channel Solutions (Canada) Inc.
By:
Name:
Title:

ESCROW AGENT:

SHORECREST GROUP LTD.
By:
Name:
Title:	Authorized Signing Officer

EXHIBIT “D”

Form of Standstill Agreement

Standstill Agreement

This Standstill Agreement (this “Agreement”), is entered into as of [•], 2020 (the “Effective Date”) by and among CLIMB Channel Solutions (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (“Buyer”), Wayside Technology Group, Inc., a Delaware corporation (“Wayside”), Interwork Group, Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (“Seller”) and Firepower Equity, Inc. (“Firepower”).

WITNESSETH:

WHEREAS, on the Effective Date, Buyer acquired Interwork Technologies Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (“IW Canada”) and, indirectly, all of the capital stock of Interwork Technologies Inc., a Delaware corporation (“IW US” and, together with IW Canada, the “Companies”), a wholly-owned subsidiary of IW Canada, pursuant to a Stock Purchase Agreement, dated as of April 20, 2020 (the “Acquisition”), by and among Buyer, the Companies, Seller and Firepower (solely for purposes of Section 8.04 thereof);

WHEREAS, Wayside is public company whose common stock is registered and traded on the NASDAQ Global Market under the trading symbol WSTG;

WHEREAS, in connection with the negotiation and closing of the Acquisition, Seller, Firepower and their respective Representatives (as defined herein) may have received certain Confidential Information (as defined herein) related to Wayside and its direct and indirect subsidiaries, including the Companies (collectively, the “Wayside Entities”); and

WHEREAS, each of Seller and Firepower acknowledge that it understands that such Confidential Information may contain or constitute material non-public information concerning Wayside Entities and their Affiliates and that trading in Wayside’s securities while in possession of material non-public information or communicating that information to any other Person who trades in such securities could subject Seller and Firepower to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including but not limited to, Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.         Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)        “Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlling, Controlled by, or under common Control with such Person, where “Control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(b)        “Confidential Information” means all information, data, documents, agreements, files, and other materials (in any form or medium of communication, including whether disclosed orally or disclosed or stored in written, electronic, or other form or media) which is obtained from or disclosed by or on behalf of Wayside Entities or its Representatives or otherwise, and whether obtained before, on or after the date hereof relating directly or indirectly to Wayside Entities or their respective Affiliates or any of their respective businesses, affairs, assets, properties, or prospects, including, without limitation, all notes, analyses, compilations, reports, forecasts, data, studies, samples, interpretations, summaries, and other documents and materials (in any form or medium of communication, whether oral, written, electronic, or other form or media) which contain or otherwise reflect or are derived or based in whole or in part on such information, data, documents, agreements, files, or other materials. The term “Confidential Information” as used herein does not include information that: (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Seller or Firepower or their Representatives); (ii) was available to Seller or Firepower on a non-confidential basis from a source other than Wayside Entities or their Representatives; provided that, such source is not and was not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal, or fiduciary obligation; or (iii) has been independently acquired or developed by Seller or Firepower without reference to the Confidential Information.

(c)        “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity, or other entity.

(d)        “Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents, and consultants (including attorneys, financial advisors, and accountants).

Other terms not specifically defined in this Section 1 shall have the meanings given them elsewhere in this Agreement.

2.         Standstill Agreement. Each of Seller and Firepower agree that neither it nor any of its Representatives acting on behalf of or in concert with Seller and Firepower, respectively (or any of their respective Representatives) will, for a period of two (2) years after the date of this Agreement and until Seller and Firepower and their respective Representatives can do so in compliance with all applicable laws and without breach of this Agreement (the “Standstill Period”), directly or indirectly:

(a)        acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any equity securities of Wayside or any rights or options to acquire interests in Wayside’s equity securities;

(b)        trade in Wayside’s securities; or

(c)        communicate Confidential Information to another Person, other than investors and funding partners of Firepower, that directly or indirectly trades in or directs its Representatives to trade in Wayside’s securities.

provided that; the foregoing restrictions in this Section 2 shall not apply to any of the Representatives of Seller or Firepower effecting or recommending transactions in securities: (A) in the ordinary course of its business as an investment advisor, broker, dealer in securities, market maker, specialist, or block positioner; (B) not at the direction or request of Seller or Firepower or any of their respective Affiliates; and (c) who has not received Confidential Information from Seller or Firepower, their Representatives or any other source.

3.         Remedies. The parties agree that money damages would not be a sufficient remedy for any breach or potential breach of this Agreement by Seller or Firepower or any of their Representatives (treating such Representatives as if they were signatories hereto) and that without prejudice to any other rights and in addition to all other remedies it may be entitled to, Wayside shall be entitled to seek specific performance and injunctive or other equitable relief without proof of damages and without the necessity of posting any bond or other security as a remedy for any such breach or potential breach. In the event that Wayside institutes any legal suit, action, or proceeding against Seller or Firepower arising out of or relating to this Agreement, Wayside shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by Wayside in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

4.         Term. This Agreement shall continue until the expiration of the Standstill Period.

5.         Governing Law.

(a)        This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the internal, substantive laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware or of any other jurisdiction that would result in the application of the laws of any other jurisdiction).

(b)        The parties hereto agree that any Proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in any state or federal court in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process; (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

6.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF

7.         Entire Agreement. This Agreement, together with any exhibits and schedules attached hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

8.         Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

9.         Notices. Unless otherwise specifically provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of: (a) personal delivery to the party to be notified; (b) actual receipt after deposit with the United States Post Office, by certified mail, postage prepaid return receipt requested; (c) the actual receipt after dispatch via nationally recognized overnight courier; or (d) confirmation of transmission by electronic mail (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties. Notices should be provided in accordance with this Section 9 at the following addresses:

If to Buyer or Wayside:	With copies (which shall not constitute
notice to Buyer or the Companies), to:

Wayside Technology Group, Inc,	Venable LLP
4 Industrial Way West	750 East Pratt Street, Suite 900
Eatontown, New Jersey 07724	Baltimore, Maryland 21202
E-mail: michael.vesey@waysidetechnology.com	E-mail: wbrakes@venable.com
Attn: Michael Vesey, Chief Financial Officer	Attn: W. Bryan Rakes

If to Seller or Firepower	With a copy (which shall not constitute
Notice to Seller or the Companies), to:

[•]	[•]

10.       Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or Firepower without in each case the prior written consent of Wayside. Any purported assignment without such consent shall be void and unenforceable.

11.       Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of .pdf, or other electronic copies of signature pages for this Agreement, other documents required by the Agreement, and all certificates and other documents required to be delivered for Closing shall be valid and treated for all purposes as delivery of the originals.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Wayside Technology Group, Inc.

By:
Name:
Title:

CLIMB Channel Solutions (Canada) Inc.

By:
Name:
Title:

Firepower Equity Inc.

By:
Name:
Title:

Interwork Group, Inc.

By:
Name:
Title:

[Signature Page to Standstill Agreement]

EXHIBIT “E”

Form of Restrictive Covenant Agreement

Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”), is made and entered into as of [•], 2020 (“Effective Date”), by [Jared Kalish] / [Anthony Lipschitz] (“Restricted Party”), in favor and for the benefit of CLIMB Channel Solutions (Canada) Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (including any successors or assigns thereof, “Buyer”), Interwork Technologies Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Canadian Company”), Interwork Technologies Inc., a Delaware corporation (the “US Company” and, together with the Canadian Company, the “Companies”, and each individually, a “Company”), and the other Beneficiaries (as herein defined).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of April 20, 2020  (the “Purchase Agreement”; capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Purchase Agreement), by and among Buyer, the Companies, Seller and Firepower (solely for purposes of Section 8.04 thereof), Buyer is acquiring from Seller all of the capital stock of the Canadian Company  and indirectly of all of the capital stock of US Company, Canadian Company’s wholly-owned subsidiary (together with the consummation of the transactions contemplated by the Purchase Agreement, the “Closing”);

WHEREAS, Restricted Party’s execution and delivery of this Agreement is a condition to the Closing; and

WHEREAS, Restricted Party will indirectly receive consideration in connection with, and derive other material benefit from, the Closing and accordingly is willing to enter into this Agreement.

NOW, THEREFORE, for the consideration described above and for other good and valuable consideration, the receipt and sufficiency of which Restricted Party hereby acknowledges, Restricted Party hereby undertakes and agrees in favor of and for the benefit of Buyer, the Companies and each of their respective Affiliates from time to time (collectively, the “Beneficiaries”) as follows:

1.   Restricted Party acknowledges and agrees that Restricted Party is indirectly receiving substantial value and material benefit as a result of the Closing, and in light of Restricted Party’s status, prior to the Closing, as [director] / [officer] / [other] of Seller and the Companies and a principal of Firepower, and in order to induce Buyer to effect the Closing, Restricted Party’s execution, delivery and performance of this Agreement has been required by Buyer.  Without limiting the foregoing, Restricted Party acknowledges and agrees:

1.1.     (i) that the Beneficiaries are and will be engaged in a highly competitive business and (ii) that, by virtue, prior to the Closing, of the Seller’s and the Companies (prior to the Closing) business and activities, and Restricted Party’s ownership, position, involvement or other relationship with respect to the Seller and the Company Business, engaging in any business or activities prohibited by this Agreement will cause the Beneficiaries great and irreparable harm; and

1.2.     (i) that, during the course and as a result of Restricted Party’s direct or indirect ownership, position, involvement or other relationship with respect to the Seller, the Companies (prior to the Closing) and the Company Business, Obligor has come into contact with employees, representatives, agents, independent contractors, and consultants of or to or providing services directly or indirectly to or for the Sellers and/or the Company Business, and become aware of their knowledge, skills, abilities, salaries, commissions, compensation, and benefits and other matters with respect to such employees, representatives, agents, independent contractors and consultants not generally known to the public, and (ii) that any solicitation, luring away or hiring or retaining of any of the employees, representatives, agents, contractors and/or consultants of or to or providing services directly or indirectly to or for any of the Beneficiaries will be highly detrimental to the business of one or more of the Beneficiaries and will cause the Beneficiaries loss of business and great and irreparable harm.

2.   Until three (3) years after the Closing Date, Restricted Party shall not, and shall not permit any of its Affiliates to engage, directly or indirectly, in any business competing directly or indirectly with the Company Business, or that is in any way a distributor of (i) cyber-security, (ii) information management and (iii) network solutions, similar in nature to the Companies’ existing product lines and any Company Product, to IT resellers (each a “Competing Business”), for itself or as a stockholder, member, partner, owner, joint venture, investor, lender, director, officer, consultant, contractor, service provider, employee, representative or agent of any other person or in any other capacity whatsoever (other than as an employee or service provider of a Company, Buyer or an Affiliate of Buyer), in the Canada or the United States of America.

3.   Until five (5) years after the Closing Date, Restricted Party will not, and will not permit any of its Affiliates to, directly or indirectly: (i) solicit or knowingly induce, or attempt to induce or otherwise cause any customer of a Company or any prospective client or customer to which a Company has actively marketed, in each case as of the Closing Date and the immediately preceding twelve months, to cease being a customer or to not become a client or customer of the Companies and/or Buyer after the Closing; (ii) solicit or knowingly induce, or attempt to induce, for employment or engagement, or employ, hire or engage, any current employee, officer or manager of a Company (each a “Company Associate”), independent contractor or any service provider to a Company as of the Closing Date; or (iii) solicit or knowingly induce, or attempt to induce, any Company Associate, independent contractor or service provider of the Companies to terminate, diminish, or materially alter in a manner harmful to Buyer, any of its Affiliates, or the Companies, his, her or its relationship with Buyer, any of its Affiliates, or any of the Companies.

4.   Restricted Party agrees at all times from and after the Effective Date to hold, and to cause each of Restricted Party’s Affiliates to hold, in strictest confidence, and to not directly or indirectly use, or cause or permit any of Restricted Party’s Affiliates to use, for any purpose, or disclose, or cause or permit any of Obligor’s Affiliate to disclose, to any Person, without the express prior written authorization of Buyer, any Confidential Information.  For purposes of this Section, “Confidential Information” means: any and all confidential or proprietary information, technical data, trade secrets or know-how of or used by or for any Seller in connection with the Company Business, including but not limited to software, inventions, technology, advertising and/or marketing data or strategies, license or other contract terms or relationships, research, product, website, service or license plans, designs or specifications, customer, client, advertiser, licensor, licensee, supplier and contractor lists, and information regarding any customer, client, advertiser, licensor, licensee, supplier or contractor, markets, developments, designs, drawings, engineering, hardware configuration information, finances or other business information disclosed to or developed or obtained by Restricted Party or any of Restricted Party’s Affiliates or any of the employees, agents or representatives of any of them by or from any of the Company Business or any direct or indirect predecessor thereof or seller thereto or during any period of Restricted Party’s ownership, employment or engagement with respect to any of the Company Business, either directly or indirectly, in writing, in electronic form, orally or by drawings or observations or otherwise.  “Confidential Information” does not include any of the foregoing that: (a) is (i) currently publicly known or generally available to the public or (ii) hereafter becomes publicly known or made generally available to the public through no act or fault of Restricted Party or any of Restricted Party’s Affiliates; (b) Restricted Party can demonstrate was first in Restricted Party’s possession prior to the earliest date that Restricted Party first held a position with, first became involved with, or first had a relationship with any of the Company Business or any direct or indirect predecessor thereof; or (c) is first obtained after the Effective Date by Restricted Party or any of Restricted Party’s Affiliates from a source, other than any of the Beneficiaries or any employee, agent or representative of any of the Beneficiaries, not known to Restricted Party to be under any obligation of confidentiality to the Beneficiaries; and the foregoing will not prohibit disclosure of Confidential Information to the extent required by lawfully issued subpoena, court order or other governmental investigation or legal process.

5.   Notwithstanding anything to the contrary herein, this Agreement shall not restrict Restricted Party from: (i) providing consulting or employment services to any purchaser of Seller’s “Start-up Services Business,” which is defined as the business represented by the total technical services and total technical costs identified on the Seller’s schedule of “Normalized EBITDA” provided to Buyer; (ii) providing debt financing to any business and any related requirements in the ordinary course for Seller and its Affiliates lending business, which for clarity may (1) entail a minority equity participation in the ownership of such business, (2) result in operational control following a loan default or as a result of enforcement action, or (3) entail director, officer or consulting relationships with such business, (iii) providing mergers and acquisition advice to a business similar to that of the Companies, or (iv) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 1% or more of any class of securities of such Person.

6.   Seller hereby acknowledges and confirms that the provisions of this Agreement are reasonable and necessary to protect the interests of Buyer and the Companies and the goodwill of the Company Business that is being transferred to Buyer following the Closing, that any violation of this Agreement may result in an immediate, irreparable injury to Buyer, the Companies and various other Beneficiaries and that damages at law may not be reasonable or adequate compensation to Buyer, the Companies various other Beneficiaries for violation of this Agreement and that, in addition to any other available remedies, Buyer and either Company shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of posting a bond or other security or making a showing that monetary damages would be inadequate.  In the event that any court determines that any covenant contained in this Agreement is unenforceable in accordance with its terms regarding duration, geographical limit or scope of prohibited activity, then such covenant shall not terminate.  Instead, with respect to its operation in the jurisdiction of the court which makes the adjudication, such covenant shall be deemed to have been amended to the extent required to render it valid and enforceable.  The adjudication shall not be deemed to affect the validity or enforceability of the covenant in any jurisdiction other than the one in which the adjudication is made. This Agreement shall inure to the benefit of Buyer, the Companies and the Beneficiaries and their respective successors and assigns, and the rights and remedies for breach by Restricted Party available to Buyer, the Companies and the Beneficiaries shall be binding upon Restricted Party and Restricted Party’s heirs, court-appointed personal representatives and successors thereof.  Restricted Party shall not be entitled to assign this Agreement or delegate any of his obligations hereunder, and any such purported assignment or delegation shall be null and void and without effect.

7.   Restricted Party certifies and acknowledges that Restricted Party has been represented by counsel in the negotiation of this Agreement, has carefully read and understands all of the provisions of this Agreement and will fully and faithfully comply with such provisions.

8.   Governing Law.

8.1.     This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the internal, substantive laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware or of any other jurisdiction that would result in the application of the laws of any other jurisdiction).

8.2.     The parties hereto agree that any Proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in any state or federal court in the State of Delaware.  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process; (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.   Wavier of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10. Entire Agreement. This Agreement, together with any exhibits and schedules attached hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

11. Severability. If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

12. Notices.  Unless otherwise specifically provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of: (a) personal delivery to the party to be notified; (b) actual receipt after deposit with the United States Post Office, by certified mail, postage prepaid return receipt requested; (c) the actual receipt after dispatch via nationally recognized overnight courier; or (d) confirmation of transmission by electronic mail (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties.  Notices should be provided in accordance with this Agreement at the following addresses:

If to Buyer or the Companies:

Wayside Technology Group, Inc,

4 Industrial Way West

Eatontown, New Jersey 07724

E-mail: michael.vesey@waysidetechnology.com

Attn: Michael Vesey, Chief Financial Officer

With copies (which shall not constitute notice to Buyer or the Companies), to:

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, Maryland 21202

E-mail: wbrakes@venable.com

Attn: W. Bryan Rakes

If to Restricted Party:

[•]

13. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Restricted Party without in each case the prior written consent of Buyer.  Any purported assignment without such consent shall be void and unenforceable.

14. Interpretation.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof.  Unless otherwise indicated, reference in this Agreement to a “Section”, means a Section of this Agreement.  When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” shall refer to this Agreement as a whole, unless the context clearly requires otherwise.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15. Waivers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of .pdf, or other electronic copies of signature pages for this Agreement, other documents required by the Agreement, and all certificates and other documents required to be delivered for Closing shall be valid and treated for all purposes as delivery of the originals.

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IN WITNESS WHEREOF, each of the undersigned has executed this Non-Competition, Non-Solicitation and Confidentiality Agreement as of the date first set forth above.

RESTRICTED PARTY:

Name:

Agreed and Acknowledged:

CLIMB CHANNEL SOLUTIONS (CANADA) INC.

By:
Name:
Title:

INTERWORK TECHNOLOGIES INC. (US)

By:
Name:
Title:

INTERWORK TECHNOLOGIES INC. (CANADA)

By:
Name:
Title:

LIST OF SCHEDULES AND EXHIBITS OMITTED FROM FILING

The following schedules and exhibits to the attached Stock Purchase Agreement have been omitted from Exhibit 2.1 pursuant to Item 601(a)(5) of Regulation S-K.

SCHEDULES

Schedule 1.01(a)         US Working Capital and Canadian Working Capital

Schedule 1.01(b)         [***] Gross Profit and Companies Total Gross Profit

Schedule 1.01(c)         Company Accounting Principles

Schedule 1.01(d)         Pre-Closing Reorganization

Schedule 3.02(a)(iii)   Third Party Consents

Schedule 3.02(a)(iv)   Certain Company Associates

Seller Disclosure Schedules

Company Disclosure Schedules

Buyer Disclosure Schedules

EXHIBITS

Exhibit A         Key Employee Employment Agreement

Exhibit C         Separation Agreements